NI 43-101 Preliminary Feasibility Study
of the
PAN GOLD PROJECT
White Pine County, Nevada

PREPARED FOR MIDWAY GOLD CORP.

Dated:  April 4, 2011

Prepared by
William J. Crowl, R.G.
Donald E. Hulse, P.E.
Terre A. Lane, MAusIMM
Dr. Don Baker, PhD MMSA
Dr. Deepak Malhotra, PhD MAusIMM

Midway Gold Corp.	Table of Contents
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

April 4, 2011

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Midway Gold Corp.	Table of Contents
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

8.1	Exploration History	25
8.2	Historical Resource and Reserve Estimates	27
8.2.1	Echo Bay	27
8.2.2	Alta Bay	28
8.2.3	Latitude	30
8.2.4	Castleworth Ventures	31

9.0	GEOLOGICAL SETTING	33

9.1	Regional Geology	33
9.2	Local Geology	35
9.3	Property Geology	35
9.3.1	Lithological Units	35
9.3.2	Structural Geology	37

10.0	DEPOSIT TYPE	39

11.0	MINERALIZATION	40

11.1	Alteration	40
11.2	Geometry of Mineralization	41

12.0	EXPLORATION	44

12.1	Previous Operators Exploration Work	44
12.2	MGC Exploration Work	44
12.2.1	Surface Geochemistry	44
12.2.2	Rock Samples	44
12.2.3	Geologic Mapping	45
12.2.4	Geophysical Surveys	45
12.2.5	Exploration Target Areas	45

13.0	DRILLING	48

13.1	Introduction	48
13.2	Drilling Procedures and Conditions	50
13.3	Drill hole Collar Surveys	50
13.4	Down hole Surveys	51
13.5	Extent of Drilling	51
13.6	MGC data Compilation and Grid Conversion	51

14.0	SAMPLING METHOD AND APPROACH	52

14.1	Latitude and Castleworth RC Sampling	52
14.2	MGC Sampling	53
14.2.1	2010 MGC Sampling	54

15.0	SAMPLE PREPARATION, ANALYSES AND SECURITY	55

15.1	Sample Handling	55
15.2	Sample Preparation and Analysis Procedures	56
15.3	Discussion and Sample Studies	58
15.3.1	Size Fraction Analyses	58

16.0	DATA VERIFICATION	60

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Midway Gold Corp.	Table of Contents
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

16.1	Check Assays	60
16.2	MGC QA/QC Programs	63

17.0	ADJACENT PROPERTIES	65

18.0	MINERAL PROCESSING AND METALLURGICAL TESTING	66

18.1	Historic Metallurgical Test work	66
18.1.1	Bottle Roll Tests	66
18.1.2	Column Leach Tests	70
18.1.3	Agitated Leach Tests	77
18.2	Ongoing Metallurgical Test work	77
18.2.1	Head Analysis	78
18.2.2	Static Leach Tests	81
18.2.3	Bottle Roll Tests	82
18.2.4	Column Tests	83
18.2.5	Crushability Work Indices and Abrasion Indices	85
18.2.6	Conclusions	85

19.0	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATE	87

19.1	Deposit Geology Pertinent to Resource Estimation	87
19.2	Data Used for the Gold Grade Estimation	88
19.3	Density	89
19.4	Methodology	89
19.5	Estimation Domains	90
19.5.1	Compositing	92
19.5.2	Capping of Assays	93
19.5.3	Variography	94
19.5.4	Estimation Methodology	96
19.5.5	Estimate Validation	97
19.6	Mineral Resource Classification	102
19.7	Mineral Resource Tabulation	102
19.7.1	Lerchs Grossman Pit Optimization	105
19.7.2	Open Pit Design	105

20.0	OTHER RELEVANT DATA AND INFORMATION	110

20.1	Design Criteria	110
20.2	Mining Methods	113
20.2.1	Pre-Production	116
20.2.2	Mining and Mobile Equipment	116
20.2.3	Production Schedule	117
20.2.4	Mining Manpower	117
20.2.5	Process Description	118
20.2.6	Process Manpower	124
20.2.7	General and Administrative	124
20.3	Development Schedule	125
20.4	Royalties and Taxes	127
20.4.1	Royalties	127
20.4.2	Taxes	127

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Midway Gold Corp.	Table of Contents
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

20.5	Operating Cost Estimates (OPEX)	128
20.5.1	Mining OPEX	128
20.5.2	Crushing, Conveying, Heap Leach, ADR Plant OPEX	128
20.5.3	General and Administration and Site Services OPEX	128
20.5.4	OPEX Contingency	128
20.5.5	OPEX Summary	128
20.6	Capital Cost Estimates (CAPEX)	129
20.6.1	Mining Capital	130
20.6.2	Secondary Crushing Capital	131
20.6.3	Heap Leach Capital	131
20.6.4	ADR Plant Capital	131
20.6.5	General and Administrative Capital	132
20.6.6	Owner’s Capital	133
20.6.7	Contingency and Working Capital	134
20.7	Economic Analysis	135
20.7.1	Summary	135
20.7.2	Economic Model	136
20.7.3	Sensitivity Analysis	138
20.7.4	Conclusions	140

21.0 INTERPRETATION AND CONCLUSIONS		141

22.0 RECOMMENDATIONS		142

23.0 REFERENCES		143

24.0 DATE AND SIGNATURE PAGE		146

23. ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES		156

25.0 ILLUSTRATIONS		157

April 4, 2011

Midway Gold Corp.	Table of Contents
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 18-4 KCA Column and Agitated Leach Summary	77
Figure 18-5 North Pan Leach Curve - Days	84
Figure 18-6 North Pan Leach Curve – Tons of Solution per ton solids	85
Figure 19-1 Pan Mineral Domains	91
Figure 19-2 Cumulative Probability Plot of the Pan Deposit	94
Figure 19-3 A Spherical Variogram for the Major Axis the South Pan Breccia Domain	95
Figure 19-4 Typical East-West Section 14,279,735 North Showing North Pan	97
Figure 19-5 Typical East-West Section 14,271,840 North Showing South Pan	98
Figure 19-6 Typical North-South Section 1,998,980 East Showing North Pan	99
Figure 19-7 Typical North-South Section, 1,998,590 East Showing South Pan	100
Figure 19-8 South Pan Pit Design	108
Figure 19-9 North-Pan Pit Design	109
Figure 20-1 General Site Layout	115
Figure 20-2 Process Flow Diagram	121
Figure 20-3 Mine Processing Block Flow	123
Figure 20-4 Pan Project Development Schedule	126
Figure 20-5 Pan Project Gold Price Sensitivity Analysis	138
Figure 20-6 Pan Project Operating Cost/Gold Grade Sensitivity Analysis	139
Figure 20-7 Pan Project Capital Cost/Gold Grade Sensitivity Analysis	139

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Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 18-2 Projected Gold Recovery at Pan by Material Type (Myers, 1990)	72
Table 18-3 Alta Bay Column and Bottle Roll Leach Tests – Pan	73
Table 18-4 Latitude/Degerstrom Column Leach Test for South Pan	76
Table 18-5 Head Analyses of Composite Samples	78
Table 18-6 ICP Analyses of Composite Samples	79
Table 18-7 XRD Analyses of Major Ore Types	81
Table 18-8 Static Leach Test Results	82
Table 18-9 Bottle Roll Test Data for Composite Samples	82
Table 18-10 Column Leach Test Results	83
Table 18-11 Work and Abrasion IndexTest Results	85
Table 19-1 Core Sample Density Test Results	89
Table 19-2 Pan Project Raw Assay Summary Statistics Au ≥ 0.0001 opt	92
Table 19-3 Statistics of Individual Mineralized Domains (oz/t)	93
Table 19-4 Pan Variogram Parameters	96
Table 19-5 Pan Estimation Parameters	97
Table 19-6 Comparison of Composite and Model Statistics	101
Table 19-7 Gustavson North and South Pan Resource Summary, March, 2011	103
Table 19-8 Gustavson Total Pan Mineral Resource, March, 2011	104
Table 19-9 Pit Design Criteria	106
Table 19-10 Pan Mineral Reserves	107
Table 20-1 Pan General Design Criteria	111
Table 20-2 Equipment Requirements for In-pit Crush and Convey	117
Table 20-3 In-pit Crush and Convey Production Schedule	117
Table 20-4 Mining Manpower	118
Table 20-5 Estimated Reagent Consumption	120
Table 20-6 Process Manpower	124
Table 20-7 G&A Manpower	125
Table 20-8 Advance Royalty Payments	127
Table 20-9 Annual Operating Costs	129
Table 20-10 Pan Project Initial Capital Costs	130
Table 20-11 Pan Project Mining Capital Cost Estimate	131
Table 20-12 Pan Project Civil Capital Cost Estimate	131
Table 20-13 Project Processing Capital Cost Estimate	132
Table 20-14 Pan Project Utilities, General and Administrative Cost Estimate	133
Table 20-15 Pan Project Owner’s Cost Estimate	134
Table 20-16 Pan Economic Performance Versus cutoff grades	135
Table 20-17 NPV Table	136
Table 20-18 Pan Project Economic Model	137
Table 20-19 Cutoff Grade	140
Table 22-1 Recommended Program Budget for the Pan Property	142

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

3.0	SUMMARY

3.1	Introduction

Gustavson Associates, LLC (Gustavson) was commissioned by Midway Gold Corp. (Midway) to prepare a Preliminary Feasibility Study (Prefeasibility Study) for the Pan Project located in White Pine County, Nevada. The purpose of the Prefeasibility Study is to refine and expand upon the information that was presented in the Preliminary Economic Assessment, dated July, 2010. The Mineral resource estimate is based on additional drilling data, to quantify mineral reserves, further optimize the proposed operation, and evaluate opportunities to refine previously estimated capital costs.

The Pan gold deposit is a sediment-hosted, bulk tonnage Carlin-type gold deposit which occurs on the prolific Battle Mountain-Eureka gold trend. Mine Development Associates (MDA) conducted an independent mineral resource estimate of the Pan deposit in 2005, and Castleworth/Pan Nevada completed 40,730 ft of drilling in a total of 205 holes in 2005 and 2006.

MGC Resources Inc. (MGC), a wholly owned subsidiary of Midway, has drilled, sampled, and mapped the Pan deposit since acquiring the project in 2007. MGC completed an additional 61,495 ft of drilling in 162 holes in 2007 and 2008, and released an updated mineral resource estimate in an NI43-101 Technical Report dated December 1, 2009. Gustavson performed an independent audit of the 2009 mineral resource estimate as part of a Preliminary Assessment in 2010, and MGC conducted a core drilling program to obtain additional metallurgical and geotechnical data during the last half of that same year. Gustavson completed a mineral reserve and mine plan as part of this Prefeasibility Study, which includes an updated geologic model and mineral resource based on data obtained through February 28, 2011.

Some of the data used in this Prefeasibility Study was provided by independent engineering and consulting companies; contributors include;

•	Golder Associates for geotechnical aspects
•	SRK for pad and pond design and cost estimation
•	Resource Development Inc. (RDi) for metallurgical test work
•	Summit Valley Engineering (Division of FL Smidth) for the ADR plant design and cost estimates
•	Tri-State Aggregate Machinery for material handling and crusher system design and cost estimates
•	Walsh Environmental for environmental and permitting
•	Electrical Consultants Inc. (ECI) for electrical system design and cost estimation

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Appendices that include geotechnical reports, ARD plant design, pond and pad design, electrical one lines, detailed cost estimates, and vendor quotes for the Prefeasibility Study have not been included in this NI 43-101 report, but are available from Midway upon request.

3.2	Property Location and History

The Pan property is located in White Pine County, Nevada, approximately 22 miles southeast of Eureka and 50 miles west of Ely. MGC controls 9,791 acres on 521 contiguous, unpatented lode claims.

Mr. Lyle Campbell discovered the Pan deposit during surface prospecting in 1978. The property has been explored by several exploration/mining companies including Amselco Minerals, Hecla Mining Company, Homestake Mining, Echo Bay Exploration Inc., Alta Gold Company, Southwest Gold Inc., Latitude Minerals Corporation, Castleworth Ventures Inc., Pan Nevada Gold Corporation, and MGC. Exploration and development undertaken since 1978 includes geologic mapping, geochemical sampling, reverse circulation and core drilling, geophysical survey, and metallurgical testing. To date, no gold production has occurred on the Pan property.

At present, no infrastructure or power exist at the Pan site. A relatively low voltage distribution line crosses the valley floor near a local ranch approximately 5 miles away. A higher voltage transmission line, 69kVA, with capacity suitable for mining and processing operations is approximately 14 miles from the project site, six miles north of US 50.

3.3	Geology and Mineralization

The Pan Project is located in the northern portion of the Pancake Range in east central Nevada. The geology of the Pan property is dominated by Devonian to Permian carbonate and clastic sedimentary rocks cut by the Pan fault, a steeply east dipping normal fault that trends north-south. The Pan fault juxtaposes gently west dipping sedimentary units on the west side of the fault, and steeply northeast dipping sedimentary units on the east side. Post-mineral Tertiary volcanic rocks nonconformably overlie the faulted Devonian through Permian sedimentary units.

Gold mineralization at the Pan Project is encountered in the North Pan, South Pan, Nana, and Black Stallion areas. These occurrences are Carlin-style, epithermal, disseminated, sediment-hosted systems. The distribution of the mineralization is controlled by structure, particularly with regard to the development of breccias, and to a lesser extent by sedimentary bedding. Gold deposits at the Pan Project generally occur as elongate, sub-horizontal pods in association with structures and dissolution/hydrothermal breccia bodies hosted by the Pilot Shale and, to a lesser extent, the Devils Gate Limestone. Gold deposits also occur as more tabular bodies in deposits hosted by altered and mineralized sedimentary horizons.

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

3.4	Status of Exploration

MGC’s exploration program includes core and reverse circulation drilling, geologic mapping, geochemical sampling, and geophysical surveys at the Pan property. This comprehensive program has helped to define the geologic occurrence of the Pan gold mineral resource and to identify additional exploration targets on the property. The level of exploration in these areas varies from rock and soil sampling with anomalous results to drill holes which reveal anomalous to potentially ore-grade gold values. All zones merit additional work, primarily drilling, either to test anomalous rock and soil geochemical results or to expand and better understand existing drill intercepts.

3.5	Mineral Resource and Reserve Estimates

3.5.1	Mineral Resource

Gustavson Associates created a model for estimating mineral resources, which is inclusive of mineral reserves at the Pan Project from data provided by MGC. Drill hole data including collar coordinates, down hole surveys, sample assay intervals, and geologic logs were provided in a secure Microsoft Access database. Geology surface maps and cross-sections detailing alteration and lithology were also provided in electronic format.

The database has been updated to include the additional 15 diamond core drill holes completed in 2010 by MGC. The updated database differs from the earlier database used by MGC (Harris, 2009), as it includes the new lithology alteration and interpretations for the dissolution/hydrothermal breccia. Four historic drill holes (PR-53, PN08-15, PN08-16, and PN10-12C) were removed from the database because the collar coordinates could not be validated.

Gustavson modeled and estimated the mineral resources by constructing geologic, alteration, and mineral domains from the MGC cross sections and geostatistically analyzing the drill data to define the estimation parameters used to estimate gold grades into the 3-Dimensional (3D) block model. Leapfrog 3D® geological modeling software was used to create 3D stratigraphic, alteration, and mineral domain solids. MicroModel® mining software was used to estimate gold grades.

MGC defined the structure, stratigraphy, and alteration of the North and South Pan areas of property on 1 in. = 50 ft cross sections spaced 200 ft apart and oriented east-west. Gustavson combined the MGC subsurface interpretations with surface geology to create 3D stratigraphic and alteration models.

A Block model was created for the Pan deposit using blocks that are 20 feet wide, 20 feet long and 20 feet high. Each of the blocks was assigned attributes of gold grade, mineral resource classification, rock density, tonnage factor, lithology, alteration, and a grade domain classification. The blocks were then assigned densities and domain assignments as appropriate to assist in estimation.

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

All of the domains were estimated and each block was assigned a classification of measured, indicated, or inferred. The mineral resource classification of each block was based on a factor of the distance in an anisotropic direction as established by the variogram ellipsoid for the domain being estimated. The measured class utilized a ½ ellipsoid variogram search distance. Indicated was set at a full variogram search distance and inferred was set at 2 times the variogram distance. As an additional requirement, Gustavson limited the measured and indicated estimation data to include only the fire assay intervals. Inferred material was estimated using all available assay data.

Ordinary Kriging was used to estimate grade for all domains. Estimation parameters for each of the domains are presented in Section 17.

The total mineral resource at Pan is shown in the table on the following page:

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 3-1  Total Pan Mineral Resource, March 2011

Total Pan Mineral Resource
		Gold
CUTOFF GRADE	Tons
Au_opt	(x 1000)	opt	ounces (x 1000)
Measured
0.03	2,351	0.0402	94.5
0.02	7,374	0.0291	214.4
0.01	21,996	0.0194	426.9
0.008	25,025	0.0181	453.7
0.006	28,110	0.0169	474.5
0.004	30,685	0.0159	487.9
Indicated
0.03	632	0.0353	22.3
0.02	4,124	0.0255	105.1
0.01	21,273	0.0163	346.2
0.008	26,814	0.0147	394.8
0.006	32,162	0.0134	432.2
0.004	36,629	0.0125	456.1
Measured Plus Indicated
0.03	2,984	0.0391	116.7
0.02	11,498	0.0278	319.5
0.01	43,269	0.0178	770.7
0.008	51,839	0.0164	848.7
0.006	60,272	0.0151	909.8
0.004	67,314	0.0141	946.2
Inferred
0.03	382	0.0331	12.7
0.02	1,022	0.0272	27.8
0.01	4,977	0.0162	80.5
0.008	7,164	0.0140	100.2
0.006	10,834	0.0115	125.1
0.004	14,690	0.0098	144.7

3.5.2	Mineral Reserve

Gustavson used Datamine’s Maxipit® Lerchs Grossman pit optimizer to generate pit shells that were used as a guide for mine design. The three year trailing average $1,050 gold price pit shell was selected for mine design. Only the two main ore bodies (North and South Pan) were included in the design. Additional exploration and infill drilling in satellite mineralization is needed before these resources can be included in the mine plan.

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

3.5.3	Open Pit Design

Lerch Grossman generated pit surfaces that maximized revenue based on the three year trailing average of $1,050 per ounce gold were used as guides along with the Pan block model to design open pits with haul roads and catch benches for both North Pan and South Pan. Separate pit designs were created for the North and South pit based upon the Golder Geotechnical report dated January 2011 called “Pan Project White Pine County, NV.” Design Criteria for both pits are shown in the table below.

Table 3-2  Mine Design Criteria

Mine Design Criteria
Pit Design Criteria	South Pan	North Pan
Inter Ramp Angles	50 Degrees	45 Degrees
Face Angles	70 degrees	63 Degrees
Catch Bench Berm	29 ft	30 ft
Catch Bench Vertical Spacing	60 ft	60 ft
Minimum Turning Radius	85 ft	85 ft
Road Widths	85 ft	85 ft
Road Grade	10%	10%

3.5.4

The Prefeasibility Study demonstrates the project is economically viable therefore the Measured and Indicated Mineral Resources within the designed pits are considered Proven and Probable Reserves. The Mineral Reserve defined by the pits described above is shown in the following table for different cutoff grades. The economics for this Prefeasibility Study were calculated at a 0.008 oz/ton cutoff. Mineral Reserves were based upon designing a pit using Lerch Grossman generated pit surfaces that maximized revenue based on a three-year trailing average price of gold of $1,050 per ounce.

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 3-3  Pan Mineral Reserves, March 2011

South Pan				North Pan				Total Pan
Cutoff				Cutoff				Cutoff
Grade	Tons	Gold		Grade	Tons	Gold		Grade	Tons	Gold
			ounces				ounces (x				ounces
Au_opt	(x 1000)	opt	(x 1000)	Au_opt	(x 1000)	opt	1000)	Au_opt	(x 1000)	opt	(x 1000)
Proven				Proven				Proven
0.01	9,748	0.020	197.7	0.01	10,733	0.019	204.7	0.01	20,481	0.020	402.5
0.008	10,753	0.019	206.8	0.008	12,259	0.018	218.6	0.008	23,012	0.018	425.4
0.006	11,775	0.018	214.0	0.006	13,513	0.017	227.4	0.006	25,289	0.017	441.3
0.004	12,427	0.017	217.3	0.004	14,620	0.016	232.9	0.004	27,047	0.017	450.2
Probable				Probable				Probable
0.01	7,016	0.018	124.9	0.01	8,640	0.016	140.2	0.01	15,656	0.017	265.1
0.008	8,031	0.017	134.1	0.008	10,509	0.015	157.0	0.008	18,540	0.016	291.1
0.006	8,750	0.016	139.2	0.006	12,194	0.014	168.8	0.006	20,944	0.015	308.0
0.004	9,155	0.015	141.3	0.004	14,620	0.016	232.9	0.004	23,775	0.016	374.2
Proven+Probable				Proven+Probable				Proven+Probable
0.01	16,764	0.019	322.6	0.01	19,373	0.018	345	0.01	36,137	0.018	668
0.008	18,785	0.018	340.9	0.008	22,768	0.016	376	0.008	41,553	0.017	716
0.006	20,526	0.017	353.2	0.006	25,707	0.015	396	0.006	46,233	0.016	749
0.004	21,582	0.017	358.5	0.004	29,240	0.016	466	0.004	50,822	0.016	824
Inferred within Designed Pit				Inferred within Designed Pit				Inferred within Designed Pit
0.01	194	0.013	2.6	0.01	336	0.016	5.5	0.01	530	0.015	8.1
0.008	336	0.011	3.8	0.008	438	0.015	6.5	0.008	774	0.013	10.3
0.006	491	0.010	4.9	0.006	619	0.012	7.7	0.006	1,110	0.011	12.6
0.004	718	0.008	6.0	0.004	824	0.011	8.7	0.004	1,542	0.010	14.8

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

3.6	Heap Leaching and ADR Plant

The Pan project is planned as a typical crushed and agglomerated heap leach operation with an ADR gold recovery plant. The ore is crushed to 80 percent passing (P80) ½ inch and agglomerated with cement and lime. An overland conveyor will deliver the ore to the edge of a double lined (clay and 80mil HDPE) leach pad where it will be transferred onto a chain of mobile conveyors that deliver ore to the mobile radial stacker, which spreads the ore onto the leach pad. A bull dozer will be used to smooth the surface of the leach pad. A sodium cyanide solution is applied at a rate of 0.004 gal/min/sq foot to leach the gold from the ore. The pregnant solution is transferred to the pregnant solution pond. The pregnant solution is pumped from the pond through a series of carbon columns where the gold is absorbed into the carbon. The loaded carbon is later acid washed and the gold stripped from the carbon with hot sodium cyanide solution.

Gold will be recovered from the strip solution by electro winning the gold onto stainless steel cathodes. The sludge from the electro winning cells will be melted in the refinery to produce a gold silver dore with an expected gold content of over 50%. Revenue from silver was not considered in the Pre- Feasibility Study.

3.7	Operating and Capital Costs

Operating Costs were estimated from the projected manpower, reagent, equipment operating and energy/power factors commensurate with the design of the plant and the location of the operation, utilizing a 7 day per week/3 shift per day/8 hour per shift operation in the mine and the process departments. Administration will be staffed on a one 8-hour weekday shift basis. Manpower and operating costs were generally built up from 2010 InfoMine Cost Mine Data or from quotations from vendors. The table on the following page shows the estimated typical annual operating costs for the Pan Mine.

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 3-4  Annual Operating Costs

				Cost/	Cost/oz
	Life of Mine	Average	Cost/ton	ton	Au
Operating Cost	cost	Annual cost	ore	mined	Produced

Mine - Open Pit
Production Equipment – Cost	$20,972,145	$2,996,021	$0.50	$0.21	$39.16
Support Equipment - Cost	10,421,164	1,488,738	0.25	0.10	19.46
Materials/Other Requirements	6,274,434	896,348	0.15	0.06	11.71
Hourly Personnel	25,277,294	3,611,042	0.61	0.25	47.19
Salaried Personnel	10,389,126	1,484,161	0.25	0.10	19.40
Total Mining	$73,334,163	$10,476,309	$1.76	$0.74	$136.92

Processing Plant
Reagents	$53,052,119	$7,578,874	$1.28		$99.05
Other operating costs	$16,539,805	$2,362,829	$0.40		$30.88
Energy	$3,521,014	$503,002	$0.08		$6.57
Hourly Personnel	$23,508,988	$3,358,427	$0.57		$43.89
Salaried Personnel	$5,690,691	$812,956	$0.14		$10.62
Total Processing	$102,312,617	$14,616,088	$2.46		$191.02

General & Administrative
General Management	$10,288,699	$1,469,814	$0.25		$19.21
Services and Supplies	$3,572,795	$510,399	$0.09		$6.67
Total General & Administrative	$13,861,494	$1,980,213	$0.33		$25.88

Net Proceeds of Mines/Property Tax	$20,587,060	$2,941,009	$0.50		$38.44

Operating Cost - Contingency 10%	$21,009,533	$3,001,362	$0.51		$39.23

Total Operating Cost	$231,104,868	$33,014,981	$5.56		$431.48

The Pan Project Capital Costs were based upon a design production level of 17,000 tons of ore per day utilizing an open pit mining operation, a conveyor stacking ore on heap leach pads and an ADR processing plant. They were estimated from a combination of estimates by engineering companies, vendor quotations, or from 2010 InfoMine Cost Mine Data. Total initial capital cost for the Pan Project is summarized in Table 3-5:

April 4, 2011

Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 3-5   Pan Project Initial Capital Costs

Description	Cost
Mining Capital Costs	$24,004,920
Process Capital Costs	16,958,704
Heap Leach/Process Ponds/Piping Capital Costs	8,601,840
General and Administrative Capital Costs	8,546,956
Subtotal	$58,112,420
Owner's Capital Costs	4,418,500
Contingency	9,454,638
Working Capital	7,264,580
Total Project Initial Capital Costs	$79,250,138

3.8	Economic Analysis

Economic analysis of the Base Case for the Pan Project, at a gold price of $1,050/oz shows an After Tax Net Present Value @ 5% (NPV5) of $91.1 million using a 0.008 opt mining cutoff grade for both open pit operations. This yields an after tax rate of return of 32.5%. For the Base Case, the project is projected to experience the following maximum negative cash flow; years of positive cash flows to repay the negative cash flow (Payback Period); multiple of positive cash flows compared to the maximum negative cash flow (Payback Multiple):

Table 3-5  Pan Economic Performance versus cutoff grades

	Max Negative Cash	Payback Period	Payback
	Flow	(yrs)	Multiple
Lower Case - .006 cutoff	$82.7million	2.81	2.63
Base Case - .008 cutoff	$82.6million	2.63	2.62
Upper Case - .010 cutoff	$82.4million	2.54	2.53

The project is projected to have a total lifespan of 9.5 years: one year of construction and pre-production, seven years of full operations and 1.5 years of residual gold production. Approximately 716,000 ounces of gold are projected to be mined and 536,000 ounces of gold recovered and produced. The project’s expected cash operating cost is projected to be $431 per ounce of gold. The total cash cost (including taxes) would be $473 per ounce and the Depreciation/Reclamation inclusive Total Cost of Production is expected to be $666 per ounce.

The project was studied at different cut-off grades and utilizing a price of $1,050 per ounce of produced gold, noting changes in the head grade and other parameters as the cut-off grade was varied, which results are presented below:

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Midway Gold Corp.	Summary
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 3-6  Further Results versus Cutoff Grade

		Gold		Total Cost,		Cost/oz
Cutoff	Total Tons,	Grade,	Total Gross	including	Cost/	Gold
Grade	Ore	oz/ton	Revenue	Royalties	ton ore	Sold	NPV @ 5%
0.004	49,939,619	0.015	$602,157,417	$289,421,147	$5.80	$505	$85,807,797
0.006	46,233,029	0.016	$587,819,608	$274,784,555	$5.94	$491	$89,313,741
0.008	41,552,544	0.017	$562,390,835	$253,600,500	$6.10	$473	$91,079,102
0.010	36,137,323	0.018	$524,535,028	$230,205,804	$6.37	$461	$87,575,851

3.9	Conclusions and Recommendations

Gustavson has established that the Pan Project is an economically viable gold deposit amenable to heap leach mining operations, and that a mineable gold reserve exists at the Pan property. Mineralization is open providing good potential for the Pan mineral resource to expand to the north of North Pan, to the South and East of South Pan, and to depth in both mineral resource areas.

Continued efforts on the project should include:

•	A feasibility study should be completed to further refine the economic potential for mining this project.

•	MGC should proceed with the NEPA / EIS permitting process.

•
MGC should expand the mineral resource and reserve along known extensions at Black Stallion, Boulders, Wendy, Barite, and Nana to determine the total mineral resource potential. Explorations and Infill drilling should also target open mineralization at depth and along strike at North and South Pan.

•	Complete the metallurgical testing that is currently in progress.

April 4, 2011

Midway Gold Corp.	Introduction
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

4.0	INTRODUCTION

4.1	Purpose

This NI 43-101 Technical Report was prepared for Midway Gold Corp. (Midway) to update the mineral resource estimate and qualify mineral reserves of the Pan Project as of February 2011, and to document the results of the associated Prefeasibility Study.

4.2	Qualified Persons

The qualified persons responsible for this report are:

•	William J. Crowl, R.G., Vice President, Mining Sector, Gustavson Associates

•	Donald E. Hulse, PE, Principal Mining Engineer, Gustavson Associates

•	Terre A. Lane, Member AusIMM, Principal Mining Engineer, Gustavson Associates

•	Deepak Malhotra, PhD, Member AusIMM, President, Resource Development, Inc.

•	Donald J. Baker, PhD, QP Geology and Reserves, Member MMSA, Associate Principal Geologist, Gustavson Associates

Terre Lane acted as project manager during preparation this Report. Dr. Donald Baker is responsible for Sections 9 through 17. Ms. Lane is responsible for Sections 3 through 9, and 19 thorugh 21, and Dr. Deepak Malhotra is responsible for Section 16 and portions of Section 20 and portions of 22. Donald Hulse is responsible for Sections 3, 19, and 22. Mr. William Crowl is responsible for Sections 9, 10 and 11 and has reviewed the entire document.

4.3	Site Visit of Qualified Person

Gustavson Principal Mine Engineer Terre Lane visited the Pan site on May 27, 2010, and the Ely office on October 7-8. The first visit included a reviewed a portion of drill cuttings, drill logs, and assay certificates. A comparison between selected assay certificates and the drill database was completed and no discrepancies were found. The October visit included viewing Midway drilled core, core logging and splitting procedures, data handling and sample security and chain of custody. Dr. Baker reviewed on-site geology and organization of project data and verified drill locations, sampling methods and security protocols during a site visit on February 21 and 22, 2011.

4.4	Sources of Information

Independent engineering and consulting companies who contributed data to this report include:

•	Golder Associates for geotechnical aspects
•	SRK for pad and pond design and cost estimation
•	Resource Development Inc. (RDi) for metallurgical test work

April 4, 2011

Midway Gold Corp.	Introduction
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

•	Summit Valley Engineering for the ADR plant design and cost estimates
•	Tri-State Aggregate Machinery for material handling and crusher system design and cost estimates
•	Walsh Environmental for environmental and permitting
•	Electrical Consultants Inc. (ECI) for electrical system design and cost estimation

Data and reports used during this study are referenced in Section 21 of this report.

4.5	Units of Measure

Unless stated otherwise, all measurements reported here are in US Commercial Imperial units, and currencies are expressed in constant 2011 US dollars. The mineral resource estimates cited in this report were classified in accordance with CIM Definition Standards for Mineral Resources and Mineral Reserves.

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Midway Gold Corp.	Reliance on Other Experts
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

5.0	RELIANCE ON OTHER EXPERTS

The conclusions and recommendations included in this report rely in part on work performed and information provided by MGC personnel. Much of the data and some of the geologic interpretations and conclusions presented here were first presented in earlier technical reports (MDA 2004, 2005,; MGC 2009; Gustavson 2010). Additional information was provided by internal reports generated by MGC geologists. This study also relies on information provided by Mr. R.J. Smith, a Registered Landman with MGC, regarding land agreements, options, claims of accuracy of title, and royalty information.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

6.0	PROPERTY DESCRIPTION AND LOCATION

6.1	Location

The Pan property is situated in the northern portion of the Pancake Range in White Pine County, Nevada, 22 miles southeast of the town of Eureka, Nevada and 50 miles west of Ely, Nevada (Figure 6-1). The Pan Project site encompasses an area of approximately 9,791 acres (3,962 ha), all located within surveyed townships (Figure 6-2). The geographic center of the property is located at 39°17’N latitude and 115°44’W longitude, and the primary zone of mineralization on the property is located in Sections 25 and 36, Township 17 North, Range 55 East (T17N, R55E) and Section 1, T16N, R55E, Mount Diablo Base and Meridian (MDBM). Access to the Pan site is provided by an unmaintained dirt road that originates at US 50 and traverses the width of the property.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 6-1  Pan Property Location

6.2	Mineral Tenure and Agreements

6.2.1	Mineral Rights

The Property consists of 521 contiguous, active unpatented lode mining claims covering portions of Sections 12 through 15, 22 through 27, and 34 through 36, T17N, R55E; portions of Sections 19, 29, 30, T17N, R56E; portions of Sections 1 through 3, 10 through 15, 22, 23, T16N, R56E; and portions of Sections 6 and 7, T16N, R56E, as shown on Figure 6-2.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

The unpatented lode mining claims were individually surveyed at time of location and maps were filed with the BLM and White Pine County, and are kept active through payment of a maintenance fee due on 31 August of each year. A complete listing of all associated claims on file with the Nevada Bureau of Land Management (BLM) and White Pine County is available upon request.

Figure 6-2  Pan Property Land Status

Pan project
Land Status map – March 2010
Main areas of drill tested mineralization
T 17 N
T 16 N
R 55 E
R 56 E
N
Legend:
Claims under lease from Newark Valley Mining Corp.
Claims owned by Midway subsidiary MGC Resources Inc.
Main areas of drill tested mineralization
0
1km
1mi
5km

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Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

6.2.2	Agreements and Royalties

Newark Valley Mining Agreement

Pursuant to acquisition of the Pan Nevada Gold Corporation (PNV) effective April 16, 2007, Midway acquired a 100% interest in the January 7, 2003 mineral lease agreement by and between Pan Nevada Gold Corporation, formerly Castleworth Ventures, Inc., and Newark Valley Mining Corp. (NVMC) (derivative successor in interest to The Lyle F. Campbell Trust). On or before January 5 of each year, PNV must pay an advance minimum royalty of the greater of US$60,000 or the US dollar equivalent of 174 ounces of gold valued by the average of the London afternoon fixing for the third calendar quarter preceding January 1 of the year in which the payment is due. All minimum advance royalties will be creditable against a sliding scale gross production royalty of between 2.5% and 4% (see Table 6-1 below).

If the total amount of gross production royalty due NVMC in any calendar year exceeds the advance minimum royalty due within that year, PNV can credit all un-credited advance minimum royalties paid in previous years against 50% of the gross production royalty due NVMC within that calendar year. Ten claims are also subject to an overriding 1% Net Smelter Royalty (NSR) royalty payable to a third party.

PNV must incur a minimum of US$65,000 per year work expenditures, including claim maintenance fees, during the term of the mining lease.

Table 6-1  Pan Royalty Schedule (Source: MGC)

Price of Gold	Percentage
To and including $340.00/oz	2.5%
From $340.00/oz to $450.00/oz	3.0%
$450.00/oz and greater	4.0%

The original lease encompassed 98 claims and established a 1-mile area of interest within which all new claims located by PNV or an affiliate are subject to the lease agreement. As noted, 10 PA claims are subject to the 1% NSR overriding royalty. PNV (or its predecessors) expanded the claim holdings within the area of interest to a total of 410 unpatented claims.

Additional Claims

Over the years, MGC has staked 111 additional unpatented claims (56 NC, 53 GWEN, and 2 REE claim blocks), within and adjacent to the Pan property that are without royalty burden and are not subject to the NVMC area of interest.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

6.3	Environmental Liability, Permitting, and Bonding

The BLM prepared an Environmental Assessment (EA) for exploration activities on the Pan property in 2004. This evaluation, conducted as part of the Plan of Operations (POO) process to permit surface disturbance resulting from exploration activities, produced a Finding of No Significant Impact (FONSI). Although the BLM found no significant environmental impact during the EA, the associated scoping process identified air quality, soils, vegetation, wildlife (migratory birds), grazing, wild horses, cultural resources, visual resources, and hazardous/solid wastes as potential areas of concern.

An Exploration POO Amendment describing additional exploration activities was submitted to BLM by MGC in 2010, triggering the NEPA process. The POO Amendment includes an additional 75 acres of disturbance and construction of a new access road. Based on BLM scoping, issues of concern for additional exploration include cultural resources, migratory birds, sage grouse, wildlife, vegetation, paleontology, soils, recreation, and visual resources. The draft EA prepared to address these issues does not identify any significant impact. The draft EA was made available for public comment in March 2011 and approval is anticipated April 2011.

Baseline studies to support a potential Mining POO have been initiated and are on-going. To date, soils, vegetation, and wildlife baselines have been completed. No threatened and endangered or special status species plants were found in the proposed areas of exploration or road construction. Sage grouse are a special status wildlife species present in the vicinity of the proposed access road. The proposed road is aligned to avoid existing sage grouse leks, however, and the Nevada Division of Wildlife (NDOW) considers the road a deterrent to the potential impact of exploration on existing leks.

The Mining POO will describe an open pit operation and associated heap leach facility. Submitting the POO to BLM will again trigger the NEPA process, and discussions with BLM indicate that a decision has yet to be made regarding whether an EA or an EIS will be required at that time.

Based on the results of the 2004 EA, an Environmental Impact Statement (EIS) may be required to address the following issues prior to project development:

•	Potential impacts to local sensitive species: sage grouse, white sage, pygmy rabbits, and migratory birds and bats which have potential to occur within the claim block.

▪
Sage Grouse - The Pan Project area is situated where there are few or no springs and seeps and is high enough on the mountainside to not be located in primarily sagebrush habitat. However, four active sage grouse sites have been identified in the area and are recognized by the BLM and NDOW. The proposed power line route was relocated to avoid one of these sites. The other three sites are sufficiently far away from proposed activities to not pose a threat to the birds well being. There may be some limitations required during construction, but normal mining activities should not be impacted. The proposed access road was designed to mitigate impacts to existing sage grouse leks.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

▪
Sagebrush cholla - three specimens of sage brush cholla were found in the project area in the vicinity of the proposed transmission line during baseline studies (JBR 2010). The sagebrush cholla is a Nevada Natural Heritage Program special status species. Mitigation, such as moving the plants, could become a requirement through the NEPA process.

▪	White Sage - White sage was listed in the 2004 EA as a potential issue on site. Neither white sage individuals nor habitat were found during baseline studies (JBR 2010)

▪
Pygmy Rabbits – No pygmy rabbits were found on the project site during baseline studies, though habitat is present (JBR 2010). Minor losses and loss of up to 312 acres of habitat have not been expected to contribute to a trend toward listing on other projects. A similar finding is expected for the Pan Project.

▪
Migratory Birds and Bats – Several migratory bird and raptor species were found at the Pan Project site during baseline surveys (JBR 2010). Nevada BLM considers all bat species sensitive and further evaluation will be required during the NEPA process.

•	Potential impacts to segments of the Lincoln Highway/Hamilton Stage Road, Carbonari sites, and other historic/archaeological sites

▪
Lincoln Highway/Hamilton Stage Road - Highway 50 was developed over the Lincoln Highway route in the Pan area. The dirt road which accesses the Pan Project site and traverses the south end of the proposed North Pit may have been an alternative route for the Lincoln Highway prior to the development of Highway 50. The significance of the highway and potential impact has not yet been determined. The highway as a whole is not eligible for inclusion on the National Register of Historic Places (NRHP), but impacts to it would need to be mitigated. The State Historic Preservation Office is expected to determine eligibility in March 2011. The proposed access road was designed to avoid the western segment of the alternative route.

▪
The Hamilton Stage Road was a Pony Express, stage and freight route between Elko and Hamilton, Nevada. It was likely constructed, or became used, in the late 1800s and was outdated by the early 1900s. The exact routing in the area of the Pan Project is unknown. It is believed to be in the Newark Valley, and not in the area of the Pan Project.

▪
Historic and visual impacts can generally be mitigated and aren’t often considered project stopping occurrences. In this case, the historic impacts can likely be mitigated. The project site is located far enough away from Key Observation Points (KOPs), and the topography is such that visual impacts from KOPs should not be a major issue.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

▪
Carbonari Sites – Carbonari sites, burn piles and habitations from Swedish/Italian charcoal producers, have been reported within or near the Pan Project area. Cultural surveys would need to be conducted to identify, locate and record the Carbonari sites. If found on federal (BLM) land, it is likely that they would need to be mitigated through recordation prior to disturbance. Sites would need to be assessed for eligibility for listing on the NRHP prior to any disturbance.

▪
Historic sheep grazing took place in the area around the proposed Pan Project site. Old wells and residual troughs are commonly associated with these sites. The archaeological survey should consider these types of findings. Typical mitigation is to document and assess eligibility for listing on the NRHP prior to any disturbance.

•	Closure plan for pits, waste rock dumps and heap leach pads

▪
A closure and reclamation plan is required for the permitting of the site. A bond, which is jointly held by the State and the BLM, will be required to be posted prior to permit approval. Pits can sometimes be excluded from requirements to backfill and/or re-contour at closure under the Nevada mining regulations. However, if possible, backfilling some of the pits can sometimes reduce long-term liabilities. Bonds for reclamation can be in a number of different types of vehicles, depending on the financial arrangements and security of the proponent. The proponent is allowed to keep the interest on any cash bonds.

•	Geochemistry

▪
Gold mineralization in the Pan deposit occurs as sub-microscopic particles disseminated in carbonate and clastic sedimentary rocks. All known mineralization is non-sulphur bearing oxide, and clay and silica alteration are the dominant styles of alteration. Acid rock drainage (ARD) is unlikely based on these conditions, but given the importance of the issue and according to current regulatory requirements, geochemical evaluations of waste materials will need to be completed.

•	Air permitting

▪
Mercury and fugitive dust are the main issues regarding air permitting of mines in Nevada. However, there were no indications from anyone interviewed that there would be any particular difficulties to overcome in obtaining permitting for the project with regard to air quality.

The permitting schedule for the Pan Project will be dominated by the NEPA process requirements, which typically include at least one year of baseline studies and public review followed by comment periods for scoping and Draft EIS documents. An EIS for a new mining project typically requires between 18 and 24 months to complete. Adding at least six months for baseline studies (which can overlap the beginning months of the NEPA process) results in a minimum of 24 to 30 months required to negotiate the NEPA process. With the exception of air permits, the remaining major permits for the project would likely require a NEPA Record of Decision (ROD) prior to permit approval. The air permit process allows a project to be built according to set standards and then an inspection requested, rather than requiring design approval prior to construction. For this reason, preliminary approval of air permits can often be obtained before the NEPA process is complete.

April 4, 2011

Midway Gold Corp.	Property Description and Location
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

The schedule for other required permits will fall within the NEPA time frame and should not impact the overall permit schedule. These permits include the following:

•	Nevada Division of Minerals – Mine Registration – requires an approved POO if on Federal land – not approved until after ROD

•	Nevada Department of Environmental Protection – Reclamation Permit Application – Requirements are the same as the POO if on Federal Lands.

•	Nevada Bureau of Water Pollution Control – Application for Permit to Discharge Process Wastewater

•	Nevada Bureau of Water Pollution Control – Groundwater Discharge Permit, if necessary

•	Nevada Bureau of Air Pollution Control – Permit to Construct and Operate

•	Additional permits, such as explosives, county permits, and other local requirements are not anticipated to affect permit scheduling.

6.5	Exploration Permits and Jurisdictions

MGC exploration activities are permitted under the POO approved by BLM in 2004. MGC is currently bonded through Pan Nevada at $63,170, which allows for surface disturbance as a result of exploratory drilling on about 22 acres within the POO boundary. A Notice of Intent (NOI) has been filed with the BLM for an additional 3 acres of access road disturbance. Approximately 12 acres of ground surface are currently disturbed due to recent exploration activities, and the disturbance and bonding level are updated annually and every three years, respectively, as required by BLM. There are no known historic hard rock or placer mining disturbances on the property.

Portions of the Pan Project were disturbed during previous exploration activity, and some of those areas have been reclaimed but some have not. According to the BLM and SRK (2009), MGC’s responsibility is limited to those previously disturbed areas that are currently used for exploration activities. MGC is presently responsible for monitoring and reclamation of active drill roads and drill sites totaling approximately 13 acres.

April 4, 2011

Midway Gold Corp.	Accessibility Climate Resources Infrastructure & Physiography
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

7.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

7.1	Accessibility

Access to the Pan property is provided by an unmaintained dirt road that intersects US Highway 50 approximately 17 miles southeast of Eureka, Nevada. It is approximately 7 miles by road from US 50 to the Pan Project site. The property is accessible year-round, but weather conditions occasionally make access and on-site travel difficult during the winter months.

7.2	Topography, Elevation, Climate, and Vegetation

The Pan property is located within the rolling hills of the Pancake Range in east-central Nevada. The terrain is gentle to moderate throughout most of the project area, with no major stream drainages. Elevation of the property ranges from 6,400 to 7,500 ft above mean sea level. Local vegetation includes Pinyon-Juniper woodlands broken by open areas of sagebrush and grass. No known springs are present on the property.

The local climate is typical for the high desert of east-central Nevada and the Basin and Range province. Climate data shows an average of 11.85 inches of precipitation per year and average temperatures ranging from 17°F in the winter to 86.4° F in the summer at Eureka, Nevada, and daytime temperatures commonly exceed 90°F during the months of July and August (Western Regional Climate Center, 2008).

7.3	Infrastructure and Local Resources

The Pan deposit is a Carlin-type disseminated gold deposit with typical heap leach open pit type grades. The Pan Project is wholly located on and operations will be contained within MGC land holdings.

Electrical power is available via a power line, which runs adjacent to US 50, approximately 6 miles north of the highway and 14 miles from the project site. Water to support exploration drilling is available from ranch wells located approximately 3 miles to the west of the property. Water rights for mine production have been secured for 25 years that provides year-round water from the Newark Valley just west of the mine site.

The town nearest to the project site, Eureka, Nevada, hosts a population of 610 according to 2010 US Census data. Greater Eureka County and White Pine County host area populations of 1,987 and 10,030 respectively (US Census Bureau, 2010), though population is centered primarily in Eureka and Ely, Nevada. Elko, Nevada, population of 18,400, is the nearest city to the project site, and is located approximately 110 miles to the north by road.

April 4, 2011

Midway Gold Corp.	Accessibility Climate Resources Infrastructure & Physiography
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Logistical support is available in Eureka, Ely, and Elko, all of which currently support large open pit mining operations. Barrick Gold Corporation currently operates the Ruby Hill Mine near Eureka and the Bald Mountain Mine approximately 50 miles to the north. Quadra Mining operates the Ruth Copper pit near Ely, and large-scale mining by Barrick and Newmont Mining Corporation is ongoing near Elko and Carlin, Nevada to the north.

Mining history in the area of the Pan Project dates back to 1876, when underground silver mining and smelting were based in Eureka. Mining personnel and resources for operations at Pan are expected to be available from Eureka, White Pine, and Elko Counties.

April 4, 2011

Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

8.0	HISTORY

8.1	Exploration History

The Pan property is located in the Pancake Mining District of east-central Nevada. The district was first organized in 1870 when silver ore was discovered approximately 10 miles to the southwest at Pogue’s Station (MDA, 2005, Smith, 1976). Occurrences of lignite near Pancake Summit were exploited from 1872 through 1877, resulting in only minor production. During the 1870s, the Chainman Sandstone was quarried along the west side of the Pan property for furnace lining at the Eureka smelter (Smith, 1976). No historic gold or silver mining activity has taken place on the Pan property.

Mr. Lyle Campbell first discovered the Pan deposit in 1978 while prospecting the Pancake Range. Outcropping gold mineralization at North Pan occurred as silicified jasperoids, now referred to as Campbell Jasperoid. Mr. Campbell staked 147 original unpatented mining claims and transferred ownership of the claims to the LFC Trust in 1986. The LFC Trust was bought out in 2008 and is now owned by Newark Valley Mining Corp. Several companies have conducted exploration on the property since 1978, and a summary of that exploration activity is provided below.

The following history is based on information provided in the 2005 MDA report:

Mr. Campbell leased his claims to Amselco in 1978. Amselco drilled 85 shallow reverse circulation and conventional rotary holes for a total of 22,119 ft between 1978 and 1985. The majority of these holes were completed on the North Pan area.

In 1986, Hecla drilled eight reverse circulation holes in the central portion of the Pan property, but only limited data is available for these drill holes. None of the holes intersected significant mineralization and the associated lease was terminated.

Echo Bay leased the property in 1987 and completed 108 reverse circulation holes between 1987 and 1988. This drilling was responsible for the discovery of the South Pan gold mineralization, approximately 1-½ miles south of North Pan. Echo Bay completed preliminary metallurgical evaluations, including bottle rolls, column leach, and size fraction analysis. Echo Bay also drilled five diamond core holes for metallurgical test work, but little to no associated data is available and these holes are not included in the resource database.

From 1988 to 1991 the Pan property was explored under a joint venture between Alta Gold and Echo Bay. Alta Bay drilled 213 reverse circulation holes in the North and South Pan areas, and conducted geologic mapping, geochemical sampling, and an Induced Polarization (IP) geophysical survey (Myers, 1990).

April 4, 2011

Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

The Alta Bay joint venture initiated studies in support of mining development, including an archaeological survey, additional metallurgical test work, and preliminary mineral reserve calculations and mine designs. LFC Trust reports indicate that Alta Bay planned to begin mining at Pan upon the conclusion of mining at their Easy Junior property. Easy Junior is located approximately 8 miles southeast of the Pan Project. The Alta Bay joint venture was dissolved in mid-1991.

Alta Gold continued with the Pan Project after dissolution of the joint venture until 1992. During that time, Alta Gold drilled 10 reverse circulation holes as twins to pre-existing holes and seven PQ-size (3.270 inch) core holes in North and South Pan for metallurgical work. Reliable records of these holes have not been located, and the holes are not currently included in the resource database. Alta Gold terminated the lease prior to completing any metallurgical testing on the core and transferred ownership of the claims to LFC Trust in 1992.

In 1993, Southwestern Gold Corporation held a small section of claims around the Nana zone and completed 7 reverse circulation holes (1,415 ft). Although the associated drill hole collars have been identified in the field, confirmation drilling conducted in 2007 could not confirm the reported results, and these holes are not included in the resource database.

The Pan property was dormant from 1993 until 1999, when Latitude leased the property from LFC Trust. From 1999 to 2001, Latitude explored the property as part of a joint venture with Degerstrom. The joint venture completed geologic mapping, outcrop and soil sampling, and drilled 49 reverse circulation and 5 rotary holes for a total of 16,143 ft. Latitude also completed metallurgical testing on some of the PQ core drilled in 1992.

Latitude drilling focused primarily on the North and South Pan resource, but also resulted in the discovery of mineralization at Syncline and Black Stallion. The joint venture with Degerstrom was terminated in mid-2001, and during the latter half of 2001, Latitude joint ventured the project to Metallica. From LFC Trust files it appears that Metallica focused on thermal imagery and lineament study of satellite data over the Pan area. No additional subsurface exploration work was completed. The LFC Trust terminated the lease agreement in 2002, citing Latitude’s inability to meet the financial obligations of the lease agreement.

Castleworth Ventures leased the Pan property in January 2003. The company completed 199 reverse circulation holes (39,316 ft) and 6 core holes (1,414 ft), and conducted geologic mapping and sampling, metallurgical test work, and resource estimations. On April 16, 2007, Pan Nevada Gold Corporation (formerly known as Castleworth Ventures, Inc.) was acquired by Midway.

April 4, 2011

Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Since the Pan property was acquired by MGC, the company has completed 161 reverse circulation drill holes for a total of 61,495 ft at the project site. Drilling has focused on expanding resources at North Pan (at depth and to the north at Boulders) and South Pan (to the east at Wendy and to the south at Barite), and development of a resource at Nana. Other drilling at the site includes confirmation drilling (12 twin holes) and exploration drilling at several targets. Additional geologic mapping and soil and outcrop sampling were completed in 2007 and 2008. A ground magnetic geophysical program was also completed in 2008. The drilling history of the Pan Project is summarized in Table 8-1.

Table 8-1 Pan Project Drilling History

Company	Year(s)	No. of Holes Drilled	Footage Drilled	Drill Type
Amselco	1978-1985	79	20,249	RC-Rotary
Hecla	1986	8	1,415	RC
Echo Bay	1987-1988	108/5	21,050 / 825	RC / Core (Met)
Alta Bay Venture	1988-1991	211	66,795	RC-Rotary
Alta Gold	1991-1992	10/7	2,645 / 958	RC (Twin) / Core (Met)
Southwestern Gold*	1993	7	1415	RC
Latitude/Degerstrom JV	1999-2001	54	16,143	RC-Rotary
Castleworth Ventures	2003-2004	85/6	27,325 / 1,289	RC / Core
MGC	2007-2008	162	61,495	RC
MGC	2010	14	5,764	Core

*Southwestern Gold Corporation was briefly involved in the property during 1993. Southwestern held a small section of claims around the Nana zone and completed 7 reverse circulation holes (1,415 ft). Although collars have been identified in the field relating to this drilling, confirmation drilling during 2007 could not confirm the reported results. The Southwestern drill holes have not been used for the resource portion of this report.

8.2	Historical Resource and Reserve Estimates

The historical resource and reserve estimates described in this section are taken from the 2005 MDA report. These resource and reserve estimates are historical only, and have not been verified. In historic reporting, the terms “resource” and “reserve” are not necessarily used according to current NI 43-101 definitions. With the exception of the resource estimate completed by MDA in 2005, the resource and reserve estimates described below were not completed according to NI 43-101 standards, are not considered current, and are disclosed here for historical completeness only.

8.2.1	Echo Bay

Echo Bay completed a cross sectional polygonal “ore reserve” calculation in 1988. The estimate was prepared based on grade cut-offs of 0.015 ozAu/st and 0.020 ozAu/st over minimum drill lengths of 10 ft. The area of influence allowed per hole was ½ the distance to the adjacent cross section, up to 100 ft, in the north-south direction, and ½ the distance to the nearest hole, up to 50 ft, in the east-west direction. Tonnage factors used were 15 ft3/st at North Pan, and 13 ft3/st at South Pan. Echo Bay’s “Ore Reserve Calculation” is presented as Table 8-2.

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Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 8-2 Echo Bay Polygonal “Ore Reserve” Calculation

	0.015 ozAu/st Cut-off			0.020 ozAu/st Cut-off
Area	Tons	Gold Grade (ozAu/st)	Contained Ounces	Tons	Gold Grade (ozAu/st)	Contained Ounces
North Pan	2,877,822	0.027	76,258	1,869,200	0.032	59,146
South Pan	2,476,340	0.031	76,689	1,958,365	0.035	68,244
Total	5,354,162	0.029	152,947	3,827,565	0.033	127,390
(Jeanne, 1988, MDA, 2005)

8.2.2	Alta Bay

Alta Bay calculated a polygonal “geologic ore reserve” in 1988 from 100 ft spaced sections. The calculation was completed at a 0.020 ozAu/st cutoff and an area of influence of 100 by 50 ft per drill hole. Tonnage factors used were 15 ft3/st at South Pan and 13 ft 3/st at North Pan. Alta Bay’s estimated “Ore Reserves” are presented in Tables 8-3 through 8-6.

Table 8-3 Alta Bay Polygonal “Geologic Ore Reserves”

Area	Tons	Gold Grade (ozAu/st)	Contained Ounces
North Pan	6,744,406	0.021	140,942
South Pan	4,191,765	0.025	106,130
Total	10,936,171	0.023	247,072
(Myers, 1990, MDA, 2005)

In 1989 Alta Bay reported the results of computer generated “ore reserves” for the Pan Project. The annual report to LFC Trust indicates a strip ratio of 1.87 for North Pan and 1.63 for South Pan, but no other details are provided in the report. No original work could be located to further document this historic estimate.

April 4, 2011

Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 8-4 Alta Bay Computer Generated “Ore Reserves”

Area	Tons	Gold Grade (ozAu/st)	Contained Ounces
North Pan	5,125,240	0.022	112,509
South Pan	5,874,519	0.020	117,972
Total	10,999,759	0.021	230,481
(Myers, 1990, MDA, 2005)

In 1991, Alta Bay updated the polygonal “geologic ore reserves” for the project. This estimate was prepared using tonnage factors of 13 ft3/st North Pan, and all material at South Pan except argillaceous material. A tonnage factor of 14 ft3/st was used on the argillaceous material at South Pan. All other parameters were the same as used in the previous calculation.

Table 8-5 Alta Bay Polygonal “Geologic Ore Reserves”

Area	Tons	Gold Grade (ozAu/st)	Contained Ounces
North Pan	6,744,406	0.0209	140,942
South Pan	4,687,126	0.0238	111,641
Total	11,431,532	0.0231	252,583
(Myers, 1991, MDA, 2005)

Also in 1991, Alta Bay reported “recoverable geologic ore reserves” for the Pan deposit. This represents the first effort at computer/model generated “reserves”, and was completed using a tonnage factor of 13 ft3/st North Pan and South Pan, a gold recovery rate of 65%, and a gold price of $400/Auoz (Myers, 1991). No geology was used to constrain the model, and no other details were reported in the annual report to LFC Trust.

Table 8-6 Alta Bay Computer Generated “Recoverable Ore Reserves”

Area	Contained Ounces (**back calculated from recovery)	Recoverable Gold Ounces
North Pan	153,762	99,945
South Pan	115,343	74,973
Total	259,105	174,918
(Myers, 1991, MDA, 2005)

Documentation of the Alta Bay “resource” and “reserve” estimates is limited to annual reports submitted to LFC Trust, and none appear to be in compliance with NI 43-101 standards.

April 4, 2011

Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

8.2.3	Latitude

Prior to performing any surface work at the Pan Project, Latitude contracted Lynn Canal Geological Services of Juneau, Alaska to compile a digital drilling database, construct a three dimensional geologic model, and estimate mineral “resources” on the property. The resource was modeled by performing variography on composited drill data to establish reasonable estimation parameters and estimated gold grades. Faults and lithologic contacts were used as hard boundaries. Tonnage factors applied were 13 ft3/st at North Pan and 14 ft3/st at South Pan. The resource estimate is summarized in Table 8-7, and according to MDA appears to conform to definitions and criteria set out in NI 43-101. This model was not reviewed for the current report and is set forth for historical purposes only. Growth of the resource from previous estimates appears to be the result of a lower cutoff grade being applied.

Table 8-7 Latitude Resource Estimate

Indicated Resources
	North Pan			South Pan			Total Indicated
Cut-off (ozAu/st)	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces
0.010	10.41	0.017	172,800	8.46	0.017	144,300	18.86	0.017	317,100
0.015	4.88	0.022	107,900	4.26	0.022	94,900	9.14	0.022	202,800
0.020	2.37	0.028	66,100	2.25	0.027	61,300	4.62	0.028	127,400

Inferred Resources
	North Pan			South Pan			Total Indicated
Cut-off (ozAu/st)	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces
0.010	3.46	0.013	44,500	3.89	0.013	50,600	7.34	0.013	95,100
0.015	0.78	0.017	13,900	0.94	0.018	17,300	1.72	0.018	31,200
0.020	0.14	0.024	3,400	0.31	0.022	6,900	0.45	0.023	10,300
(White and Buxton, 1999)

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Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

8.2.4	Castleworth Ventures

After two years of exploration drilling, Castleworth Ventures commissioned MDA to complete a NI 43-101-compliant resource estimate on the Pan Project. Parameters for the estimate are thoroughly discussed in the 2005 MDA report, and the results are summarized in Table 8-8. Using a 0.010 ozAu/st cut-off, the measured and indicated total resource is 18.97 million tons grading 0.019 ozAu/st (361,400 gold ounces contained). The inferred total was 8.30 million tons grading 0.017 ozAu/st (140,600 gold ounces contained). This resource evaluation used an economic cut-off of 0.010 ozAu/st, and no Lersch-Grossman cone was applied. This resource estimate included drilling through the end of 2004, and is the last historical compliant resource completed on the project.

Table 8-8 Castleworth Ventures Resource Estimate

Measured Resources
	North Pan			South Pan			Total Measured
Cut-off (ozAu/st)	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces
0.010	3.09	0.019	59,600	-	-	-	3.09	0.019	59,600
0.015	1.66	0.026	42,700	-	-	-	1.66	0.026	42,700
0.020	1.03	0.031	32,200	-	-	-	1.03	0.031	32,200
0.030	0.40	0.043	17,300	-	-	-	0.40	0.043	17,300
0.040	0.19	0.054	10,300	-	-	-	0.19	0.054	10,300
0.050	0.10	0.064	6,100	-	-	-	0.10	0.064	6,100

Indicated Resources
	North Pan			South Pan			Total Indicated
Cut-off (ozAu/st)	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces
0.010	9.13	0.018	162,600	6.75	0.021	139,200	15.88	0.019	301,800
0.015	4.88	0.023	111,300	4.53	0.025	112,500	9.31	0.024	223,800
0.020	2.50	0.029	73,500	2.84	0.030	84,100	5.34	0.029	157,600
0.030	0.77	0.042	32,600	1.04	0.040	41,800	1.81	0.041	74,300
0.040	0.36	0.052	18,700	0.42	0.050	20,700	0.77	0.051	39,400
0.050	0.20	0.058	11,600	0.15	0.061	9,300	0.35	0.060	21,00

April 4, 2011

Midway Gold Corp.	History
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 8-8 Cont.

Inferred Resources
	North Pan			South Pan			Total Inferred
Cut-off (ozAu/st)	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces	Tons (Mt)	Gold Grade (ozAu/st)	Gold Ounces
0.010	2.82	0.017	49,200	5.49	0.017	91,400	8.30	0.017	140,600
0.015	1.46	0.023	32,900	3.17	0.020	62,900	4.62	0.021	95,900
0.020	0.79	0.028	22,000	1.12	0.026	28,800	19.1	0.027	50,800
0.030	0.26	0.036	9,600	0.28	0.036	9,200	0.52	0.036	18,700
0.040	0.08	0.045	3,600	0.04	0.045	2,000	0.12	0.045	5,500
0.050	0.01	0.051	700	0.01	0.053	400	0.2	0.052	1,200
(MDA, 2005)

April 4, 2011

Midway Gold Corp.	Geological Setting
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

9.0	GEOLOGICAL SETTING

9.1	Regional Geology

The Pan property is located in the core of the northern portion of the Pancake Range of east-central Nevada. The Pancake Range is part of the Basin and Range Province, a large physiographic region characterized by a series of normal faults expressed as a sequence of north-south trending narrow mountain ranges separated by flat, arid valleys. The Pancake Range is approximately 85 miles long and 8 to 10 miles wide, and is primarily composed of Paleozoic carbonate and clastic sedimentary rocks, Cretaceous igneous intrusives, and Tertiary volcanics. A regional geologic map of the northern Pancake Range is presented as Figure 9-1.

Figure 9-1 Regional Geology, Pancake Range

(Smith, 1976)

April 4, 2011

Midway Gold Corp.	Geological Setting
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 9-2 Stratigraphic Column, Pancake Range

PAN STRATIGRAPHY

QAL
TERTIARY
PERMIAN
PENNSYLVANIAN
MISSISSIPPIAN
DEVONIAN
Alluvium
Tertiary Basalt
Tertiary Tuff
Kaibab Limestone
Rib Hill Siltstone
Ely Limestone
Diamond Peak Conglomerate
Chainman Sandstone
Chainman Shale
Joana Limestone
Pilot Shale
Devils Gate Limestone
Simonson Dolomite
Pan Gold
2000 FEET

(Smith, 1976, Harris, 2007)

April 4, 2011

Midway Gold Corp.	Geological Setting
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

9.2	Local Geology

The Pan property is situated near the northern end of the Pancake Range, where it is bounded to both the east and west by the Newark Valley. Devonian, Carboniferous, and Permian carbonate and clastic sedimentary rocks form the core of the range, and are exposed in bedrock outcrop in the area of the Pan Project site. A stratigraphic section representative of the Pancake Range is presented as Figure 9-2. A Cretaceous intrusion of quartz monzonite is located to the south of the Pan property, and a prominent sill is noted in the regional mapping. These intrusives appear to be age related to the Mount Hamilton stock, which lies in the White Pine Range to the east. The Mount Hamilton area, which contains the Seligman and Monte Cristo stocks and other similar age monzonite and quartz monzonite intrusives, may have provided the heat source for the Pan mineral deposits. Post-mineral Tertiary volcanic rocks, including basalt and quartz latite airfall tuff, nonconformably cap the Devonian – Permian sedimentary bedrock geology in the vicinity of the Pan Project.

9.3	Property Geology

The geology of the Pan property is dominated by Devonian to Permian carbonate and clastic sedimentary rocks cut by the Pan fault, a steeply east dipping normal fault that trends north-south. The Pan fault juxtaposes gently west dipping sedimentary units on the west side of the fault, and steeply northeast dipping sedimentary units on the east side. Post-mineral Tertiary volcanic rocks nonconformably overlie the faulted Devonian through Permian sedimentary units. Individual lithologic units identified at the project site are described below, from oldest to youngest.

9.3.1	Lithological Units

Devonian Simonson Dolomite (Ds)

The Simonson Dolomite is the lower most lithologic unit intersected by drilling at the Pan property. This unit has only been encountered during drilling and is not exposed on the surface. Thickness ranges from 500 to 1,300 ft thick (Smith, 1976) in White Pine County but only the top portion of the dolomite has been drilled at South Pan. The dolomite is a light gray, massively bedded unit.

Late Devonian Devils Gate Limestone (Dd)

The oldest lithologic unit exposed in the northern Pancake Range is the Late Devonian Devil’s Gate Limestone. This unit is a massive to thinly bedded, medium to dark gray, fine to coarse grained limestone. Thickness of the unit ranges from about 1000 ft to 2500 ft locally. The Devil’s Gate Limestone is the secondary host of gold mineralization at the Pan property.

April 4, 2011

Midway Gold Corp.	Geological Setting
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Late Devonian to Early Mississippian Pilot Shale (MDp)

The Pilot Shale can be divided into an upper series of thinly interbedded dolomitic and calcareous siltstone and silty shale, and a lower section of more thickly bedded calcareous siltstone with local limestone beds. The unit ranges in thickness from about 300 to 900 ft, but locally thickens structurally along the Pan fault. Silicified and argillized Pilot Shale is the primary host of gold mineralization at the Pan property.

Mississippian Joana Limestone (Mj)

The Joana Limestone is a gray, medium grained, unevenly bedded limestone with abundant fossil fragments and detrital limestone interbeds. Fossil types include echinoderm, bryozoans, foraminifera, algae, and crinoids. Locally, light brown calcareous sandstone is present at the base of the unit. Thickness of the Joana Limestone is typically less than 150 ft at the Pan property, though the total thickness reportedly ranges from 90 to 500 ft throughout the county (Smith, 1976).

Mississippian Chainman Shale (Mc)

The Chainman Shale consists of dark gray to black shale with thin interbeds of olive gray silty shale and siltstone. Thickness of the unit ranges from 1000 to 2000 ft (Smith, 1976) and is about 1000 ft at the Pan property.

Mississippian Diamond Peak Formation (Md)

The Diamond Peak Formation consists of medium beds of coarse grained, quartz-rich sandstone and olive gray siltstone overlain by thick to massive conglomerate. Thickness of the Formation ranges from less than 1,000 to 3,700 ft, and is about 2400 ft in the Pan Project area.

Pennsylvanian Ely Limestone (Pe)

The Ely Limestone is the youngest Paleozoic lithologic unit exposed in the northern Pancake Range. This unit is a medium bedded, coarsely crystalline, medium gray limestone with local interbeds of siltstone and chert. Thickness ranges from 1800 to 3000 ft, and averages about 2000 ft in the Pancake Range.

Permian Rib Hill Siltstone

The Rib Hill Siltstone is a thinly bedded, quartz-rich, calcite-cemented siltstone with sandstone interbeds and high iron oxide and carbonate content. Thickness ranges from 800 to 1,400 ft (Smith, 1976). Thickness at the Pan property is unknown as a full section is not exposed, but based on drilling is greater than 600 ft.

April 4, 2011

Midway Gold Corp.	Geological Setting
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Permian Kaibab Limestone

The Kaibab Limestone is a thick bedded limestone with high fossil content. This unit is found in isolated outcrops throughout White Pine County (Smith, 1976) at thicknesses ranging from 50 to 200 ft. True thickness at the Pan property is unknown as only two isolated outcrops of lower Kaibab are exposed.

Cretaceous Intrusive

In the Mount Hamilton area to the east, both the Seligman and Monte Cristo stock have been age dated at 90.4 to 128.0 million years (Adair and Stringham, 1960). A small intrusive body south of the Pan property, the Pancake stock, was age dated at 108 million years (Smith, 1976) with a composition ranging from quartz monzonite to granodiorite. A quartz monzonite sill intrudes along an east-west fault in the south-central portion of the property. No known mineralization has been identified with the Pancake stock and related intrusive.

Tertiary Volcanic Units (Tv)

Tertiary volcanics exposed in the northern Pancake Range include a lower (Oligocene) quartz latite airfall tuff (50-200 ft thick) and an upper basalt flow (50-100 ft thick). Infrequent quartz-rich rhyodacite of similar age is present along the northern portion of the Pan property. These units are post mineral and overlie projections of gold mineralization and structure to the north and south of the known gold deposits at Pan.

9.3.2	Structural Geology

The geology of the Pan property is structurally dominated by the north-south trending Pan fault, a high angle normal fault with some right lateral offset. Based on drill intercepts and interpretation, the fault dips between -80º to -85º east with at least 3,000 ft of normal offset (down to the east). On the east side of the fault, drilling has not been completed to depths sufficient to intersect defined marker horizons exposed to the west, so actual offset remains uncertain at this time.

On the west side of the fault, Devonian through Mississippian stratigraphy dips 100 to 300 westward, and on the east side of the fault, Devonian through Permian stratigraphy dips 650 to 700 to the northeast. The stratigraphic units on the east side of the Pan fault comprise the southwest limb of a northwest trending syncline. The Pan fault is recognizable in the field by the juxtaposition of younger sedimentary rocks to the east against older sedimentary rocks to the west, and can be tracked north until covered by Tertiary volcanic units. To the south, the Pan fault appears to horsetail with splays arcing to the southeast. Post mineral volcanic units mask the trends of these faults to the east and southeast.

April 4, 2011

Midway Gold Corp.	Geological Setting
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

The terrain west of the Pan fault is cut by a number of northeasterly trending high angle faults with varying displacement senses. There are also a number of northerly trending faults which may include high angle, dip-slip faults and low angle, easterly directed thrust faults. Thrust faulting likely accounts for the multiple repetitions of lithologic units that are the principal hosts of mineralization, the Devils Gate Limestone and Pilot Shale.

Substantial breccia is present along and in proximity to the Pan fault and other structures to the west. The breccias host a substantial portion of the gold resource at the Pan Project and are interpreted as dissolution collapse breccia and hydrothermal breccia developed during the mineralizing event. Narrow breccia zones in the Devils Gate Limestone expand in lateral dimensions in the overlying Pilot Shale. The resultant geometry is one of elongate, sub-horizontal pods of breccia extending along structural trends within the Pilot Shale, with the breccia body necking down at depth in the Devils Gate Limestone. The breccia varies from clast to matrix supported, and contains angular to subrounded sediment fragments. Associated crackle breccia, wherein the rock is shattered but fragments remain roughly in place and not rotated, occurs marginal to or as relicts within the breccia bodies, and is altered and mineralized in a manner similar to the dissolution/hydrothermal breccia.

April 4, 2011

Midway Gold Corp.	Deposit Type
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

10.0	DEPOSIT TYPE

MGC interprets gold deposits at the Pan Project to be Carlin-style, epithermal, disseminated gold hosted in Devonian and Mississippian sedimentary units. This type of system falls under the general classification of low sulfidation epithermal deposits. Gold particles occur as micron to submicron size disseminations. Visible or coarse gold is not common in this type of deposit, and has not been observed at Pan.

Controls on mineralization in Carlin-style systems and at the Pan Project include both structure and stratigraphy. Gold mineralization is generally distributed along and lateral to high-angle normal faults, and as tabular deposits subparallel to stratigraphy. Dissolution breccias developed in association with faults at the Pan Project serve as the primary host for gold mineralization. Additional mineralization is hosted in favorable stratigraphy, primarily in the lower Pilot Shale and to a lesser extent, the upper Devil’s Gate Limestone.

Similar type gold deposits in the surrounding area include Bald Mountain, Easy Junior, Maverick Springs, and Emigrant Springs.

April 4, 2011

Midway Gold Corp.	Mineralization
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

11.0	MINERALIZATION

Gold mineralization at the Pan Project is encountered in the North Pan, South Pan, Nana, and Black Stallion areas. These occurrences are interpreted as Carlin-style, epithermal, disseminated, sediment-hosted systems. The distribution of the mineralization is controlled by structure, particularly with regard to the development of breccias, and to a lesser extent by sedimentary bedding.

North Pan area deposits are predominantly hosted by breccias developed in the moderately folded Pilot Shale along the headwall of the Pan fault and along other structures to the west. At present, very little mineralization has been identified in the Devils Gate Limestone, likely due at least in part to the small number of drill holes which intersect the Pilot Shale-Devil’s Gate contact. Mineralization has been identified along a north south trend for approximately 5,000 ft and is 500 to 1,000 ft wide. Gold mineralization has been identified to depths up to 650 ft, but remains open at depth and to the north under volcanic cover.

At South Pan, which includes the Wendy and Barite target areas, mineralization occurs along the north-south trend of the Pan fault in both the Pilot Shale and Devil’s Gate Limestone. Known mineralization is open to the east and to the south under volcanic cover. Mineralization has been identified along the north-south trend of the Pan fault for approximately 5,000 ft, ranging in width from 300 to 700 ft.

Black Stallion mineralization is dominantly hosted in folded and faulted Pilot Shale, but also occurs in Devils Gate Limestone. This area of mineralization is relatively small at 1,000 ft by 300 ft, but there is some potential for expansion with additional drilling.

Mineralization in the Nana area is also hosted in folded and faulted Pilot Shale, with minor occurrence in Devils Gate Limestone. This is an incompletely defined zone within an area of roughly 1,500 ft by 600 ft, and additional drilling is needed to verify the limits of mineralization.

11.1	Alteration

Alteration associated with the Pan Deposits is typical of Carlin-style systems, and includes silicification, argillization, decalcification and oxidation. Breccia bodies may be silicified in total (jasperoid) or contain variably altered fragments, including silicified, clay altered, and/or decalcified fragments.

Silicification can be characterized as ranging from active in multi-phase breccia, to passive with zones of moderate to high silica flooding along bedding and structures. Silicification occurs in breccia zones and in the Pilot Shale, and small zones have also been identified in Devils Gate Limestone. Minor quartz veining has been reported at North Pan, especially in association with the Campbell Jasperoid which is located in the central portion of the mineralization.

April 4, 2011

Midway Gold Corp.	Mineralization
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Clay alteration is generally associated with hydrothermal mineral alteration and carbonate destruction. Clay along faults and bedding is common in both the Pilot Shale and Devil’s Gate Limestone, and is a common matrix of collapse breccias.

Decalcification of both the Devils Gate Limestone and calcareous siltstones of the Pilot Shale is commonly associated with mineralization encountered at Pan. Decalcification results in a sanded, punky texture, especially in lithologic units with high original carbonate content.

Oxidation prevalent throughout the deposit has removed accompanying sulphides (pyrite) from the mineralization, forming iron oxides (hematite and limonite). Liesegang banding formed in association with oxidation, and is prevalent in the Pilot Shale. Mineralization occurs in strongly oxidized rock. Reference to sulphide minerals in drill logs at Pan is very rare and is not associated with the gold mineralization.

The bulk of the mineralized area contains elevated barite levels, typically above 0.2%. Hydrothermal barite veins are present in the southeast portion of the property in association with the old Cue Ball Barite Mine, briefly worked in the 1970s.

11.2	Geometry of Mineralization

Gold deposits at the Pan Project generally occur as elongate, sub-horizontal pods in association with structures and dissolution/hydrothermal breccia bodies hosted by the Pilot Shale and, to a lesser extent, the Devils Gate Limestone. Gold deposits also occur as more tabular bodies in deposits hosted by altered and mineralized sedimentary horizons. Cross sections typical of North Pan and South Pan are shown on Figures 11-1 and 11-2.

Gold mineralization is both structurally and stratigraphically controlled, occurring primarily in the Pilot Shale along the trend of the Pan fault, within high-angle northwest- and northeast-trending structural zones, and within calcareous shale beds. Collapse breccias in the upper Devil’s Gate Limestone and pipe-like breccia bodies that developed within the Devil’s Gate Limestone below the collapse breccia zones likely acted as conduits for gold-bearing hydrothermal solution. At South Pan, mineralization occurs in both the Pilot Shale and the Devil’s Gate Limestone, distributed within a broad zone of silicification and calcite veining associated with the Pan fault zone, and appears to be stratabound in limestone and shale along the limbs of an anticline dissected by the Pan fault. The contact between the Pilot Shale and Devil’s Gate Limestone hosts mineralization along strike at North Pan.

The North Pan deposit is an elongate, sub-horizontal breccia body hosted primarily in the Pilot Shale. Minor amounts of mineralization have been drilled in the Devils Gate Limestone, but the majority of the holes drilled did not pierce this unit. Mineralization has not been closed off at depth, particularly along the Pilot Shale-Devil’s Gate Limestone contact, or to the north where it trends under Tertiary volcanics. Gold mineralization also occurs in tabular bodies in favorable sedimentary host rocks at North Pan. The geology and mineralization of North Pan are shown in cross section in Figure 11-1.

April 4, 2011

Midway Gold Corp.	Mineralization
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 11-1 East-West Section across North Pan, Looking North

At South Pan, a significant portion of the Pilot Shale is eroded away. The deposit at South Pan is hosted primarily in Devils Gate Limestone in association with high angle structures that horsetail to the southeast from the Pan fault. Mineralization is hosted by breccias that formed adjacent to and within the trace of the Pan fault. The breccias are composed of shattered and clay altered, decalcified Devils Gate Limestone. To the east of the Pan fault, sedimentary units dip 30 to 70 to the northeast, with pronounced fault drag against major structures. Gold occurs in decalcified limestone and, where present, silicified and argillized Pilot Shale. Mineralization is open to the east in tabular zones hosted by preferred stratigraphy (Wendy Zone) and to the south (Barite Zone) where it trends under Tertiary volcanics. The geology and mineralization of South Pan are shown in cross section in Figure 11-2.

April 4, 2011

Midway Gold Corp.	Mineralization
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 11-2 East-West Section across South Pan, Looking North

Additional gold mineralization at both Nana and Black Stallion occurs in moderately decalcified shale and limestone along the Pilot Shale – Devil’s Gate Limestone contact. Both zones are structurally complex, with flat-lying tabular gold zones offset by numerous cross cutting structures. The Nana zone remains open in all directions, with untested soil anomalies to the north and south. Black Stallion appears to be closed off by drilling.

April 4, 2011

Midway Gold Corp.	Exploration
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

12.0	EXPLORATION

Exploration at the Pan Project is a comprehensive effort utilizing a variety of methodologies, including:

•	Geochemical sampling

•	Geophysics

•	Surface and subsurface geologic mapping

•	Drilling within the known resource area

•	Drilling on exploration targets

12.1	Previous Operators Exploration Work

Previous exploration work includes geologic mapping, metallurgy, geochemical sampling, geophysical surveys, and drilling. Exploration conducted by previous operators is described in detail in Section 6.

12.2	MGC Exploration Work

Since acquiring the Pan property in 2007, MGC has conducted exploration using a number of different investigative techniques. Drill targets proximal to North and South Pan and additional exploration targets throughout the project area have been identified based on the results of surface geochemical surveys, chip sample analysis, geologic mapping, and geophysical surveys.

12.2.1	Surface Geochemistry

Soil sampling on 100 x 200 and 200 x 200 ft grids was carried out by Pan Nevada (2006) and MGC (2007 and 2008). This grid covered the majority of the property and consisted of collection and analysis of 9,525 soil samples. Soils were sieved to the -10+80 mesh size fraction and assayed for gold at ALS Chemex. Assay for gold was accomplished by standard fire assay methods on a 30g subsample, and for an additional 50 elements by aqua regia digestion of a 0.5 gram subsample and inductively coupled plasma (ICP) finish.

12.2.2	Rock Samples

Between 2003 and 2008, MGC and Pan Nevada collected and analyzed a total of 786 surface rock samples. Individual chip samples were collected from outcrops scattered throughout the property, and 10 ft continuous chip samples were collected from Pilot Ridge in the south central portion of North Pan. Samples were collected during geologic reconnaissance traverses, prospect mapping, and target delineation. Rock chips were crushed to 70% passing 2mm with a nominal 250 gram split, pulverized to 85% passing 75μm, and were then assayed by standard fire assay methods by ALS Chemex. Only a small number of samples were analyzed for an additional 50 elements by aqua regia digestion of a 0.5 gram subsample and ICP finish.

April 4, 2011

Midway Gold Corp.	Exploration
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

12.2.3	Geologic Mapping

Latitude produced a geologic map of the Pan property at a scale of 1:6000 in 2001, focusing on North and South Pan. MGC completed reconnaissance mapping, scale 1:12000 and more detailed local mapping, scale 1:6000, in 2007 in order to extend map coverage over the entire Pan Project area (Figure 12-1). This work helped to clarify the geologic setting, identify structural trends, and indicate prospective areas for additional exploration.

12.2.4	Geophysical Surveys

MaGee Geophysical Services conducted a ground gravity survey at the Pan property in 2008. J.L. Wright Geophysics of Spring Creek, Nevada, interpreted the results of the survey, which identified several major structural features and were used to identify target areas for future drilling.

12.2.5	Exploration Target Areas

To date, exploration efforts have helped to identify six key areas as targets of exploration, shown on Figure 12-1. A seventh target area, Black Stallion has received significant drilling in the past, and is also briefly described below.

Nana

The Nana target is situated approximately 4,000 ft to the west of North Pan. This area of near-surface gold mineralization, approximately 2,100 ft by 2,300 ft in area, was defined by exploration drilling and soil sampling. Thirty nine exploration holes have been drilled at this target since 2007, and mineralization remains open in all directions. Soil anomalies associated with this target extend unknown distances to both the north and south of the target area.

Boulders

The Boulders target is immediately north of and adjacent to North Pan, where known mineralization persists under Tertiary volcanic cover. Eight exploration holes were drilled at the Boulder target in 2007 and 2008, revealing intercepts ranging from 25 ft grading 0.010 ozAu/st, to 140 ft grading 0.020 ozAu/st. Depth to mineralization ranges from 140 to 460 ft below ground surface. Mineralization is open to the north and appears to be associated with the Pilot Shale-Devil’s Gate Limestone contact.

Highway

The Highway exploration target is located approximately 300 ft due west of the southern half of North Pan. The target was identified based on anomalous soil geochemistry along the gently north-dipping Pilot Shale-Devils Gate Limestone contact. The anomalous soil zone is approximately 3,500 ft by 1,000 ft wide, with soil gold values ranging from 0.005 to 0.274 ppm gold. Old drill pads (thought to be pre-1990) are located on this target, but no corresponding drill hole information is available. Additional exploration drilling is anticipated, but has not yet been initiated at this target.

April 4, 2011

Midway Gold Corp.	Exploration
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Lily

The Lily prospect area is approximately 4,000 ft southwest of the southern end of South Pan. Within the target area, the north-south trending Pilot Shale-Devils Gate Limestone contact and an east-west trending Cretaceous age sill (Smith, 1976) are intersected by east-west and northeast trending structures. Anomalous soil and rock chip sampling further defined this zone, which is currently 2,800 ft by 1,700 ft in area. Soil sample gold values range from 0.005 to 0.184 ppm. In 2008, five exploration holes were drilled along an outcrop of the quartz monzonite sill in the northern portion of the target area. Associated gold values are generally <0.010 ppm, and the best intercept is 10 ft of 0.087 ppm gold at a depth of 130 ft.

Green Jasperoid

The Green Jasperoid target is approximately 7,200 ft southwest of the South Pan, and 3,500 ft south of the Lily target. The target area of approximately 2,500 ft by 1,300 ft was defined by elevated gold, barite, and zinc values in soil and rock chip samples of silicified jasperoid along the Pilot Shale-Devils Gate Limestone contact. Soil sample gold values range from 0.005 to 0.083 ppm, and zinc values range from 400 to 13,800 ppb. Rock chip sample gold values range from 0.073 to 0.279 ppb, and zinc values range from 0 to 21%. Exploration drilling has not been initiated at this target.

Barite

The Barite target is the southern extension of the South Pan gold mineralization. A target area approximately 600 ft to the southeast and is approximately 1,000 ft by 350 ft, along a southeast trending splay of the Pan fault. The fault zone is characterized by brecciation, decalcification, and hydrothermal barite in the Devils Gate Limestone. Gold values range from 0.010 to 0.438 ppm gold in soils, and 0.171 to 1.166 ppm gold in rock chips. Two holes have been completed into this target, PN07-50 and EP-076 which contain 90 ft of 0.036 ozAu/st and 40 ft of 0.010 ozAu/st, respectively, starting at the surface.

Black Stallion

The Black Stallion target is between the North Pan and South Pan Pits west of the fault. It is located on a cross structure and above a potential feeder structure. Black Stallion is a strong geophysical (gravity) anomaly. Black Stallion has been drilled with some shallow vertical drill holes (100-150 ft.) and is included in the current drill program. Currently no drill holes have been drilled across the structure.

April 4, 2011

Midway Gold Corp.	Exploration
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 12-1  Pan Project General Site Layout

April 4, 2011

Midway Gold Corp.	Drilling
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

13.0	DRILLING

13.1	Introduction

Since 1978, 879 drill holes have been drilled at the Pan property for a total of 241,546 ft. Reverse circulation and rotary drilling methods were used to advance 846 holes (232,558 ft), and 33 holes (8,988 ft) were drilled using diamond core methods. Thirty-six of the 864 holes were not used in the mineral resource estimate due to lack of assay or geologic information. Distribution of drilling at the Pan property is shown on Figure 13-1.

Table 13-1  Summary of Drilling Campaigns in the Pan Project Area

		No. of
		Holes	Footage
Company	Year(s)	Drilled	Drilled	Drill Type
Amselco	1978-1985	79	20,249	RC-Rotary
Hecla	1986	8	1,415	RC
Echo Bay	1987-1988	108/5	21,050 / 825	RC / Core (Met)
Alta Bay Venture	1988-1991	211	66,795	RC-Rotary
Alta Gold	1991-1992	10/7	2,645 / 958	RC (Twin) / Core (Met)
Southwestern Gold*	1993	7	1415	RC
Latitude/Degerstrom JV	1999-2001	54	16,143	RC-Rotary
Castleworth Ventures	2003-2004	85/6	27,325 / 1,289	RC / Core
MGC	2007-2008	162	61,495	RC
MGC	2010	14	5,764	Core

April 4, 2011

Midway Gold Corp.	Drilling
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 13-1 Pan Project Drill Hole Distribution

A number of exploration targets have been drilled on the Pan property. Of the total number of holes drilled by MGC, 64 are attributed to exploration in prospective target areas. All target area exploration holes were advanced using reverse circulation.

April 4, 2011

Midway Gold Corp.	Drilling
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

13.2	Drilling Procedures and Conditions

Drilling conditions at Pan are favorable given the moderate terrain and existing road network. Drill sites are prepared by digging a sump and leveling a pad for the drill rig, if necessary. Overland travel is used where possible, and roads are constructed and used only when necessary for safe travel. Holes are generally collared in bedrock and completed above the water table. Historical drilling results indicate that the water table is at least 1,000 ft below ground surface.

RC and rotary methods were used for nearly all drilling at Pan to date. RC drilling was generally carried out using hammer bits (4 ½ to 5 ¾”) to depth, and the use of Tricone bits was limited to a small number of holes where drilling conditions prevented penetration and sample recovery with a hammer bit. These holes were generally cased to depths of 10 to 20 ft.

Most of the core holes drilled at the Pan property were advanced using HQ (2½ inch) size core from ground surface and with no precollars. Core recovery was generally good, but core loss increased in highly fractured and brecciated rock commonly associated with mineralization. Core recovery is discussed in further detail below.

13.3	Drill hole Collar Surveys

A digital database of collar locations for the Pan Project was developed by MDA for the 2005 resource estimate (MDA, 2005). This data was physically compared to all known drill logs to confirm locations and no errors were identified.

Collar locations for holes drilled prior to 1999 were originally identified by local grid coordinates and were reportedly surveyed (MDA, 2005), though no documentation could be located to confirm this. Latitude hole locations were established using local grid points, and several locations were verified by MDA in the field (2005). All of the Castleworth core holes, many of the Castleworth RC holes, and all Pan Nevada and MGC RC holes were surveyed by a licensed surveyor. The UTM NAD 83 coordinate locations of MGC holes were compared to associated proposed locations, topography, and GPS coordinates to evaluate accuracy and identify errors. Coordinates for the unsurveyed Castleworth holes were obtained using hand-held GPS measurements, compass and tape, and/or topography.

Geologic logs were completed for each drill hole and are compiled in the Pan Project database. Since 2007, MGC geologists have logged cuttings directly into Microsoft Excel® spreadsheets using an on-site laptop station during drilling. The logging terminology for formation, lithology, alteration, oxidation, and waste type were preapproved, and any changes to the form required the approval of the project manager. MGC did collect core samples from the 2010 drilling program. Previous core has either been consumed or lost. All project drill logs are printed and catalogued by hole name, together with related drill information, in binders maintained by the company. All collar and drill log information was imported into a secure Microsoft Access® database, stored on the main project computer, and backed up to the corporate server. For security, access to the primary database was limited to the MGC project manager.

April 4, 2011

Midway Gold Corp.	Drilling
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

13.4	Down hole Surveys

Down hole surveys were completed at Pan for all MGC drilling. Down hole surveys are available for 38 drill holes, and deviation is minor in holes less than 1,000 ft.

13.5	Extent of Drilling

Drill hole spacing at ground surface ranges from 100 ft to over 400 ft, but is generally on nominal 100 ft centers. The majority of the drill holes (65%) were advanced vertically. Approximately half of the holes drilled at an angle were oriented westerly, and one third of the angled drill holes were oriented easterly. The remaining holes were completed at a variety angles and azimuths. Intercepts equal to or greater than 20 ft grading equal to or greater than 0.010 ozAu/st were encountered in 464 of the total 864 holes drilled at the property since 1978. Most of the mineralization at Pan is hosted in at least moderately steeply dipping structures or stratigraphy, with the exception of bedding- parallel mineralization in the western portions of North Pan, so many of the mineralized down-hole thickness do not represent the true thickness of mineralization. With few exceptions, drilled lengths are greater than true thicknesses, and true thickness depends on the angle and azimuth of the drill hole to the orientation of the mineralization being drilled.

13.6	MGC data Compilation and Grid Conversion

For the 2005 resource estimate, MDA converted the Pan database from a local coordinate system to NAD83, Zone 11 UTM coordinates, expressed in US ft.

April 4, 2011

Midway Gold Corp.	Sampling Method and Approach
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

14.0	SAMPLING METHOD AND APPROACH

The Pan drill hole database includes sample data from reverse circulation, core, and rotary drilling. Drilling was performed by a variety of operators during a total of nine drilling campaigns over a 20 year period. Drill spacing is on nominal 100 ft centers at North Pan and Black Stallion, and nominal 165 ft centers at South Pan. Drill spacing tighter than 100 ft centers occurs in some areas of mineralization at North Pan and Black Stallion. Most RC and rotary samples (99%) were collected on 5 ft intervals, and all core samples were collected on 5 ft or less than 5 ft intervals. Very little documentation is available on drilling and sampling procedures employed prior to 2004. However, the drilling was conducted by companies experienced in exploration and production.

A review of historic and recent drilling at Pan reveals no reference to groundwater, even in the deepest drill holes in terms of both elevation and down hole depth. Consistent with the lack of groundwater, there is no significant evidence of down hole contamination in the RC and rotary drill holes.

14.1	Latitude and Castleworth RC Sampling

Latitude sampling procedures are described as standard dry RC sampling. Drill cuttings were collected in a cyclone and split into a cloth bag using a riffle splitter. Samples were collected by the drill contractor and placed in staging areas on a daily basis, where they were stored until transported to the assay labs.

Details of the 2003 Castleworth RC sampling program are not well documented, but available information indicates that drill holes were sampled at 5 ft intervals.

The 2004 Castleworth sample program is described in detail in the 2005 MDA report, and those practices were maintained during 2005 and 2006. Samples collected during the 2004 campaign included dry and wet RC drilling. For the dry portions, Castleworth sampled at 5 ft intervals from ¼ splits of the drill cuttings using a two-tier Gilson splitter, except for the top 5 to 10 ft, where cuttings were collected in a pan set next to the blow-by hose. Some volume of fines was lost from the cyclone during dry drilling; though the amount of material lost was reportedly minimal, the actual volume was not quantified.

As necessary, injected-water wet drilling methods were employed by Latitude contractors. Injection rates were typically maintained at < 2 gpm to reduce hole damage and contamination. Samples were collected in a cyclone vane splitter, which emptied a portion (generally ¼) of the sample directly into a cloth sample bag via the discharge tube. Early in the program, excess fluid and associated fines were allowed to overflow the sample bags and were lost. During the summer portion of the program, the full sample and all associated drilling fluid were collected from the discharge tube directly into 8 gallon tubs. An ounce of flocculent was used to drop out the suspended fines, and the water was then decanted prior to placing the samples into olefin sample bags.

April 4, 2011

Midway Gold Corp.	Sampling Method and Approach
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Duplicate samples were collected by the drillers from 24 holes completed in January-February 2004. The duplicates were collected at 50-ft intervals as second splits from the rotary discharge.

Prior to shipment to an assay laboratory, RC samples were stored in unsecured staging areas or at the drill site. The samples were transported to ALS-Chemex in Elko, Nevada within 3 to 5 days of collection.

In 2004, Castleworth completed 6 core holes at North Pan. Whole core was transported to Kappes, Cassiday and Associates in Reno, Nevada. Except for a single hole, the entire core was consumed during column and agitated leach test methods, as described in Section 16. The one core not completely consumed was sawn in half prior to testing. Tests were conducted on only one half of the sawn core, but the half retained is no longer available.

All full core boxes were transported to a secured storage facility in Eureka, until sent to KCA for test work. Partial core boxes were stored in a locked truck during the night.

Core drilling and sampling procedures are not well documented, but core recovery was generally good. Core recovery versus grade is discussed in greater detail in the sections below.

14.2	MGC Sampling

MGC performed RC drilling at Pan in 2007 and 2008. The drilling was performed wet, with water injection between 1 and 2 gallons per minute. No groundwater was encountered during the drilling, and the deepest hole was completed at a depth of 985 ft.

Cuttings samples were collected every 5 ft by a designated and trained sampler provided by the drilling contractor. Cuttings from each 5 ft sample interval were passed through a cyclone and into a rotary vane splitter with 16 openings. The number of splitter openings was adjusted to maintain a roughly constant sample size of 7 kg. A representative split from the discharge material was placed into a plastic RC chip tray for geological logging. The chip tray was marked with the drill hole name and down-hole interval.

RC samples were collected in large micro-pore bags marked with the sample number and suspended from the discharge tube of the splitter. Overflow was minimal because of low water injection rates and lack of groundwater. Nominal sample weight was 5 to 10 kg.

RC samples were allowed to drain at the drill site and were taken to a Eureka office facility at the end of each day by MGC personnel. Samples were stored in secure bins until transported to an assay laboratory in Elko or Winnemucca by certified laboratory personnel.

April 4, 2011

Midway Gold Corp.	Sampling Method and Approach
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

14.2.1	2010 MGC Sampling

A total of 1,757 meters (5,764 ft) in 14 core holes were completed in the North and South Pan areas by MGC in 2010. A fifteenth hole was collared and drilled to 37 feet, but was abandoned due to drilling difficulties. Core was placed in core boxes by the drill crew at the drill site. Core boxes were picked up from the rig daily and transported to the MGC logging facility. RQD and basic rock strength data was collected before the core was disturbed. Then the core was washed and photographed with color and scale cards included. A geologist selected appropriate intervals for sampling, and logged and photographed the core prior to splitting or sampling. The preferred sample interval and maximum sample length was 5 ft. Smaller intervals were used where significant geological breaks occurred, but not less than 1 ft.

Golder was responsible for geotechnical drill holes which were digitally surveyed and photographed the entire length. All holes were oriented core.

Core was split using a diamond saw where competent. A manual splitter was used for core not suitable for sawing. In soft clay zones, a putty knife was used to split the core. A quarter split was used for assay purposes. The remaining core was sampled for metallurgical and waste rock characterization testing. Skeleton core, a small piece every 2-3 ft, was saved for the core archive. The remainder of the core was sent to the lab.

The assay samples were picked up from the Ely office by Chemex and transported by them to a Nevada prep facility. For quality assurance and quality control, standards and blanks were inserted into the sample stream at a rate of one for every 25 project samples. Commercial SRMs and blanks were acquired from Ore Research & Exploration (Ore Research) of Bayswater North, Australia. SRM’s grading 0.01 opt Au and 0.03 opt Au were alternated with blanks in the sample stream.

April 4, 2011

Midway Gold Corp.	Sample Preparation Analyses and Security
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

15.0	SAMPLE PREPARATION, ANALYSES AND SECURITY

Based on available assay certificate information, samples collected during the ten drilling campaigns at Pan were analyzed for gold by fire assay (AuFA) and/or gold cyanide extraction assay (AuCN). Gustavson and Dr. Baker consider the sample preparation, security, and analytical procedures to be adequate for use in resource and reserve estimation. Table 15-1 summarizes the type of assay data currently in the database.

Table 15-1  Drill Data by Analytical Method

Company	Number AuFA Determinations	Number AuCN Determinations	AuCN/AuFA Pairs	AuCN only	Percent of Data Represented by AuCN data
Amselco	610	3,641	303	3,338	84.6
Hecla	121	0	0	0	0
Echo Bay	3,980	0	0	0	0
Alta Bay	6,288	13,318	6,284	7,034	52.8
Latitude	2,874	0	0	0	0
Castleworth/Pan Nevada	13,738	254	254	0	0
Southwest	282	0	0	0	0
MGC	10,759	1,190	1,190	0	0
TOTAL	38,652	18,403	8,031	10,372	21.7

15.1	Sample Handling

There is no documentation or record regarding on-site sample handling for any of the drill campaigns completed at the Pan property prior to 2004. Latitude reported that samples were placed daily in one of two on-site staging areas, where they remained until transported to the assay lab, and that no special security measures were employed.

RC drill samples collected in 2004 were reportedly stored unsecured near individual drill sites or at a central collection point within the project area for three to five days prior to collection by laboratory staff for transport to the assay lab. Duplicate RC samples were temporarily cached at a designated staging area within the project area, and then transported to Castlewood’s secure storage area in Eureka by project personnel. Drilling was conducted during daylight hours, and no non-project personnel were observed within the project area during drilling.

April 4, 2011

Midway Gold Corp.	Sample Preparation Analyses and Security
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Core samples collected in 2004 were transported to the Eureka storage facility on a daily basis, provided the individual core boxes were full. Partial boxes of core were locked in a drill truck overnight to be filled and transported to secure storage the following day. RC duplicate and core samples were transported to the KCA laboratory in Reno by KCA staff at the end of the drilling program. Core sludge samples and primary RC samples were retrieved and transported by Chemex.

15.2	Sample Preparation and Analysis Procedures

Sample preparation and assay techniques prior to 2004 are undocumented and uncertain. Assay certificates are available for most pre-2004 samples, but preparation techniques and internal quality control protocols were not recorded. The following paragraphs summarize the relevant information reported by MDA in 2005 and independently verified by Gustavson during the current study.

Amselco

Amselco samples were processed by Monitor Geochemical Laboratory (Elko, Nevada), Hunter Mining Laboratory (Sparks, Nevada) and Amselco’s own laboratory (Sparks, Nevada). Data from 3,948 Amselco sample intervals is included in the Pan drill hole database. Fire assay with atomic absorption finish was used on 609 samples. For 3,641 samples, digestion/AA results are included in the database, but the analytical origin is uncertain. Based on comparison to the AuFA results, the digestion/AA values most likely represent the results of cyanide digestion analysis. No other information regarding sample preparation, test procedures, or QA/QC is available.
Hecla

Hecla samples were processed by Rocky Mountain Geochemical of Sparks, Nevada. Acid digestion followed by AA determination is the analytical method reported on the associated assay certificates.

Echo Bay

Echo Bay utilized Rocky Mountain Geochemical Corporation of West Jordan, Utah to process samples from the Pan Project. A 30g fire assay with an atomic absorption finish was used to analyze a total of 3,980 samples.

Alta Bay and Alta Gold

Drill samples collected by the Alta Bay joint venture were prepared and analyzed by Alta Gold mine laboratories at the Robinson, Illipah, and Easy Junior mining operations. Records and assay certificates from the Robinson and Illipah laboratories indicate that the samples were analyzed by cold cyanide digestion and AA determination of gold content in the pregnant cyanide solution. If the initial analysis returned values above 0.012 ozAu/st, then the sample pulp was fire assayed and gold content determined by AA. It seems reasonable to assume that Alta Bay followed these procedures on all drill samples analyzed at these laboratories, but this is not a certainty. Assay certificates from the Easy Junior laboratory do not contain information regarding analytical methods.

April 4, 2011

Midway Gold Corp.	Sample Preparation Analyses and Security
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

For the Alta Bay drilling, there are 13,322 sample intervals with assay data. This includes 6,288 AuFA analyses and 13,318 AuCN analyses. Of the 6,288 AuFA results, 6,284 have corresponding AuCN data.

After dissolution of the Alta Bay Joint venture, Alta Gold contracted Analytical Services of Elko, Nevada to process and analyze samples from the 1991 RC twin hole program. Samples were processed by both digestion (unspecified, but likely cyanide) and fire assay followed by AA determination. Sample data from the 1991 drilling program is not included in the Pan database because associated hole location information is unavailable.

Latitude and Degerstrom

All of the drill samples collected by Latitude and Degerstrom were processed and analyzed at the Degerstrom Laboratory in Spokane, Washington. Degerstrom passed the RC cuttings through a riffle splitter and collected a split of between 500 and 1,000 g, which was crushed to a nominal - 150 mesh. A total of 2,892 sample intervals were analyzed by 30g fire assay with AA finish.

Castleworth and Pan Nevada

The RC samples collected by Castleworth and Pan Nevada were processed by Chemex in Elko, Nevada. Each sample was crushed to 70% passing 2mm, passed through a riffle splitter to obtain a 250 g split, and pulverized to 85% passing 75 microns. The pulps were shipped to the Chemex laboratory in Vancouver, British Columbia for analysis by 30g fire assay with AA finish. Higher grade samples (>0.291 ozAu/st) received a gravimetric finish. There are 13,528 RC sample intervals with AuFA determinations. Castleworth did not perform any AuCN determinations on the RC material.

Core samples collected in 2004 were prepared, and analyzed by KCA (Albert, 2004). The core was sampled on five ft intervals and crushed to -2 in. A 1,000g subsample was collected and pulverized to -#10 mesh, split to a 200g sample, and then pulverized to 80% passing -150 mesh. A 30g sample of the pulp was then fire assayed with an AA finish for gold and silver. Each pulp was also analyzed by cyanide soluble methods.

April 4, 2011

Midway Gold Corp.	Sample Preparation Analyses and Security
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

MGC Resources

RC samples collected by MGC were processed by ALS Chemex in Elko and Winnemucca, and by SGS Laboratories in Elko, Nevada. At the end of each day shift, all samples were transported to a secure facility in Eureka, Nevada for storage. Standards and blanks developed and/or purchased by MGC were included in the sample sets dispatched to the laboratory. At the labs, samples were crushed to 70% passing -6mm, split to 250g using a riffle splitter, then pulverized to 85% passing 75 microns. Pulps were analyzed using 30g fire assay with an AA finish. Higher grade samples (>0.291 ozAu/st) received a gravimetric finish. For samples returning greater than 300 ppb Au, a cyanide leach analysis was performed. A one hour cyanide digestion was completed on a 30g sample pulp, followed by AA determination of gold content in the pregnant cyanide solution. MGC data from 9,957 sample intervals with AuFA determinations, and 1,035 sample intervals with paired AuCN information, are included in the Pan database.

15.3	Discussion and Sample Studies

The Pan drill hole database contains gold assay analytical information on 49,027 sample intervals, with assay results by fire assay and cyanide digestion stored separately. As a subset of this total database, 38,652 samples contain AuFA assay data, and 18,403 contain AuCN assay data. Of the AuCN data, 8,028 are paired with AuFA assay results, providing an indication of associated gold recovery, though at a very fine grind. AuCN data only is available for another 10,375 samples. The lack of total gold assay is generally associated with the Amselco and Alta Bay datasets, and for the Alta Bay material data is limited to values below 0.012 ozAu/st on the AuCN determination. In the 2005 MDA report, comparative analysis of AuFA and AuCN data from Amselco and Alta Bay samples indicates that the AuCN-only data is, on average, potentially 24% lower grade than total gold content, and that the percentage will vary from sample to sample depending on total gold content and the fraction of that total which is cyanide-soluble.

15.3.1	Size Fraction Analyses

In 1987, Echo Bay submitted three sample composites from North Pan drill holes to Dawson Metallurgical Laboratories of Murray, Utah for metallic screen/size fraction analyses (Thompson, 1987 and MDA, 2005). Preparation and procedures are documented in the 2005 MDA technical report and are summarized below in Table 15-2. Overall, the size fraction analyses demonstrate that Pan gold mineralization is similar in nature to most Carlin-style disseminated gold deposits.

April 4, 2011

Midway Gold Corp.	Sample Preparation Analyses and Security
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 15-2  Size Fraction Analyses, Echo Bay

Hole Id	Mesh Size	Weight % Retained	Gold Grade (ozAu/st)	Gold Distribution (%)

EP-39	+6	11.2	0.033	6.3
	-6 to +20	19.91	0.046	15.6
	-20 to +48	8.39	0.046	6.6
	-48 to +100	3.70	0.060	3.8
	-100	56.78	0.070	67.7
	Total	100.00	0.059	100.0
EP-7	+6	26.40	0.030	23.2
	-6 to +20	37.30	0.032	35.0
	-20 to +48	14.24	0.034	14.2
	-48 to +100	5.02	0.032	4.7
	-100	17.03	0.046	22.9
	Total	100.00	0.034	100
EP-46	+6	19.97	0.021	16.6
	-6 to +20	38.99	0.011	17.0
	-20 to +48	16.15	0.026	16.7
	-48 to +100	5.69	0.028	6.3
	-100	19.20	0.057	43.4
	Total	100.00	0.025	100.0

April 4, 2011

Midway Gold Corp.	Data Verification
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

16.0	DATA VERIFICATION

MDA (2005) and AMEC (2008) verified exploration and drilling data through 2007. Both companies found the logs, surveys, and assays in the Pan mineral resource database accurately represent the source documentation. MGC Resources did a complete check of the Pan database in 2007; MGC reinterpreted drill logs and created new interpretations of geology and alteration on cross section during the fall of 2010. Gustavson generated a new model based on the updated geologic sections including lithology and alteration, and Gustavson believes that the available data is adequate for estimating mineral resources and reserves as presented in this report.

MGC personnel verified exploration data collected after January 1, 2008, including checking logs, surveys, and assays. 100% of the 2008 data matches the original information, constituting an error of less than 0.01%.

16.1	Check Assays

Check assay data is available for Latitude-Degerstrom, Castleworth, and MGC, but is not available for Southwest, Hecla, MGC, Amselco, Alta Bay, or Echo Bay samples. The summary below is based on detailed information provided in the 2005 MDA report, and includes additional data from more recent work completed by MGC.

During the Latitude drill campaign, Degerstrom completed 242 check assays on the same sample pulp used for the original assay. Check assay results are summarized in Table 16-1. In general, the check assays compare favorably to the original. The check assays are not considered independent check assays, since both the original and check assays were completed at the Degerstrom Laboratory in Spokane, Washington.

The Castleworth 2004 drill program included assays of duplicate splits collected at the RC rig and second assays on intervals chosen for bottle roll tests. Approximately 6% of the total number of Castleworth drill samples were check assayed, including 129 duplicate samples from drilling completed in January and February 2004, and 119 from July 2004. The 119 July 2004 duplicate samples were assayed at both KCA and Chemex for comparison. Ninety two (92) bottle roll samples were also originally assayed reassayed by Chemex in preparation for bottle roll testing.

MDA (2005) selected sample pulps from the Latitude and Castleworth drilling campaigns for check assays. A total of 15 Latitude sample pulps were selected to represent various gold grades and material types. The check assays, completed at American Assay, Sparks, Nevada, were systematically higher than the original results. MDA notes that sample numbers are insufficient to support statistically valid conclusions.

April 4, 2011

Midway Gold Corp.	Data Verification
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 16-1  Check Assay Results for Pan Project

	No. of	Original Assay (Au	Check Assay
Operator	Samples	opt)	(Au opt)	Comment

Latitude	242	0.0409 Degerstrom	0.0433 Degerstrom	Sample Pulp Re-assay

Castleworth	129	0.006 Chemex	0.007 American Assay	Rig Duplicates

Castleworth	119	0.011 Chemex	0.012 KCA	Rig Duplicates

Castleworth	92	0.023 Chemex	0.023 Chemex	Bottle Roll Assays

MDA (Latitude Drilling)	15	0.0474 Degerstrom	0.0536 American Assay	Sample Pulp Re-assay

MGC	316	0.0028 ALS-SGS	.0028 ALS-SGS	Rig Duplicates

In 2007, MGC conducted a rig duplicate program, collecting a duplicate sample from most of the holes completed during the year. Duplicate samples were collected on site approximately every 100 ft The original assay and duplicate samples were then sent to the same laboratory for analysis. Duplicate samples were split and analyzed using the same procedures as the original sample.

Samples with values less than detection limit (5 ppb), the gold value was set to 0.0. Sample weights were also compared in order to ensure that the duplicates were representative of the original sample. Original sample weights averaged 4.71 kg, compared to 4.66 kg on the duplicates. MGC utilized two assay laboratories (ALS Chemex and SGS) for this study. The sample statistics reported by assay laboratory in Table 16-2 below represent different samples. The close correlation between the original and duplicate sample results is presented graphically in Figure 16-1 and presented in Table 16-2.

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Figure 16-1  MGC Rig Duplicates

316 samples, original assays averaged 0.0958 ppm Au, and ranged from 0 to 3.68 ppm Au. Duplicates averaged 0.0951 ppm Au, ranging from 0 to 1.76 ppm Au.

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Table 16-2  Descriptive Statistics of MGC Duplicate Rig Samples

	ALS- Chemex Original (Au ppm)	ALS- Chemex Duplicate (Au ppm)	SGS Original (Au ppm)	SGS Duplicate (Au ppm)	All (Au ppm)	All (Au ppm)
Mean	0.1107	0.1062	0.0650	0.0722	0.0958	0.0951
Standard Dev	0.3323	0.2702	0.1638	0.1683	0.2889	0.2420
Min	0.000	0.0000	0.0000	0.0000	0.0000	0.0000
Max	3.6800	1.7600	1.2700	1.1500	3.6800	1.7600
Count	213	213	103	103	316	316

16.2	MGC QA/QC Programs

SRK reviewed the QA/QC data from 2007 and 2008 drilling and reported the results of that review in 2009. Information from the 2009 SRK review is summarized below (SRK, 2009).

MGC maintained a regular program of commercial standard reference materials as well as blanks and rig duplicates (2007 only). The standards were purchased from Shea Clark Smith, Reno, Nevada as increments of 0.55, 1.0 and 2.0 ppm Au. Blanks were obtained from a gravel stockpile located approximately 1 mile north of Highway 50, on Route 879. MGC employed the following QA/QC protocols during 2007 and 2008 drilling:

•	Rig Duplicates, every 100 ft

•	Coarse (1/4 inch minus) blank reference material, 1 per 50, minimum 1 per hole

•	Standards (-200 mesh) reference material, 1 per 50, minimum 1 per hole

Results of the rig duplicate program are discussed in section 14.1. A limestone stockpile was used as coarse blank material in 2007 and 2008.

In 2007, 115 coarse blank samples were used, with an average result of 0.0029 ppm Au. Nine blanks returned values of >0.013 ppm Au and were investigated further. Significant gold values were not returned in the sample assays from seven holes, and these samples were not rerun. The remaining two holes were reanalyzed for gold, along with a fresh blank sample.

In 2008 a different portion of the limestone stockpile was used as a source for the coarse sample blanks. These samples returned anomalous gold results (>0.030 ppm Au) and use of the blanks was discontinued until a better blank control could be located.

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Industry standards were obtained and submitted blindly with drill samples. Three standards at a 2.0 ppm, 1.0 ppm, and 0.55 ppm threshold were utilized. Values within +1 standard deviation were considered valid and accepted into the database. Values greater than +1 std were further investigated and either reanalyzed or accepted into the database, as appropriate. The 2.0 ppm standard was frequently found to be outside of the +1 std, and use of the 2.0 ppm threshold was discontinued in mid-2007.

Based on the protocol employed by MGC and the standard/blank assay results, the quality of the assays completed in 2007 and 2008 are acceptable.

Sampling and assaying protocols from the 2010 coring program were reviewed by Gustavson. Standards, as discussed above, and blanks were inserted in the sample numbering scheme at a rate of 5%, roughly half as standards and half as blanks. Standard sample assay results were analyzed under the guidelines outlined above. No issues have been identified.

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17.0	ADJACENT PROPERTIES

Adjacent properties have no known existing, potential, or reasonable future material impact on the Pan Project. MGC’s Gold Rock Project is located 8 miles to the southeast of Pan, and could offer opportunities for synergistic development.

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18.0	MINERAL PROCESSING AND METALLURGICAL TESTING

Extensive metallurgical testing has been undertaken on samples from the Midway Pan Gold Project. A summary of metallurgical test work completed prior to 2005 was documented in the 2005 MDA report completed for Castlework Ventures.

Ongoing metallurgical analysis of fresh core samples and trench samples collected in 2010 was initiated in December 2010 by MGC, and is conducted by Resource Development Inc. (RDi). The primary objective of this analysis is to generate sufficient metallurgical data for use in the Preliminary Feasibility Study and ultimately to support the Bankable Feasibility Study. Available data from the ongoing test program is discussed in this section.

18.1	Historic Metallurgical Test work

18.1.1	Bottle Roll Tests

Echo Bay submitted three composite samples to Dawson Metallurgical Laboratories and Hazen Research for bottle roll cyanide leach tests. The samples were composited from three RC holes drilled at North Pan in the Pilot shale. Descriptions and results are summarized in Thompson (1987) and MDA (2005). Gold leach extractions are low for the ¼ in material, but the samples were largely composed of jasperoid, and are not considered representative of the deposit. Gold extraction generally improved with crushing and with increased leach times, although the latter is not consistent. Head grades were higher than anticipated for the Pan Resource, indicating a need for additional testing at average deposit grades. Head grades were also inconsistent considering that the composited samples originated from the same material. Average grade of the tested material was -31 to +93% different then the originally reported drill intercepts. Test results are summarized in Table 18-1. The reported original drill intercept is noted below the associated test result, in red and italics.

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Table 18-1  Dawson Metallurgical Laboratories – BRT Results

	Composite		Gold	Gold
	Interval (ft)		Grade	Extraction-	Gold Extraction-	NaCN
	Drill Intercept	Grind	(ozAu/st)	72 hours	120 hours	Consumpt
Hole ID	Grade (ozAu/st)	Lab	Calc Head	(%)	(%)	ion (lb/ton)

EP-39	0-100 0.058	¼” Dawson	0.058	62.4		1.45

EP-39	0-100	¼” Hazen	0.028	50.6	78.7

EP-39	0-100	81% -400 mesh Hazen	0.033	76.1	78.7

EP-7	20-100 0.029	¼” Dawson	0.038	45.2		1.35

EP-7	20-100	¼” Hazen	0.073	69.0	69.0

EP-7	20-100	81% -400 mesh Hazen	0.056	72.5	70.8

EP-46	5-15 0.028	¼” Dawson	0.034	49.9		1.36

EP-46	5-15	¼” Hazen	0.031	44.5	50.9

EP-46	5-15	81% -400 mesh Hazen	0.033	84.1	84.1

McClelland Laboratories, Inc. conducted bottle roll leach tests on 14 samples submitted by Echo Bay in 1987. Description of tests procedures and results are summarized in McClelland (1987) and MDA (2005). Twelve of the samples were composited from North Pan RC holes, and two were bulk samples from either previous core drilling or mineralization exposed at the surface. As with the Dawson work, all samples were described as silicified or jasperoid. Documentation on the bulk samples is poor and the source is uncertain. Samples were crushed to 90% passing -6 mesh and then subjected to 96-hour bottle roll cyanide leaching. Test results are presented graphically in Figure 18-1. Gold recoveries range from 24 to 90% and generally leveled off after 24 to 48 hours. Average recovery at the end of the 96 hour BRT was 46.8%

Calculated head grades were compared to drill intercept reported grade. Though more consistent than the previous test work, calculated head grades differed by -15% to 22% from the original drill reported intercepts. Average grade for the test work, 0.027ozAu/st, was also higher than the average grade of the project. This continues to be identified as a concern at the Pan Project, as the historical assay data repeatedly generates a lower assay grade than subsequent testing or twin drilling.

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Cyanide consumption was low, ranging from 0.10 to 0.75 lb/ton, and lime requirements were also considered low to moderate due to the high-carbonate, low-sulphide nature of the material.

Figure 18-1   McClelland Laboratories, North Pan Bottle Roll Tests Results

In 1988 Echo Bay submitted to McClelland six additional RC composites from South Pan for testing using the same parameters as the North Pan BRT. Test results associated with the South Pan composites are presented in Table 18-2. In general, gold recoveries were significantly higher than those associated with the North Pan test work, ranging from 69.2% to 97.6% and generally leveling off after 48 hours. Average recovery for the South Pan material was 89.6%.

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Calculated head grades were compared to drill reported intercept grade. Although more consistent than the previous test work, calculated head grades differed by -12% to +3% from the original drill reported intercepts. Average grade for the test work was 0.034 ozAu/st, which is again higher than the average grade of the project.

Cyanide consumption was low, ranging from 0.10 to 0.48lb/ton, and lime requirements were considered low to moderate due to the high-carbonate, low-sulphide nature of the material.

Figure 18-2  McClelland Laboratories, South Pan Bottle Roll Tests Results

In 2004, Castleworth commissioned 62 bottle roll tests on sample rejects from 15 RC holes using 0.25% NaCN solution on 1,000g samples. All but two of the 62 the samples were from North Pan, and the remaining two came from the Black Stallion area. Gold recovery, when compared to the original drill sample assay value averaged 79.2%. Approximately 20% of the samples returned extraction rates >100% because the original gold assay was compared to the drill sample and a head grade was not back-calculated as is industry standard for metallurgical testing.

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Castleworth submitted 92 bottle roll test samples to Chemex in late 2004. A head, tail, and calculated head assay were requested to prevent dubious extraction rates as resulted from analysis procedures earlier in the year. The result of each individual test is presented in the 2005 MDA report. The overall extraction rate averaged 61%, based on an average calculated head grade of 0.0235 ozAu/st.

In 2006, Pan Nevada submitted 101 RC coarse reject samples for bottle roll testing at ALS Chemex. The coarse rejects are presumed to be 70% passing minus 6 mesh according to standard ALS preparation, but documentation is not available to confirm this. Test procedures consisted of subjecting 1,000 g charges to 24 hours of bottle roll, then cyanide leaching in a 0.25% NaCN solution. The leach solution was used at room temperature and analyzed by atomic absorption. The samples submitted included 91 from Black Stallion and 10 from Nana. Recoveries ranged from 17.4% to 100%. Ninety-three of the samples showed greater than 50% gold extraction, with an average of 84.1%. Average grade of the samples was 0.0296 ozAu/st, which is again higher than the average for the project.

18.1.2	Column Leach Tests

McClelland conducted column leach tests on two North Pan bulk samples in 1987. These samples were crushed to 80% minus 3/8 in and were leached in 6 in diameter, 8 ft tall columns. Test procedures are described in detail in the 2005 MDA report, and only a summary of the test results is included here.

Gold extraction averaged 79.2% for one of the samples and 80.8% for the other. Gold recovery was much higher than predicted by the bottle rolls, but no reason was determined by the laboratory. Gold recovery leveled off after 20 to 25 days. Cyanide consumption was much higher than predicted by bottle roll tests, ranging from 1.8 to 2.18 lbs/ton, and lime requirements remained low due to the high-carbonate nature of the material. Recovery curves for both samples are shown in Figure 18-3.

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Figure 18-3  McClelland Laboratories, North Pan Column Leach Test Results

In 1989 and 1990, on behalf of the Alta Bay joint venture, Alta Gold completed column leach tests on 24 drill sample composites from North Pan, 16 drill sample composites from South Pan, 3 surface samples from North Pan, and 3 surface samples from South Pan. Testing was completed at Alta Gold’s Robinson Mine assay lab. A complete description of sample test procedures and results are provided in Meyers (1990) and MDA (2005).

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For the RC drill composites, 6 in diameter columns were utilized, while 14 in diameter columns were used for the larger bulk samples. Column heights were not documented. Both the North and South Pan drill composites required an average of 11 lbs/ton of cement agglomeration to maintain acceptable percolation rates. Blended surface and core samples required no agglomeration at a ¾ in crush size. Results of the column leach testing are shown in Table 18-3. Based on these results, Alta Bay estimated average gold recovery factors for different material types on the project (Myers, 1990). While Gustavson generally agrees with these estimates, this data is historical and was not used as a basis for mineral resource or reserve estimates in the present study. It is also important to note that though Alta Bay established gold recovery factors at North Pan less than 0.018 ozAu/st, the test work did not include material below a 0.010 ozAu/st cut-off.

Table 18-2  Projected Gold Recovery at Pan by Material Type (Myers, 1990)

Area	Material Type	Projected Gold Recovery (%)
North Pan
	Gold Grade < 0.018 ozAu/st, minus ¾”	40
	Silicified Shale, >0.018 ozAu/st	64
	Argillic Shale, > 0.018 ozAu/st	75
South Pan
	Limestone	60
	Silicified Limestone	63
	Argillic Limestone	80
	Argillic+Silicified Limestone	75
	Argillic Shale	70
	Argillic+Silicified Shale	82
	Clay	88

As seen with previous test work, gold recoveries at North Pan appear to be lower due to the presence of late stage silica flooding and possible silica encapsulation. The results of the column leach tests are summarized in Table 18-3. Bottle roll tests of 24- and 48-hour duration were run on 37 of the composites, and the 48-hour results are included in the table. While average grades are more in line with the average deposit grade, there was no systematic testing of material below a 0.010 ozAu/st cut-off.

Calculated head grade was compared to the drill sample grade. For the South Pan drill holes (noted in gray) the average drill intercept reported was 0.022 ozAu/st, compared to 0.029 ozAu/st reported as the average calculated head grade. This represents an increase over the reported grade of approximately 32%. For the North Pan drill holes (noted in gold) the average drill intercept reported was 0.021 ozAu/st, compared to 0.026 ozAu/st reported as the average calculated head grade. This represents an increase of approximately 24% in reported grade. As noted in previous test work, twin comparisons, and core to RC comparisons, true gold grade in the Alta Bay intercepts appears to be consistently under-reported. This is a possible result of:

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•	Use of cyanide soluble gold, instead of fire assay gold results, in the drill intercepts

•	Use of the Alta Bay Mine laboratories, which appear to consistently under report total gold grade in fire assays

Table 18-3  Alta Bay Column and Bottle Roll Leach Tests – Pan

(Gray = South Pan, Gold = North Pan, White = S and N Pan mixed)

Hole Id	Interval (ft)	Drill Intercept (ozAu/st)	Calc Head Assay (ozAu/st)	Gold Extraction (%) – Bottle Roll	Gold Extraction (%) – Columns	Material Type
SP-196	60-215	0.055	0.068	NA	71.2	S Limestone
SP-197	130-260	0.016	0.013	NA	79.1	S Limestone
AP-123 AP-124	45-190 95-185	0.025	0.028	85.7	77.3	A Limestone
SP-193	70-345	0.030	0.037	55.9	82.8	A Shale
SP-249 SP-252 SP-195	210-285 60-295 70-350	0.019	0.027	60.0	64.2	A+S Limestone
SP-245	100-150	0.035	0.036	71.4	84.4	A Limestone
SP-302	125-275	0.037	0.026	61.3	85.3	A Limestone
SP-301	50-305	0.017	0.029	33.3	51.1	Limestone
SP-289	20-120	0.017	0.018	20.0	39.2	S Limestone
SP-192	50-315	0.027	0.030	53.3	69.3	A Shale
SP-194	120-350	0.028	0.033	40.7	85.6	A Limestone
SP-275	125-300	0.020	0.018	65.2	64.1	A Shale
SP-260S	0-185	0.020	0.026	47.4	58.2	A Shale
SP-261S SP-204	115-240 155-355	0.014	0.020	60.0	81.9	A Shale
SP-189	120-325	0.015	0.036	32.4	88.3	Clay
SP-286 SP-299 AP-118	85-130 265-335 195-375	0.015	0.028	75.0	58.5	A+S Limestone
NP-145	0-220
NP-137	0-265	0.026	0.034	27.3	43.7	S Shale
NP-264	245-395

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Hole Id	Interval (ft)	Drill Intercept (ozAu/st)	Calc Head Assay (ozAu/st)	Gold Extraction (%) – Bottle Roll	Gold Extraction (%) – Columns	Material Type
NP-307	0-205	0.036	0.045	64.4	60.0	A Shale
NP-210	105-200	0.033	0.036	56.3	74.1	A Shale
NP-151	110-165
NP-220	100-315	0.019	0.023	30.4	22.5	S Shale
NP-266	20-185
NP-213 NP-221	25-275 25-225	0.023	0.025	43.8	72.0	A+S Shale
NP-167 NP-228	330-370 60-90	0.035	0.042	75.0	75.0	A+S Shale
NP-308 NP-282 NP-283 NP-284	5-240 15-275 10-325 20-190	0.019	0.024	53.9	77.9	A+S Shale
NP-265	0-115	0.019	0.018	40.0	53.0	S Shale
NP-246 NP-242	30-160 40-140	0.018	0.026	87.5	72.9	A Shale
NP-169 NP-200	15-335 160-205	0.012	0.022	56.3	82.8	A+S Shale
NP-141 NP-142	10-205 15-85	0.020	0.018	44.4	39.3	S Shale
NP-131	0-160	0.017	0.016	33.3	35.2	S Limestone
NP-135	185-215
NP-168	245-290	0.021	0.028	26.7	49.2	A+S Shale
NP-236	145-200
NP-306 NP-222 NP-147 NP-230	0-55 85-285 0-225 0-405	0.020	0.022	54.3	54.6	S Shale
NP-203	100-190
NP-186	100-205	0.023	0.026	44.0	64.1	A+S Shale
NP-211	30-135
NP-152	180-235
NP-148	0-110	0.017	0.020	53.9	67.5	A+S Shale
NP-159	0-155
NP-226 NP-139	55-245 70-100	0.015	0.018	36.4	65.6	A+S Shale
NP-225	55-305	0.025	0.032	56.5	32.0	S Shale
NP-218 NP-134	70-110 60-135	0.015	0.026	28.5	51.3	S Shale

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Hole Id	Interval (ft)	Drill Intercept (ozAu/st)	Calc Head Assay (ozAu/st)	Gold Extraction (%) – Bottle Roll	Gold Extraction (%) – Columns	Material Type
NP-263	5-310
NP-247	0-190
NP-150	120-140	0.026	0.024	40.0	54.5	A Shale
NP-184	85-115
EP-7	Unknown	NA	0.054	NA	73.1	A Shale
EP-34	Unknown	NA	0.028	NA	43.5	S Shale
EP-46	Unknown	NA	0.028	NA	43.4	A+S Shale
EP-46	Unknown	NA	0.028	NA	50.0	A+S Shale
248	Surface Sample	NA	0.022	15.8	57.9	A+S Shale
249	Surface Sample	NA	0.026	NA	72.6	S Shale
250	Surface Sample	NA	0.022	NA	78.5	S Shale
293	Surface Sample+EP-21	NA	0.018	NA	75.4	A+S Shale
294	Surface Sample+EP-21	NA	0.014	NA	53.4	A+S Shale
295	Surface Sample+EP-21	NA	0.034	NA	85.0	A Shale

In 2000, Latitude and Degerstrom completed additional column testing on PQ-size core that had been drilled by Alta Bay in 1992. Eight column leach tests from South Pan silicified limestone were completed at the Degerstrom Laboratory in Spokane, Washington. The material was crushed to minus ¾ in, and 3½ in columns were run for 20 days. Test results are summarized in Table 18-4 below.

Gold leaching characteristics are good for the 8 columns completed, with recovery ranging from 58.1% to 93.2%. Drill collar location and logs could not be located, so whether or not these samples are representative is uncertain. The average head grade, 0.044 ozAu/st, is significantly higher than the average grade of the mineral resource for the South Pan portion of the deposit.

Comparison to drill intercepts was not possible, as no original assays for these core holes could be identified. It appears the core was not split and assayed until metallurgical testing began.

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Table 18-4  Latitude/Degerstrom Column Leach Test for South Pan

Hole Id	Interval (ft)	Split Assay (ozAu/st)	Calculated Head Grade (ozAu/st)	Gold Extraction (%)
EP-87C	27-128	0.041	0.032	84.3
EP-87C	183-196	0.033	0.033	58.1
EP-87C	247-260	0.042	0.042	76.0
EP-82C	132-156	0.029	0.032	87.5
EP-253C	83-94	0.092	0.117	93.2
EP-253C	110-131	0.044	0.051	78.6
EP-253C	131-149	0.029	0.047	78.6
EP-253C	149-159	0.033	0.033	81.7

In 2004, Kappes Cassiday and Associates completed column leach testing on core obtained during Castleworth’s 2004 drill program. The core was composited on the basis of gold grade, material type (silicification and argilization), and results of the agitated leach testing described in 16.3. Based on this information, five composites were built from material contained in the six core holes. Specific details for the testwork are summarized by MDA (2005) and only a summary is contained in this report.

The core composites were crushed to create column feed samples at two sizes: 80% passing 1.75 in and 80% passing 0.5 in, and placed in 11 ½ inch and 6 inch diameter columns respectively. Results of the agitated leach and the two columns are graphically presented in Figure 18-4. Calculated head grades ranged from 0.024 to 0.071 ozAu/st, which is high compared to the overall average grade of the deposit. On the larger size material, column leach gold recoveries ranged from 46-85%, while the small size material gold recoveries ranged from 55-85%. There is some apparent benefit to crushing, although the agitated leach results indicate that there is a limit to the size required to enhance gold recovery.

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Figure 18-4  KCA Column and Agitated Leach Summary

Material Size

18.1.3	Agitated Leach Tests

Kappes, Cassiday, and Associates performed agitated leach tests on each 5 ft interval from six 2004 Castleworth core holes. A 10 g sample from each original assay pulp was agitated for 24 hours in a warm cyanide solution. The tests are detailed in the original MDA report (2005). A total of 254 samples were tested, with an average head grade of 0.028 ozAu/st. Gold extraction averaged 60%, although there are no details about where the head grade was calculated or determined from fire assay of the pulps.

18.2	Ongoing Metallurgical Test work

RDi received three surface samples, designated North Pan 1, North Pan 2, and South Pan 1, along with drill core samples from the 2010 drilling program at Pan. The drill core samples from 14 holes were split into 29 composite samples with varying lithologies and feed grade. Metallurgical testing of these samples is currently in progress, and this Prefeasibility Study is based in part on the results of RDi test work that has been completed to date.

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18.2.1	Head Analysis

The results of head analyses on the various composite samples are given in Table 18-5. The first ten composites represent the North Pan deposit and the remaining nineteen samples represent the South Pan deposit.

Table 18-5  Head Analyses of Composite Samples

Composite	Assay, g/t		Preg. Robbing,
No.	Au	Hg	%
1	0.271	0.60	<0.6
2	0.267	1.52	<0.6
3	2.153	2.11	<0.6
4	0.377	1.45	1.1
5	0.693	1.38	2.92
6	0.226	3.90	<0.6
7	0.439	1.98	6.8
8	0.72	1.41	2.3
9	0.521	5.63	2.8
10	0.727	0.56	<.06
11	0.418	2.71	2.92
12	0.401	0.80	3.4
13	0.535	1.38	<0.6
14	0.23	2.58	0.6
15	0.35	3.20	<0.6
16	0.645	3.12	4.68
17	0.504	2.23	<0.6
18	0.826	3.64	<0.6
19	0.384	2.24	1.7
20	0.542	2.13	6.2
21	0.682	1.22	<0.6
22	0.593	1.64	<0.6
23	1.327	1.96	1.5
24	1.265	1.48	4.0
25	0.250	1.35	<0.6
26	1.087	1.30	<0.6
27	0.483	1.41	<0.6
28	1.035	1.60	5.7
29	0.542	0.78	<0.6
NP1	0.795	0.68
NP2	2.448	1.01
SP1	0.298	3.58

The head analyses of the various composite samples are given in Table 18-5. The first ten composites represent the North Pan deposit and the remaining nineteen samples represent the South Pan deposit. The head analyses indicate the following:

•	The gold assays ranged from 0.022g/t to 2.15 g/t Au

•	The samples contain 0.6 to 5.6 g/t Hg

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•	The majority of the composites exhibited negligible preg-robbing properties.

•	The major mineral in these composites is quartz with minor amounts of clay.

Table 18-6  ICP Analyses of Composite Samples

Element,	Composite No.
%	1	2	3	4	5	6	7	8	9
Al	2.46	1.99	1.99	2.14	2.44	4.03	2.20	2.68	3.71
Ca	0.09	0.07	0.09	0.08	0.06	4.49	0.08	0.83	1.90
Fe	0.89	0.68	0.81	1.43	1.44	2.32	0.69	0.69	2.15
K	1.00	0.86	0.69	0.85	0.80	1.70	1.02	1.21	1.50
Mg	0.12	0.14	0.12	0.06	0.06	0.38	0.14	0.23	0.29
Na	0.03	0.05	0.05	0.03	0.06	0.04	0.03	0.08	0.04
Ti	0.08	0.03	0.06	0.06	0.03	0.09	0.05	0.05	0.10
Element, ppm
As	88	249	179	279	562	342	145	100	436
Ba	417	1995	1955	8020	858	5219	798	2344	7730
Bi	26	<10	<10	22	<10	36	18	20	41
Cd	3	0	1	9	2	14	4	4	13
Co	5	10	<1	9	6	33	17	9	10
Cr	39	31	117	28	33	49	31	35	52
Cu	69	16	20	43	16	52	41	63	53
Mn	13	17	13	13	35	260	18	40	146
Mo	2	4	5	9	8	8	10	2	8
Ni	14	18	23	15	22	152	20	25	61
Pb	78	52	39	185	29	146	64	82	101
Sr	116	81	107	196	168	164	84	137	254
	105	81	106	60	81	107	84	62	85
W	44	168	<10	77	63	25	105	75	51
Zn	36	62	43	70	76	574	65	227	233

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Table 18-6 Cont.

Element,	Composite No.
%	10	11	12	13	14	15	16	17	18	19	20
Al	21.7	5.55	3.72	4.65	3.77	4.41	3.92	3.27	3.89	2.41	3.07
Ca	0.09	6.59	0.11	0.46	16.02	1.43	0.13	0.11	0.12	0.10	0.12
Fe	0.49	2.81	1.65	4.69	1.94	2.28	1.92	1.67	1.85	1.80	1.58
K	0.70	2.33	1.30	1.27	1.60	2.16	1.25	1.17	1.51	0.97	1.16
Mg	0.15	0.79	0.13	0.22	0.32	0.31	0.11	0.12	0.15	0.14	0.13
Na	0.05	0.07	0.13	0.10	0.09	0.07	0.13	0.06	0.04	0.05	0.03
Ti	0.09	0.07	0.08	0.14	0.09	0.11	0.04	0.08	0.10	0.06	0.07
Element, ppm
As	39	3120	350	1120	451	851	2360	1012	1063	464	302
Ba	295	426	216	273	430	952	332	378	617	1056	328
Bi	<10	27	31	11	32	41	<10	27	29	21	26
Cd	1	6	10	6	12	25	2	27	30	12	8
Co	2	36	3	5	5	11	3	4	4	5	2
Cr	92	59	57	95	43	65	43	52	52	41	52
Cu	20	31	37	34	19	27	11	22	41	24	42
Mn	4	1226	30	73	585	334	15	16	10	18	8
Mo	2	21	20	24	7	9	9	6	9	2	4
Ni	19	148	33	57	52	83	23	31	33	26	14
Pb	28	29	81	34	38	77	24	49	52	30	53
Sr	111	127	194	160	263	270	174	191	211	190	200
V	92	60	211	331	73	100	95	226	171	191	141
W	12	18	19	<10	6	11	28	22	26	37	20
Zn	33	199	92	84	154	351	77	69	108	121	117
Element,	Composite No.
%	21	22	23		24	25	26	27		28	29
Al	3.24	2.88	2.86		1.92	3.16	1.27	2.38		4.25	3.87
Ca	0.16	25.32	15.22		24.20	19.68	8.30	21.13		1.56	0.11
Fe	2.07	1.47	1.31		1.08	2.01	0.63	1.31		2.02	2.19
K	1.45	1.18	1.15		1.03	1.54	0.63	1.26		1.86	1.42
Mg	0.10	0.31	0.38		0.34	1.97	0.23	1.87		0.38	0.38
Na	0.02	0.05	0.05		0.05	0.02	0.01	0.05		0.07	0.06
Ti	0.09	0.09	0.09		0.06	0.09	0.04	0.06		0.11	0.05
Element, ppm
As	428	752	219		791	527	59	264		458	1165
Ba	2186	5600	10234		6487	18218	21697	4873		286	556
Bi	26	28	<10		22	34	16	22		34	21
Cd	14	21	2		22	18	7	9		14	3
Co	3	7	<1		4	16	8	6		9	6
Cr	58	34	78		28	36	16	31		49	45
Cu	40	19	19		21	77	82	15		31	21
Mn	8	2666	1183		1786	638	492	2418		311	89
Mo	2	10	4		12	9	5	4		17	19
Ni	20	32	24		20	44	12	23		68	76
Pb	34	35	37		26	36	44	29		31	40
Sr	145	163	88		124	200	76	146		178	97
V	138	39	11		27	39	30	35		173	211
W	31	7	<10		7	10	63	8		9	25
Zn	110	235	198		212	140	161	262		183	195

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Table 18-7  XRD Analyses of Major Ore Types

	Approximate Weight, %
	Composite No.
	7	12	15	20	21	28
Mineral	(sbs)	(shs)	(sba)	(hbs)	(hba)	(sha)
Quarz	85	74	63	83	79	66
Kaolinite	-	8	<5	<5	<3	5
K-feldspar	-	-	-	-	-	<3(?)
Alunite	<3	9	-	<5	10	-
Calcite	-	-	<5	-	-	<5
Hematite	<2(?)	<3	<3	<3	<3	-
Unidentified	<5	<5	<5	<5	<5	<5

18.2.2	Static Leach Tests

Static bucket leach tests with cyanide were performed on three surface samples for 23 days to determine the gold extraction as a function of particle size. A total of six particle sizes were tested ranging from minus half inch to four inch. The test results indicated that a crush size of P100 of one inch should be appropriate for heap leach operation as shown in Table 18-8.

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Table 18-8  Static Leach Test Results

Composite		Extraction % Au (23 days leach)
No.	Days	3" x 4"	2" x 3"	1.5" x 2"	1.5" x 1"	1.0" x 0.5"	-0.5"
NP1	23	51.0	58.3	53.3	65.1	64.2	70.6
NP2	23	52.4	59.5	64.2	59.3	84.0	79.2
SP1	23	93.7	76.7	86.4	84.0	86.2	85.6

18.2.3	Bottle Roll Tests

Bottle roll tests with cyanide were performed on all composites at two grind sizes, namely P80 of 6 mesh and P80 of 200 mesh. The cyanide level was 1.0 g/L NaCN for all tests and allowed to decay during the test. Kinetic solution samples were taken during the 72 hour tests that indicate nearly all of the gold extraction is accomplished in the first 6 to 24 hours. The gold extraction ranged between 82.9% and 90.8% for the surface samples with increased recovery for the 200 mesh material. The gold extraction for the non-surface samples ranged from 48.7% to 92.9% with a significant increase in recovery for the 200 mesh material in all but one sample. Excluding that sample, the finer particle size tests averaged an additional 25% extraction of gold, which would suggest that a significant portion of gold does not become liberated at the 6 mesh size. The bottle roll results are reported in Table 18-9.

Table 18-9  Bottle Roll Test Data for Composite Samples

	6 Mesh			200 Mesh
Composite No.	Extractio n % Au	Calc. Head g/t Au	NaCN Consumptio n kg/t	Extractio n % Au	Calc. Head g/t Au	NaCN Consumption kg/t
NP1	82.9	0.683	0.176	90.8	0.725	1.309
NP2	85.3	2.566	0.173	88.6	2.415	0.465
SP1	89.5	0.602	0.288	89.7	0.494	0.153
2	48.7	0.228	0.301	79.8	0.287	0.159
5	52.3	0.891	0.120	82.6	0.885	0.125
11	58.2	0.409	0.109	71.9	0.420	0.111
16	65.4	0.674	0.239	92.9	0.649	0.229
29	68.5	0.464	0.296	63.2	0.484	0.102

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18.2.4	Column Tests

Open circuit column leach tests were run on eight samples at nominal 0.5 inch crush size and three samples at nominal 1.5 inch crush size. All samples were agglomerated with 5 lb/ton of cement and 2 lb/ton of lime and cured for 48 hours. The cyanide solution was then applied at a rate of 0.005 gpm/ft2 at a strength of 0.50 g/L NaCN. The gold extraction at 41 days ranged from 46.1% to 95.7% for the surface samples with increased recoveries for the finer crush size. The finer crush size also consumed 3.5 times the cyanide (0.20 kg/mt versus 0.71 kg/mt). The gold extraction for the non-surface samples at 31 days ranged from 48.4% to 85.0% with all columns at the 0.5 inch crush size. An average additional extraction of 8.3% was observed for the column tests as compared to the 6 mesh bottle rolls for these samples. The cyanide consumption was consistent for these samples averaging 0.51 kg/mt. The column leach test data are reported in Table 18-10. Due to the absence of significant amounts of clays in these samples, no compaction of material was observed in the columns. Additional column tests at three crush sizes (0.5 in, 1 in and 1.5 in) are being run with the composite samples. The column test results for North Pan samples shown in Figures 18-5 and 18-6 indicate that the gold was still being recovered at 31 days. RDi expects that the overall extraction from the North Pan samples would average + 70% and from the South Pan samples, an average of + 80%. This will be confirmed in the on-going test work prior to the feasibility study.

Table 18-10  Column Leach Test Results

Column No.	Crush Size	Composit e No.	Leach Time, Days	Extracti on % Au	Residue g/mt Au	Calc. Head g/mt Au	NaCN Consumptio n kg/mt
1A	1.5”	SP1	41	89.9	0.036	0.357	0.250
2A	1.5”	NP1	41	52.4	0.309	0.649	0.154
3A	1.5”	NP2	41	46.1	0.792	1.470	0.196
1	0.5”	SP1	41	95.7	0.015	0.352	0.628
2	0.5”	NP1	41	73.4	0.182	0.637	0.637
3	0.5”	NP2	41	73.1	0.394	1.462	0.873
4	0.5”	2	31	53.0	0.141	0.300	0.458
5	0.5”	5	31	48.4	0.471	0.913	0.528
6	0.5”	11	31	74.3	0.125	0.487	0.509
7	0.5”	16	31	85.0	0.098	0.655	0.493
8	0.5”	29	31	74.1	0.117	0.451	0.547

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Figure 18-5  North Pan Leach Curve - Days

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Figure 18-6  North Pan Leach Curve – Tons of Solution per ton solids

18.2.5	Crushability Work Indices and Abrasion Indices

The crushability and Work Indices and Abrasion Indices data were obtained for the surface samples. The data is provided in Table 18-11. Additional data are being generated for the various rock types.

Table 18-11  Work and Abrasion IndexTest Results

	Wi (kW-
Sample	Hr/st)	Ai
NP-1	16.94	0.282
NP-2	8.22	0.278
SP-1	12.44	0.0236

18.2.6	Conclusions

The Pan ore appears to be highly amenable to leaching, with reasonably fast kinetics. The South Pan ore leaches more quickly than the North Pan ore, and economics may dictate the placement of South Pan ore first, allowing for a faster return of revenue. At this stage, it also appears from the test work that crushing and agglomerating to 0.5 inches will provide the highest economic recovery.

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The on-going test data indicates the following:

•	Recover of +70% for North Pan samples and +80% for South Pan samples at a crush size of P80 of 0.5 inch

•	Lime and cement addition of 1.8 lb/ton and 5 lbs/ton respectively

•	Sodium cyanide consumption of 0.4 to 0.6 lbs/ton of ore can be expected for the commercial operation at the P80 ½ inch crush size.

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19.0	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATE

The mineral resource and mineral reserve estimated reported for the Pan project was completed by Zachary J. Black, E.I.T., Gustavson Staff Geological Engineer, under the supervision of Terre Lane, Principal Mining Engineer and Donald E. Hulse, P.E., Principal Mining Engineer. These mineral resource and mineral reserves estimates are compliant with Canadian National Instrument 43-101.

19.1	Deposit Geology Pertinent to Resource Estimation

MGC has reinterpreted the geology of the Pan deposit by reclogging or reinterpreting drill logs and then creating cross sectional model of lithology and alteration. The gold deposition at the Pan Project generally occur as elongate, sub-horizontal pods in association with structures and dissolution/hydrothermal breccia bodies hosted by the Pilot Shale and, to a lesser extent, the Devils Gate Limestone. Gold deposits also occur as more tabular bodies in deposits hosted by altered and mineralized sedimentary horizons.

Gold mineralization is both structurally and stratigraphically controlled, occurring primarily in the Pilot Shale along the trend of the Pan fault, within high-angle northwest- and northeast-trending structural zones, and within calcareous shale beds. Collapse breccias in the upper Devil’s Gate Limestone and pipe-like breccia bodies that developed within the Devil’s Gate Limestone below the collapse breccia zones likely acted as conduits for gold-bearing hydrothermal solution. At South Pan, mineralization occurs in both the Pilot Shale and the Devil’s Gate Limestone, distributed within a broad zone of silicification and calcite veining associated with the Pan fault zone, and appears to be stratabound in limestone and shale along the limbs of an anticline dissected by the Pan fault. The contact between the Pilot Shale and Devil’s Gate Limestone hosts mineralization along strike at North Pan.

The North Pan deposit is an elongate, sub-horizontal breccia body hosted primarily in the Pilot Shale. Minor amounts of mineralization have been drilled in the Devils Gate Limestone, but the majority of the holes drilled did not pierce this unit. Mineralization has not been closed off at depth, particularly along the Pilot Shale-Devil’s Gate Limestone contact, or to the north where it trends under Tertiary volcanics. Gold mineralization also occurs in tabular bodies in favorable sedimentary host rocks at North Pan. At South Pan, a significant portion of the Pilot Shale is eroded away. The deposit at South Pan is hosted primarily in Devils Gate Limestone in association with high angle structures that horsetail to the southeast from the Pan Fault. Mineralization is hosted by breccias that formed adjacent to and within the trace of the Pan Fault. The breccias are composed of shattered and clay altered, decalcified Devils Gate Limestone. To the east of the Pan Fault, sedimentary units dip 30 to 70 degrees to the northeast, with pronounced fault drag against major structures. Gold occurs in decalcified limestone and, where present, silicified and argillized Pilot Shale. Mineralization is open to the east in tabular zones hosted by preferred stratigraphy (Wendy Zone) and to the south (Barite Zone) where it trends under Tertiary volcanics. Additional gold mineralization at both Nana and Black Stallion occurs in moderately decalcified shale and limestone along the Pilot Shale – Devil’s Gate Limestone contact. Both zones are structurally complex, with flat-lying tabular gold zones offset by numerous cross cutting structures. The Nana zone remains open in all directions, with untested soil anomalies to the north and south. Black Stallion appears to be closed off by drilling.

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19.2	Data Used for the Gold Grade Estimation

Gustavson Associates created a 3 dimensional block model for estimating mineral resources at the Pan Project from data provided by MGC. Drill hole data including collar coordinates, down hole surveys, sample assay intervals, and geologic logs were provided in a secure Microsoft Access database. Geology surface maps and cross-sections detailing alteration and lithology were also provided in electronic format.

The present database has been updated to include the additional 15 diamond core drill holes completed in 2010 by MGC. The updated database differs from the earlier database used by MGC (Harris, 2009), as it includes the new lithology alteration and interpretations for the dissolution/hydrothermal breccia. Four historic drill holes (PR-53, PN08-15, PN08-16, and PN10-12C) were removed from the database because the collar coordinates could not be validated.

The following paragraphs summarize information reported by MDA (2005) and MGC (2009) and independently verified by Gustavson during the Prefeasibility Study:

The Pan drill hole database contains gold assay analytical information on 49,027 sample intervals, with assay results by fire assay and cyanide digestion stored separately. As a subset of this total database, 38,652 samples contain AuFA assay data, and 18,403 contain AuCN assay data. Of the AuCN data, 8,028 are paired with AuFA assay results, providing an indication of associated gold recovery, though at a very fine grind. AuCN data only is available for another 10,375 samples.

The lack of total gold assay is generally associated with the Amselco and Alta Bay datasets, and for the Alta Bay material data is limited to values below 0.012 ozAu/st on the AuCN determination. In the 2005 MDA report, comparative analysis of AuFA and AuCN data from Amselco and Alta Bay samples indicates that the AuCN-only data is, on average, potentially 24% lower grade than total gold content, and that the percentage will vary from sample to sample depending on total gold content and the fraction of that total which is cyanide-soluble. All assays below detection limits were set to 0.000 oz/ton, and missing samples were not assigned any value and were not used in the estimation.

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The drill hole spacing ranges from 100 feet to over 400 feet, but is generally on nominal 100 foot centers. The azimuth and inclination of drill holes vary greatly. The majority of the drilling was focused in an area with a north-east trend that is approximately 12,000 feet long and 2,000 feet wide.

19.3	Density

MGC performed density tests on 194 diamond core samples from both North and South Pan. The test procedure included weighing of the core sample in air, weighing the sample in water, and use of the following calculation:

A = mass of dry specimen in air,

B = mass of specimen in water,

γ = (	A	)	* 0.9970	g
	B			cm3

The results are summarized in Table 19-1.

Table 19-1  Core Sample Density Test Results

	Density	Tonnage Factor
Rock Type	t/ft3	ft3/ton
Argillic Shale	0.0685	14.6
Unaltered Shale	0.0704	14.2
Limestone	0.0781	12.8
Breccia	0.0794	12.6
Argillic Breccia	0.0758	13.2
Silicified Breccia	0.0763	13.1
Tertiary Volcanics	0.0592	16.9

19.4	Methodology

Gustavson modeled and estimated the mineral resources by constructing geologic, alteration, and mineral domains from the MGC cross sections, and geostatistically analyzing the drill data to define the estimation parameters used to estimate gold grades into the 3-Dimensional (3D) block model. Leapfrog 3D® geological modelling software was used to create 3D stratigraphic, alteration and mineral domain solids. MicroModel mining software was used to estimate gold grades.

MGC defined the structure, stratigraphy, and alteration of the North and South Pan areas of property on 1 in. = 50 ft cross sections spaced 200 ft apart and oriented east-west, to best account for orientation of the deposit. Gustavson combined the MGC subsurface interpretations with the surface geology to create 3D stratigraphic and alteration models.

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Gustavson visually evaluated the assay data on cross-section, and found that while the majority of the mineralization was restricted to the dissolution/hydrothermal breccia there was related contact mineralization in other lithologic domains. Gustavson found that a +0.004 opt grade population represented a continuous zone of mineralization related to the argillic alteration, stratigraphic ore zones, and the breccia zone. A higher grade + 0.008 opt grade population represented a continuous zone of higher grade material possibly related to silica flooding within the breccia zone. These grade breaks were used to construct grade domain boundaries representative of the lithology, alteration, and grade of the zone being modelled. The grade domains were used as both soft and hard boundaries designed to replicate the gradational changes identified in the drill hole assay data, while limiting the influence of the non-mineralized sample assays.

19.5	Estimation Domains

For estimation purposes, the Pan deposit was divided into 2 separate regions (North and South) containing 4 independent grade domains. The domains were based on the location and general geology differences within each region. The domains include North Pan Breccia Zone, North Pan Syncline Zone, South Pan Breccia Zone, and South Pan Wendy Zone. Each domain consists two grade boundaries representing 0.004 and 0.008 opt gold assays. Figure 19-1 illustrates the location of these domains on the footprint of the project. Target areas from previous exploration programs at North and South Pan are included in the above mentioned domains, as appropriate depending on the orientation of the individual mineralized zones. For the purpose of this resource report, the Black Stallion and Nana areas have been excluded.

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Figure 19-1  Pan Mineral Domains

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The grade boundary solids were used to code the block model and drill hole raw assay samples to the domains. Summary statistics of the coded drill hole samples are presented in Table 19-2.

Table 19-2  Pan Project Raw Assay Summary Statistics Au ≥ 0.0001 opt

Pan Project Raw Assay Summary Statistics Au ≥ 0.0001 opt
	Sample Count	Minimum	Maximum	Mean	Median	Variance
Mineral Domain	n	opt	opt	opt	opt	opt
South Pan Breccia 0.004	3198	0.0001	0.0720	0.0045	0.0030	0.0000
South Pan Breccia 0.008	5012	0.0002	0.2535	0.0177	0.0120	0.0004
Wendy Zone 0.004	861	0.0001	0.0340	0.0050	0.0040	0.0000
Wendy Zone 0.008	616	0.0001	0.2415	0.0142	0.0088	0.0004
North Pan Breccia 0.004	4717	0.0001	0.1720	0.0044	0.0030	0.0000
North Pan Breccia 0.008	7432	0.0001	0.5892	0.0184	0.0132	0.0004
Syncline Zone 0.004	757	0.0001	0.0435	0.0038	0.0020	0.0000
Syncline Zone 0.008	325	0.0001	0.1470	0.0163	0.0081	0.0005
Out Side Model Area	13652	0.0001	0.1896	0.0030	0.0010	0.0001
Total	36570	0.0001	0.5892	0.0088	0.0039	0.0002

19.5.1	Compositing

Twenty-foot down-hole composites were created from the gold assays and confined to each of the domain solids and grade shells. The composites were then used for the grade capping analysis and variography for each domain solid. Table 19-3 presents the composite data for each domain.

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Table 19-3  Statistics of Individual Mineralized Domains (oz/t)

Pan Project Twenty-foot Composite Assay Summary Statistics Au ≥ 0.0001 opt
	Sample Count	Minimum	Maximum	Mean	Median	Variance
Mineral Domain	n	opt	opt	opt	opt	opt
South Pan Breccia 0.004	909	0.0001	0.0246	0.0041	0.0031	0.0000
South Pan Breccia 0.008	1300	0.0002	0.1194	0.0170	0.0132	0.0002
Wendy Zone 0.004	238	0.0001	0.0151	0.0047	0.0043	0.0000
Wendy Zone 0.008	160	0.0002	0.0746	0.0139	0.0109	0.0001
North Pan Breccia 0.004	1381	0.0001	0.0768	0.0039	0.0029	0.0000
North Pan Breccia 0.008	1911	0.0002	0.2391	0.0181	0.0137	0.0003
Syncline Zone 0.004	205	0.0001	0.0214	0.0037	0.0021	0.0000
Syncline Zone 0.008	88	0.0001	0.0925	0.0157	0.0119	0.0003
Out Side Model Area	3892	0.0001	0.1474	0.0027	0.0009	0.0000
Total	10084	0.0001	0.2391	0.0081	0.0035	0.0002

19.5.2	Capping of Assays

The following paragraphs summarize information reported by MGC (2009) and independently verified by Gustavson during the Prefeasibility Study.

Cumulative probability plots were created for 10-foot, 20-foot and 50-foot composites. These plots were completed for each domain and for all of the composites within all zones together. Analysis showed no significant influence of higher grade samples to the final estimate of grade or tonnage of the deposit.

A similar result was otained by an analysis that AMEC completed for an internal resource estimate of the Pan deposit (AMEC, May 9, 2008). This analysis was based upon a metal-at-risk Monte Carlo Simulation. For this simulation, two probability distributions are created, each representing the real distribution of the high grade and nominal grades of the deposit. The simulation creates drill hole results for thousands of samples based upon each of the distributions. It then uses the results to estimate a tonnage to be mined from both of the populations on a yearly basis. Based on te results of this analysis, AMEC concluded that less then 1.7% of the metal in the deposit is at risk and that capping of the Pan deposit was not warranted.

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Figure 19-2  Cumulative Probability Plot of the Pan Deposit

Based on the analyses completed by MGC and by AMEC, no capping was applied to the Pan assay data or composites.

There are potential bias problems with cyanide solution assays appearing lower than the corresponding fire assays and assays from reverse circulation drilling lower than values from core samples. Gustavson believes that this could underestimate the grade for the deposit and that additional analysis in conjunction with planned new drilling will better define these effects.

19.5.3	Variography

Variography analysis was completed for all four estimation domains to establish the spatial variability of mineralization within each domain. Variography establishes the appropriate contribution that any specific composite should have when estimating a block volume value within a model. This is performed by comparing the orientation and distance used in the estimation to the variability of other samples of similar relative direction and distance. An example of a spherical variogram constructed from the major axis of the South Pan Breccia domain using a “Pairwise Relative” method of organizing of the variance pairs is shown in Figure 19-3.

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Figure 19-3  A Spherical Variogram for the Major Axis the South Pan Breccia Domain

Bxa Domain Omni-directional Variogram 08-Mar-11
Bxa Domain Omni-directional Variogram

0.800
0.700
0.600
0.500
0.400
0.300
0.200
0.100
0.000
PAIR-WISE RELAT
0.0
20.0
40.0
60.0
80.0
100.0
120.0
140.0
160.0
180.0
200.0
LAG DISTANCE - FEET
128
5090
8642
13645
19100
26841
33384
39187
46893
52809
BASIC STATISTICS
MEAN = 0.0121
VARIANCE = 0.0002
SAMPLES = 3292
DIRECTIONAL PARAMETERS
AZIMUTH = 0.0
DIP = 0.0
TILT = 0.0
X WINDOW = 90.0
X BAND = 10000.0
Z WINDOW = 90.0
Z BAND = 1000.0
MODEL PARAMETERS
NUGGET = 0.1186
SPHERICAL
SILL = 0.2397
RANGE = 67.8619
SPHERICAL
SILL = 0.1978
RANGE = 157.9195
TYPE OF INPUT DATA
COMPOSITED Au_Sel

Variograms were created for both horizontal and vertical orientations within each domain increment of 15 degrees between orientations. Search ellipsoid axis orientations were based upon these. The sill and nugget values for each domain were taken from the omni-directional variograms. The resultant variogram parameters are shown in Table 19-4.

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Table 19-4 Pan Variogram Parameters

Primary Axis
	South Bxa	Wendy	North Bxa	Syncline
Dip Direction	0	315	Isotropic	255
Dip	-15	0		0

Secondary Axis
Dip Direction	0	45	Isotropic	345
Dip	0	-40		0
Model Type	Spherical	Spherical	Spherical	Spherical
C0	0.132	0.185	0.1186	0.177
C1	0.28	0.245	0.2397	0.346
C2	0.24	0.102	0.1978	0.312
Range1	72	150	68	100
Range2	210	262	158	174

19.5.4	Estimation Methodology

A Block model was created for the Pan deposit using blocks that are 20 feet wide, 20 feet long and 20 feet high. Each of the blocks was assigned attributes of gold grade, resource classification, rock density, tonnage factor, lithology, alteration, and a grade domain classification. The blocks were then assigned densities and domain assignments as appropriate to assist in estimation.

All of the domains were estimated in 3 passes and each block was assigned a classification of measured, indicated, or inferred based on the parameters in Table 19-5. The resource classification of each block was based on a factor of the average sample distance in an anisotropic direction as established by the second structure range (Table 19-4) from the variogram model for the domain being estimated. The measured class utilized a ½ ellipsoid variogram search distance. Indicated was set at a full variogram search distance and inferred was set at 2 times the variogram distance. As an additional requirement, Gustavson limited the measured and indicated estimation data to include only the fire assay intervals. Inferred material was estimated using all available assay data.

Ordinary Kriging was used to estimate grade for all domains. Estimation parameters for each of the domains are given in Table 19-5.

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Table 19-5  Pan Estimation Parameters

Domain	South Bxa			South Wendy			North Bxa			North West of Pan Fault
	Measured	Indicated	Inferred	Measured	Indicated	Inferred	Measured	Indicated	Inferred	Measured	Indicated	Inferred
	1st Pass	2nd Pass	3rd Pass	1st Pass	2nd Pass	3rd Pass	1st Pass	2nd Pass	3rd Pass	1st Pass	2nd Pass	3rd Pass
Min	3	3	2	3	3	2	3	3	2	3	3	2
Max	8	12	12	8	12	12	8	12	12	8	12	12
Max per Hole	2	2	4	2	2	4	2	2	4	2	2	4
	Search Ellipsoid Distances (ft)
Primary	105	210	420	131	262	524	79	158	316	87	174	348
Secondary	90	180	360	107	214	428	79	158	316	45	90	180
Tertiary	23	46	92	90	180	360	79	158	316	30	60	120
19.5.5	Estimate Validation

The model was validated by examining the blocks with actual drill hole assay data to determine if the estimated blocks fit the geologic parameters of the various domains of the deposit. Both assay and geological constraints were visually examined. Typical North-South and East–West cross sections of the block model grade distribution for both the North Pan and South Pan zones are shown in Figures 19-4 through 19-7.

Figure 19-4  Typical East-West Section 14,279,735 North Showing North Pan

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Figure 19-5  Typical East-West Section 14,271,840 North Showing South Pan

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Figure 19-6  Typical North-South Section 1,998,980 East Showing North Pan

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Figure 19-7  Typical North-South Section, 1,998,590 East Showing South Pan

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Gustavson performed basic statistical checks on the data and the model. A study was also conducted comparing 10 and 20-foot composites to confirm the appropriateness of 20-foot composites. Statistical variance and average grade show no significant difference, and Gustavson considers the 20-foot composite to be the best selection.

Gustavson noted that the grade shell cutoff used to define the domains was approximately equal to the economic cutoff for the project. Eliminating the lower grade samples outside the grade shell can lead to overestimation of the lowest grade material within the shells. To test this, Gustavson performed two analyses: first, the model was estimated using all composites and no grade shells, and second, Gustavson compared statistics of the composites against the block model at cutoffs near the economic boundary.

The mineral resource estimate comparison shows a slight shift in the grade distribution when not using the grade shell; the effect of grade shells on the total tons and ounces in the deposit, however, was insignificant.

The statistical review of the models for the main areas of North Pan and South Pan is shown in Table 19-6. It is evident that as the mean grades increase with cutoff in the composites, the mean grades of the models follow a similar pattern indicating that the grades estimated within the grade domains are an adequate estimate of grade.

Table 19-6  Comparison of Composite and Model Statistics

South Pan
Cutoff	20 ft Composites			Block Model
opt	Mean	Median	Std Dev	Mean	Median	Std Dev
0.0001	0.0162	0.0122	0.0154	0.0147	0.0132	0.0086
0.004	0.0192	0.0151	0.0153	0.0152	0.0136	0.0084
0.006	0.0211	0.0167	0.0154	0.0162	0.0144	0.0082
0.008	0.0230	0.0185	0.0154	0.0174	0.0154	0.0079

North Pan
Cutoff	20 ft Composites			Block Model
opt	Mean	Median	Std Dev	Mean	Median	Std Dev
0.0001	0.0135	0.0096	0.0155	0.0091	0.0074	0.0077
0.004	0.0798	0.0135	0.0161	0.0114	0.0094	0.0075
0.006	0.0196	0.0147	0.0163	0.0130	0.0110	0.0076
0.008	0.0213	0.0160	0.0167	0.0150	0.0129	0.0077

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19.6	Mineral Resource Classification

MDA (2005) and MGC (2009) classified the 2005 mineral resource as measured, indicated, and inferred. The methodology also used in the Prefeasibility Study and is appropriate for the Pan deposit.

19.7	Mineral Resource Tabulation

The mineral resource estimate is summarized in Tables 19-7 and 19-8. This mineral resource estimate includes all drill data obtained as of January 2010 and has been independently verified by Gustavson. The mineral resources presented below are inclusive of the mineral reserves as described in Table 19-10.

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Table 19-7  Gustavson North and South Pan Resource Summary, March, 2011

South Pan				North Pan
CUTOFF GRADE	Tons	Gold		CUTOFF GRADE	Tons	Gold
Au_opt	Tons (x 1000)	Grade opt	ounces (x 1000)	Au_opt	Tons (x 1000)	Grade opt	ounces (x 1000)
Measured				Measured
0.03	1,295	0.0383	49.6	0.03	1,056	0.0425	44.9
0.02	3,929	0.0287	112.8	0.02	3,445	0.0295	101.6
0.01	10,289	0.0201	206.8	0.01	11,707	0.0188	220.1
0.008	11,429	0.0190	217.2	0.008	13,596	0.0174	236.6
0.006	12,737	0.0177	225.4	0.006	15,373	0.0162	249.0
0.004	13,659	0.0169	230.8	0.004	17,026	0.0151	257.1
Indicated				Indicated
0.03	383	0.0346	13.3	0.03	249	0.0363	9.0
0.02	2,302	0.0257	59.2	0.02	1,822	0.0252	45.9
0.01	8,966	0.0172	154.2	0.01	12,307	0.0156	192.0
0.008	10,782	0.0158	170.4	0.008	16,032	0.0140	224.4
0.006	12,479	0.0146	182.2	0.006	19,683	0.0127	250.0
0.004	13,788	0.0137	188.9	0.004	22,841	0.0117	267.2
Measured Plus Indicated				Measured Plus Indicated
0.03	1,678	0.0374	62.8	0.03	1,306	0.0413	53.9
0.02	6,231	0.0276	172.0	0.02	5,267	0.0280	147.5
0.01	19,255	0.0187	360.1	0.01	24,014	0.0171	410.6
0.008	22,211	0.0174	386.5	0.008	29,628	0.0156	462.2
0.006	25,216	0.0162	408.5	0.006	35,056	0.0143	501.3
0.004	27,447	0.0153	419.9	0.004	39,867	0.0132	526.2
Inferred				Inferred
0.03	295	0.0333	9.8	0.03	87	0.0326	2.8
0.02	537	0.0294	15.8	0.02	485	0.0248	12.0
0.01	2,203	0.0169	37.2	0.01	2,774	0.0156	43.3
0.008	3,366	0.0142	47.8	0.008	3,798	0.0138	52.4
0.006	5,196	0.0116	60.3	0.006	5,638	0.0115	64.8
0.004	7,000	0.0099	69.3	0.004	7,690	0.0098	75.4

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Table 19-8  Gustavson Total Pan Mineral Resource, March, 2011

Total Pan Mineral Resource
CUTOFF GRADE	Tons	Gold
Au_opt	(x 1000)	Grade opt	ounces (x 1000)
Measured
0.03	2,351	0.0402	94.5
0.02	7,374	0.0291	214.4
0.01	21,996	0.0194	426.9
0.008	25,025	0.0181	453.7
0.006	28,110	0.0169	474.5
0.004	30,685	0.0159	487.9
Indicated
0.03	632	0.0353	22.3
0.02	4,124	0.0255	105.1
0.01	21,273	0.0163	346.2
0.008	26,814	0.0147	394.8
0.006	32,162	0.0134	432.2
0.004	36,629	0.0125	456.1
Measured Plus Indicated
0.03	2,984	0.0391	116.7
0.02	11,498	0.0278	319.5
0.01	43,269	0.0178	770.7
0.008	51,839	0.0164	848.7
0.006	60,272	0.0151	909.8
0.004	67,314	0.0141	946.2
Inferred
0.03	382	0.0331	12.7
0.02	1,022	0.0272	27.8
0.01	4,977	0.0162	80.5
0.008	7,164	0.0140	100.2
0.006	10,834	0.0115	125.1
0.004	14,690	0.0098	144.7

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19.7.1	Lerchs Grossman Pit Optimization

Gustavson used Datamine’s Maxipit®, a Lerchs Grossman pit optimizer, to generate an ultimate pit shell. The general design parameters were based upon preliminary estimates of operating cost and incorporated recommendations from Golder’s January 2011 geotechnical report. The pit was generated based on the assumption of a three year trailing average gold price of $1,050/oz and a 70% and 80% heap leach recovery for North Pan and South Pan, respectively. Mining, crushing and haulage costs were estimated to be $1.20/ton of material moved for the Lerchs Grossman pit optimization. Secondary crushing agglomeration, leaching and gold recovery costs were estimated at $3/ton of ore. General and administrative costs were assumed at $1.00/ton of ore. Only Measured and Indicated Resources are considered in the evaluation. Inferred Resources are treated as waste.

With the above parameters, the economic cutoff for the South Pan Resource is:

(Processing cost + Mining + G&A cost) / gold recovery) / gold price

Cutoff = $(1.2 + 3 + 1) / 75% / $1,050 = 0.0066 opt gold

With the above parameters, the incremental economic cutoff for the North Pan Resource is:

((Processing cost + G&A cost) / gold recovery) / gold price

Cutoff = $(3 + 1) / 75%) / $1,050 = 0.0051 opt gold

The above calculation demostrates that the cutoff grades shown in the resource and reserve tables are appropriate for pit optimization studiesand reporting. The Prefeasibility Study supports this calculation, however the project preforms better economically using a higher economic cutoff of 0.008 opt which was highlighted as the base case.

19.7.2	Open Pit Design

Lerchs Grossman generated pit surfaces that maximized revenue based on the estimated three year trailing average of $1,050 per ounce gold were used as guides along with the Pan block model to design open pits with haul roads and catch benches for both North Pan and South Pan. Separate pit design criteria was used for the creation of the North and South pit based upon the Golder report dated January, 20011 called “Pan Project White Pine County, NV.” Design Criteria for both pits are shown in Table 19-9. Although several of the smaller satellite mineralized zones, like Black Stallion generated Lerchs Grossman pit shells, they were not included in the mine plan at this time. Additional exploration infill drilling is required to adequately define these resources prior to mine planning.

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Table 19-9 Pit Design Criteria

Mine Design Criteria
Pit Design Criteria	South Pan	North Pan
Inter Ramp Angles	50 Degrees	45 Degrees
Face Angles	70 Degrees	63 Degrees
Catch Bench Berm	29 ft	30 ft
Catch Bench Vertical Spacing	60 ft	60 ft
Minimum Turning Radius	85 ft	85 ft
Road Widths	85 ft	85 ft
Road Grade	10%	10%

The designed pits and mine plan layout are shown in Figure 19-8 and 19-9. The mineral reserve for these pit designs is shown in Table 19-10 at different cutoff grades. The economics for this report is based on using a cutoff grade of 0.008 ounces per ton. The Prefeasibility Study demonstrates the project is economically viable, therefore Measured and Indicated Mineral within the designed pits are considered Proven and Probable Reserves as defined by NI 43-101. Mineral reserves are included in the tabulation of mineral resources as described in Table 19-7 and 19-8.

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Table 19-10  Pan Mineral Reserves

South Pan				North Pan				Total Pan
Cutoff Grade	Tons	Gold		Cutoff Grade	Tons	Gold		Cutoff Grade	Tons	Gold
Au_opt	(x 1000)	opt	ounces (x 1000)	Au_opt	(x 1000)	opt	ounces (x 1000)	Au_opt	(x 1000)	opt	ounces (x 1000)
Proven				Proven				Proven
0.01	9,748	0.020	197.7	0.01	10,733	0.019	204.7	0.01	20,481	0.020	402.5
0.008	10,753	0.019	206.8	0.008	12,259	0.018	218.6	0.008	23,012	0.018	425.4
0.006	11,775	0.018	214.0	0.006	13,513	0.017	227.4	0.006	25,289	0.017	441.3
0.004	12,427	0.017	217.3	0.004	14,620	0.016	232.9	0.004	27,047	0.017	450.2
Probable				Probable				Probable
0.01	7,016	0.018	124.9	0.01	8,640	0.016	140.2	0.01	15,656	0.017	265.1
0.008	8,031	0.017	134.1	0.008	10,509	0.015	157.0	0.008	18,540	0.016	291.1
0.006	8,750	0.016	139.2	0.006	12,194	0.014	168.8	0.006	20,944	0.015	308.0
0.004	9,155	0.015	141.3	0.004	14,620	0.016	232.9	0.004	23,775	0.016	374.2
Proven+Probable				Proven+Probable				Proven+Probable
0.01	16,764	0.019	322.6	0.01	19,373	0.018	345	0.01	36,137	0.018	668
0.008	18,785	0.018	340.9	0.008	22,768	0.016	376	0.008	41,553	0.017	716
0.006	20,526	0.017	353.2	0.006	25,707	0.015	396	0.006	46,233	0.016	749
0.004	21,582	0.017	358.5	0.004	29,240	0.016	466	0.004	50,822	0.016	824
Inferred within Designed Pit				Inferred within Designed Pit				Inferred within Designed Pit
0.01	194	0.013	2.6	0.01	336	0.016	5.5	0.01	530	0.015	8.1
0.008	336	0.011	3.8	0.008	438	0.015	6.5	0.008	774	0.013	10.3
0.006	491	0.010	4.9	0.006	619	0.012	7.7	0.006	1,110	0.011	12.6
0.004	718	0.008	6.0	0.004	824	0.011	8.7	0.004	1,542	0.010	14.8

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Figure 19-8  South Pan Pit Design

N
0
250
500
SCALE IN FEET
CONTOUR INTERVAL: 10 ft

South Pit

Midway Gold - Pan Mine

A

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Figure 19-9  North-Pan Pit Design

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20.0	OTHER RELEVANT DATA AND INFORMATION

Gustavson Associates has compiled information generated by a group of independent engineering and consulting companies and completed a Prefeasibility Study for MGC on the Pan project. The contributors include;

•	Golder Associates for geotechnical aspects
•	SRK for pad and pond design and cost estimation
•	Resource Development Inc. (RDi) for metallurgical test work
•	Summit Valley Engineering for the ADR plant design and cost estimates
•	Tri-State Aggregate Machinery for material handling and crusher system design and cost estimates
•	Walsh Environmental for environmental and permitting
•	Electrical Consultants Inc. (ECI) for electrical system design and cost estimation

Appendices for the Prefeasibility Study have not been included in this NI 43-101 report, but are available from Midway upon request.

20.1	Design Criteria

The Prefeasibility Study was completed using the General Design Criteria shown in Tables 20-1 to 18-3.

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Table 20-1  Pan General Design Criteria

Location	White Pine County, Nevada
Site Elevation	feet	6,400 to 7,500
				No. Days Mean
Temperature		Average	Average	Temp below
Eureka, Nevada		Daily Max.	Daily Min.	32F
January	deg F	38.2	17.1	31
February	deg F	41.3	19.3	28
March	deg F	48.4	24.0	1
April	deg F	57.1	28.9	0
May	deg F	66.2	36.5	0
June	deg F	77.2	44.2	0
July	deg F	86.4	53.0	0
August	deg F	84.3	52.0	0
September	deg F	74.8	43.7	0
October	deg F	63.3	34.6	0
November	deg F	48.9	24.6	2
December	deg F	39.7	18.3	27

Precipitation
Eureka, Nevada
January	inches	1.09
February	inches	1.04
March	inches	1.33
April	inches	1.33
May	inches	1.42
June	inches	0.85
July	inches	0.68
August	inches	0.79
September	inches	0.78
October	inches	0.88
November	inches	0.77
December	inches	0.90
Total		11.84

24 - Hour storm event
Eureka, Nevada
Recurrence Interval
10-year	inches	1.82
25-year	inches	2.20
100-year	inches	2.81

Water supply		Well Field

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Table 20-1 Pan General Design Criteria – continued

Swell Factor - Broken Rock	40%
Compacted - long term Swell Factor	30%

Operating days per Year	360

Shifts per Day	3

Hours per shift	8

Crusher work index	12

Abrasion index	0.25

Rock Densities	Density	Tonnage
Rock Type	tons/cu ft	Factor cu ft/ton
Argillic Shale	0.0685	14.6
Unaltered Shale	0.0704	14.2
Limestone	0.0781	12.8
Breccia	0.0794	12.6
Argillic Breccia	0.0758	13.2
Silicified Breccia	0.0763	13.1
Tertiary Volcanics	0.0592	16.9

Moisture content - Run of Mine
Range	%	1-6
Average	%	3-4

Crushed Bulk Density
P80 1.5 inches	lbs/ft3	100
P80 0.5 inches	lbs/ft3	94

Crushed Ore
Size		p80 - 1/2 "
Angle of repose	deg	37
Angle of draw down	deg	60
Angle of surcharge	deg	20
Closure Grading Max Slope		3:1

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Table 20-1 Pan General Design Criteria - continued

Crushing and Conveying
Primary Crusher Capacity	STPD/Unit	26,100
Primary Crushers	2	Mobile Jaw
Secondary Crusher System Capacity	STPD	17,000
Secondary and Tertiary Crushers	3	Cone
Number of Shifts per Day		3
Number of Operating Hours per Day	hr/day	21
Equipment Utilization	%	90
Equipment Availability	%	80
Conveyor Belt Loaded	%	80
Belt Conveyor Capacity	STPH	1,406
Conveyed Material Density	lbs/ft3	114
Material Density for Volumetric Belt Calculat	lbs/ft3	90
Material Density for Power and Structural C	lbs/ft3	130
Convyor Belt Width	Inches	36
Conveyor Belt Speed	fpm	645

ARD Plant Throughput	gpm	5,000

South Pan Gold Recovery		80%
North Pan Gold Recovery		70%

Solution Application Rate	gal / sq foot / min	0.005

Aglomeration		Drum
Cement		5 lbs/ton
Lime		1.8 lbs/ton

Reagents
Sodium Cyanide (liquid)	lbs/ton	0.5000
Carbon Gold & silver adsorption in ADR pla	lbs/ton	0.0102
Caustic Adjust carbon pH after acid wash	lbs/ton	0.0574
Hydrochloric acid (2%) Clean lime sludge fr	lbs/ton	0.1357
Anti-Scale Prevent lime from clogging emitt	lbs/ton	0.0037
Borax Fluxing agent	lbs/ton	0.0039
Sodium Carbonate Fluxing agent	lbs/ton	0.0020
Silica Sand Fluxing agent	lbs/ton	0.0020

20.2	Mining Methods

The Pan gold deposit contains mineralization at or near the surface and spatially distributed that is ideal for open pit mining methods. Gold grade distribution and the results of preliminary mineral processing testing indicate that ore from the Pan deposit will be processed by conventional heap leaching methods. The method of material transport evaluated for this Preliminary Feasibility Study is open pit mining using front end loaders and in-pit crush and convey with mobile jaw crushers and mobile conveyors conveying waste to the waste dump and . ore is transported to a secondary and tertiary crushing site where it is crushed to P80 -1/2 inch and agglomerated and conveyed to the heap leach pad. Gustavson has assumed that the project is an owner operator operation where the operator owns, operates, and maintains all equipment The general site layout showing the pits, geomorphically designed waste dumps, secondary crusher site, infrastructure, ponds and heap leach pads is shown in Figure 20-1.

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Open pit mining is performed utilizing blast hole drills, blasting with ammonia nitrate, loading broken rock with large rubber tired loaders into an in-pit mobile jaw crushing and conveying system. Portable conveyors and an overland conveying system will transport the ore to the heap leach pads and gangue to the mine waste dumps.

Ore production is planned at a nominal rate of 17,000 tons per day (tpd), equivalent to 6.1 million tons per annum. Mining is planned on a 7 day per week schedule, with three shifts per day. Other mining schedules may prove to be more effective, but are not expected to significantly change project economics. Peak ore and waste production is estimated to be 52,000 tpd. The average life of mine stripping ratio is 1.40:1, waste-to-ore using a 0.008 oz/ton cutoff and proven and probable ore.

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Figure 20-1  General Site Layout

North Pan Pit
North Pit
Waste Rock
Offices and Lab
Truck Facilities
Crushing
Facilities
Gold
Recovery
Facilities
Heap Leach
Pad
South Pan Pit
South Pit
Waste Rock
Preliminary Mine Design
Midway Gold-Pan Project
A

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20.2.1	Pre-Production

The preproduction requirements at Pan are minimal given the presence of mineable ore that outcrops in both the north and south pits. Gustavson has included an allowance for pioneering, clearing, grubbing, initial haul road construction, and a minor amount of pre-production stripping.

20.2.2	Mining and Mobile Equipment

Two 994 class loaders can operate in three shifts, feeding a Jaw Crusher, to achieve the production requirements. Gustavson created an economic model that incorporates FPC equipment productivity in order to establish equipment numbers, hours, and operating costs for each bench of each pit. This data was then used to determine operating and capital costs associated with loader in-pit crush and convey. Two 100 ton trucks were included in the operating plan to move ore to the crusher from a distant location of the pit in the event that the crushing becomes waste bound, for early pioneering work, and for hauling construction materials.

A list of the mine equipment fleet for the in-pit crush and convey case is shown in Table 20-2 on the following page.

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Table 20-2  Equipment Requirements for In-pit Crush and Convey

Front-end Loaders 18 yd3	2	ea
Rear-dump Trucks 100 ton	2	ea
Rotary Drills 6 inch	2	ea
Bulldozers 450 hp	1	ea
Wheel Dozer	1	ea
Graders 14 ft	1	ea
Water Truck 10,000 gal	1	ea
Service/Tire Trucks	3	ea
ANFO Truck	1	ea
Light Plants 10 kw	6	ea
Pumps 13, 38 HP	1	ea
Pickup Trucks	6	ea

Mobile Jaw Crusher	2	ea
Jump Conveyors 42”x50/100ft	20	ea
Folding Conveyors 42”x400ft	4	ea
Overland Conveyor 42”	3000	ft
Power Center	3	ea
Power line and Temporary poles	5000	ft
Truck Shop w/tools	1	ea
Dry		ea
Cap Magazine and Anfo Storage Bin	1	ea
Fuel Station	1	LS

20.2.3	Production Schedule

The mine production schedule is shown in Table 20-3. The production schedule provides the basis for equipment operating hours, manpower requirements, and costs.

Table 20-3  In-pit Crush and Convey Production Schedule

Production Schedule Based on 17,000 TPD of Ore Mined
	year 1	year 2	year 3	year 4	year 5	year 6	year 7
Ore Tons	6,120,000	6,120,000	6,120,000	6,120,000	6,120,000	6,120,000	4,832,544
Waste Tons	9,846,213	8,163,610	5,410,210	6,296,963	1,286,055	10,523,022	5,102,575
Au Ounces	97,871	103,774	89,697	93,120	92,685	93,458	77,339
Average Au Ounces/Ton	0.0160	0.0170	0.0147	0.0152	0.0151	0.0153	0.0160

20.2.4	Mining Manpower

The manpower required for the in-pit crush and convey scenario is shown in Table 20-4.

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Table 20-4  Mining Manpower

Mine Department	#	Hourly Rate/ Salary	Burden	Burdened hourly rate/ salary	Annual cost/ person & Total
Hourly Personnel
Drillers	6	$21.43	40%	$30.00	$60,000
Blasters	5	21.43	40%	30.00	60,000
Excavator/Loader Operators	8	25.00	40%	35.00	70,000
Jaw to Secondary Crusher	4	21.80	40%	30.52	61,040
Jaw to Waste Dump (conveyor Operator)	4	21.80	40%	30.52	61,040
Dozer w/Ripper (D10) 580hp	2	21.43	40%	30.00	60,000
Wheel dozer	2	21.43	40%	30.00	60,000
Grader 14ft	2	21.43	40%	30.00	60,000
Water Truck 10,000 gal	2	21.43	40%	30.00	60,000
Mechanics	12	23.57	40%	33.00	66,000
Laborers/Maintenance	16	14.29	40%	20.00	40,000
Total Hourly Personnel & Cost	63				$3,620,320

Salaried Personnel
Mine Superintendent	1	$99,286	40%	$139,000	$139,000
Foreman	4	75,714	40%	106,000	106,000
Maintenance Superintendent	1	99,286	40%	139,000	139,000
Maintenance Foreman	3	75,714	40%	106,000	106,000
Engineer	1	82,143	40%	115,000	115,000
Geologist	2	74,286	40%	104,000	104,000
Surveyor/Technician	2	50,000	40%	70,000	70,000
Total Salary Personnel & Cost	14				$1,483,000
Total, Mine Department	77				$5,103,320

20.2.5	Process Description

Material from the North and South Pan pits will be processed using conventional heap leaching methods. Ore from both pits will be crushed by the primary in-pit mobile jaw crusher and secondary and tertiary cone crushers to a nominal 0.5 inches prior to leaching. Screening at secondary and tertiary crushing stations will control this crush size. The fines will be agglomerated to approximately 0.5 inches and sent to the heap leach. Crush size and leach kinetics are based on current metallurgical testing. With additional testing and optimization there may be potential for treatment at a coarser size.

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The front end loaders will deliver the ore or waste to the grizzly type feeder that is installed immediately upstream of the in-pit primary jaw crusher(s) and the undersize from the grizzly will bypass the crusher and be loaded onto the bypass conveyor. The oversize will be delivered to the jaw crusher and the crushed material will be transferred onto the first mobile ROM conveyor where it will be combined with the bypassed material. A chain of mobile ROM conveyors will be installed along the haul road and deliver the material out of the open pit. Waste will be transferred by the transfer station onto the chain of mobile waste conveyors that will deliver it to the mobile radial stacker installed at the waste dump. During the ore transfer the ore will be transferred by the transfer station onto the stationary overland conveyor, which will deliver the ore to the secondary and tertiary crushing facility next to the leach pad.

At the secondary and tertiary crushing facility the ore will be crushed and screened. Each screening and crushing train will consist of the double deck screen and cone crushers capable of reducing the ore size to minus 0.5 inches. Equipment trains will operate as follows. Ore smaller than 0.5 inch will be collected from under the lower screen deck and delivered by the agglomerator feed conveyor to the agglomerator. The secondary cone crusher and tertiary cone crusher will crush all of the oversized ore to a size smaller than 0.5 inch. Ore fines smaller than 0.5 inch will be agglomerated to approximately 0.5 inches in size and delivered to the stationary overland conveyor where they will be blended with the ore from the bypass product conveyor. The overland conveyor will deliver the ore to the edge of the leach pad where the blended ore will be transferred onto a chain of mobile conveyors that deliver ore to the mobile radial stacker, which spreads the ore onto the leach pad. For even placement onto the leach pad the ore may also be moved around by dozer(s).

Cement, lime, and water (see attached flow diagram and plant layout below) required for agglomeration will be blended with the screened fines on the agglomerator feed conveyor which will deliver the blend of ore and additives to the agglomerator.

Typical for most Carlin type ores the reagent consumption is relatively low. Based on the metallurgical test work, RDi recommended using 0.4 to 0.6 lbs sodium cyanide per ton. 0.50 lbs per ton sodium cyanide consumption at a ½ inch crush size has been used in the economic model.

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Table 20-5  Estimated Reagent Consumption

LIME	1.8 Pounds per ton
CEMENT	5 pounds per ton
CYANIDE 1 ½” Crush	0.27 pounds per ton
CYANIDE ½” Crush	0.50 pounds per ton

Tests were completed on both the South and North Pan materials to support these estimates.

Barren solution will be distributed on the leach pad with drip tube emitters. Pregnant solution and storm water storage ponds are integral to the leach pad system. Pregnant solutions will be treated in a conventional adsorption/desorption refining (ADR) plant and will be subject to the following unit processes:

•	Carbon-in-Columns

•	Acid wash

•	Carbon elution

•	Electrowinning

•	Carbon regeneration

•	Carbon handling and sizing

•	Reagent mixing and storage

•	Refinery

A generalized block flow diagram for the processing facility is shown on the following page. Summit Valley completed a full set of process flow diagrams and General Arrangement drawings which are include in the Prefeasibility Study appendices, and can be obtained from Midway upon request.

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Figure 20-2  Process Flow Diagram

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The ADR facility is located in a building that also houses a control room, laboratory, HVAC, and offices. The locations of these facilities are shown in Figure 20-2 above.

A block flow diagram of mine processing procedures is presented as Figure 20-3

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Figure 20-3  Mine Processing Block Flow

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20.2.6	Process Manpower

Gustavson estimated the manpower needed to operate the secondary crushing and screening plant, heap leach operation, ADR gold recovery plant, and the hourly and salary labor requirements are listed in Table 20-6.

Table 20-6  Process Manpower

Plant Department	Total Manpower	Hourly Rate/ Salary	Burden	Burdened Hourly Rate/ Salary	Annual Cost/ Person
Hourly Personnel
Crusher Operator	4	$21.80	40%	$30.52	$61,040
Crusher Helper	4	20.25	40%	28.35	56,700
Plant Operator	8	22.95	40%	32.13	64,260
Refinery	2	22.95	40%	32.13	64,260
Stacker Operator	4	21.00	40%	29.40	58,800
Pad Operator	2	20.25	40%	28.35	56,700
Pad Helper	2	18.75	40%	26.25	52,500
Assayer	4	23.80	40%	33.32	66,640
Sample Prep	4	21.80	40%	30.52	61,040
Mechanic	8	22.32	40%	31.25	62,500
Mechanic Helper	4	21.80	40%	30.52	61,040
Electrician	8	23.83	40%	33.36	66,720
Total Hourly Personnel	54				$3,355,800

Salaried Personnel
Mill Superintendent	1	$102,600	40%	$143,640	$143,640
Shift Foreman	4	66,000	40%	92,400	92,400
Clerk	1	42,029	40%	58,840	58,840
Metallurgist	2	85,800	40%	120,120	120,120
Total Salary Personnel	8				$812,320
Total, Plant Department	62				$4,168,120

20.2.7	General and Administrative

The General and Administrative requirements for the Pan Project are expected to be relatively modest, as shown in Table 20-7.

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Table 20-7  G&A Manpower

General Administration Department	Total Manpower	Hourly Rate/ Salary	Burden	Burdened Hourly Rate/ Salary	Annual cost/ Person & Total
General and Administrative
General Manager	1	$171,000	40%	$239,400	$239,400
Accountant	2	72,000	40%	100,800	100,800
Clerk	2	42,000	40%	58,800	58,800
Secretary	1	40,000	40%	56,000	56,000
Janitor	1	18.50	40%	51,800	51,800
Total General and Administrative	7				$666,400

Other G&A
Compliance Manager	1	$81,631	40%	$114,284	$114,284
Environmental Engineer	1	81,631	40%	114,284	114,284
Heath & Safety (also Training)	1	40,284	40%	56,397	56,397
Human Resources	1	101,000	40%	141,400	141,400
Security	4	41,000	40%	57,400	57,400
Purchasing Agent	1	67,500	40%	94,500	94,500
Warehousemen	1	18.50	40%	51,800	51,800
Total Other	10				$802,265
Total, General Administration Dept.	17				$1,468,665

20.3     Development Schedule

The Pan Project will be developed according to a 3-year development schedule. The EIS is expected to require approximately 24 additional months to complete, which will allow final permitting to be completed in early 2013. MGC has elected to fabricate a module-based ADR plant prior to the completion of the EIS, which will accelerate the overall construction period. Detailed engineering and design, along with procurement of long-lead equipment, will proceed in parallel with the EIS and other permitting efforts. Completion of the mine and plant is expected by mid-2013, allowing for a summer startup and escalation of production in late 2013.

The overall development schedule for the Pan Project is presented below.

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Figure 20-4  Pan Project Development Schedule

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20.4	Royalties and Taxes

Royalties and Federal, State and Local taxes have been included in the Prefeasibility Study, and are included in the economic analysis.

20.4.1	Royalties

In compliance with underlying agreements, a 4 percent Gross Production Royalty has been included for all of the gold produced. Up to 50 percent of this gross production royalty can be offset with advance production royalty payments made prior to production. The advance royalty paid to-date is $645,182.11, which is recoverable. Future payments are as shown in Table 20-8 below.

Table 20-8  Advance Royalty Payments

To-date	$645,182
2011 estimated	$192,430
2012 estimated	$221,679
2013 estimated	$255,375

20.4.2	Taxes

Corporate taxes have been included in the economic analysis. Federal Income Taxes associated with the results of operation of the project, on a stand-alone basis, were calculated using an average rate of 35%, and there are no State Income Taxes for the project. Depreciation and deductions for project expenses were calculated according to federal income tax rules, using Units-of-Production or Straight Line rates allowed by IRS regulations. Alternative Minimum Taxes are therefore not anticipated to be incurred. No Net Operating Losses were anticipated to be carried over into the period of generation of projected profits from the operations.

The Nevada Net Proceeds of Mines Tax (a tax in lieu of property taxes on values of reserves) was calculated at the rate of 5%, the statutory rate, and was based on the definition of deductions and depreciation allowed under Nevada Law. Local property taxes – on land, buildings, fixed equipment, mobile equipment and inventories – were projected, based on the projected future replacement costs less allowed depreciation permitted by regulations, at current local assessment rates.

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20.5	Operating Cost Estimates (OPEX)

20.5.1	Mining OPEX

Mine operating cost estimates are based on scheduled production, equipment requirements, operating hours, hourly equipment operating costs, and manpower requirements. Three 8 hour shifts operating 7 days a week will be utilized to mine material using in-pit crushing and conveying. Equipment operating hours for all mining equipment including the crusher and conveyor system were estimated with 90 percent availability and 80 percent utilization. This equates to 5.75 operating hours per 8 hour shift on average. The 2.25 hours in each shift that the equipment is not operating are anticipated to include lunch and breaks for employees. Wage rates were included were generally based upon CostMine data from InfoMine.

The mine is designed with a 20-foot bench height. Proposed blast holes are 6 3/4 inches in diameter and a powder loading factor of 0.40 lb/ton ANFO for both the waste and the ore. A drill pattern of 15 ft x 15 ft with a 5-foot subdrill was used to calculate blasting costs.

20.5.2	Crushing, Conveying, Heap Leach, ADR Plant OPEX

The in-pit crushing and conveying system will handle both ore in waste within the pit on the same system. Once material has exited the pit, a switch will be used to separate waste and ore into different circuits. Ore goes through a secondary and tertiary crushing circuit and is then conveyed to the leach pad. Waste material is sent directly to the waste dump. The crushing and conveying circuit has the same shift schedule, availability, and utilization as the mining operation.

Heap Leach and ADR plant operating costs were estimated for a 7 day per week, three 8 hour shifts per day operation, with gold refining on a 5 day per week, 1 shift only basis. The ADR plant is sized at 5,000 gallons per minute. Cyanide, Lime and Cement make up the major reagent costs. The reagent consumption is low, which is typical for Carlin type gold systems. Gustavson has used 0.50 lbs of Cyanide per ton of ore, with 1.8 lbs of Lime for PH control, plus 5 lbs of cement for agglomeration. Operating and maintenance supplies and materials for the ADR plant are estimated to cost $0.13/ton ore and energy/propane consumption is expected to cost $0.08/ton ore.

20.5.3	General and Administration and Site Services OPEX

The general and administrative requirements are minimal at Pan. Gustavson has included allowances for items such as office supplies, computers, software, training, travel, insurance, security, and ambulance/safety, normal expenses for a heap leach gold operation of this size. The largest of these costs would be security (estimated at $240,000/year) and the others are expected to cost $270,000/year, amounting to an expected cost of approximately $0.08/ton ore.

20.5.4	OPEX Contingency

A contingency of 10% was added to the projected operating costs to provide for unforeseen operating requirements.

20.5.5	OPEX Summary

The following table shows the estimated typical annual operating costs for the Pan Mine.

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Table 20-9  Annual Operating Costs

Operating Cost	Life of Mine cost	Average Annual cost	Cost/ton ore	Cost/ ton mined	Cost/oz Au Produced
Mine - Open Pit
Production Equipment - Cost	$20,972,145	$2,996,021	$0.50	$0.21	$39.16
Support Equipment - Cost	10,421,164	1,488,738	0.25	0.10	19.46
Materials/Other Requirements	6,274,434	896,348	0.15	0.06	11.71
Hourly Personnel	25,277,294	3,611,042	0.61	0.25	47.19
Salaried Personnel	10,389,126	1,484,161	0.25	0.10	19.40
Total Mining	$73,334,163	$10,476,309	$1.76	$0.74	$136.92

Processing Plant
Reagents	$53,052,119	$7,578,874	$1.28		99.05
Other operating costs	16,539,805	2,362,829	0.40		30.88
Energy	3,521,014	503,002	0.08		6.57
Hourly Personnel	23,508,988	3,358,427	0.57		43.89
Salaried Personnel	5,690,691	812,956	0.14		10.62
Total Processing	$102,312,617	$14,616,088	$2.46		$191.02

General & Administrative
General Management	$10,288,699	$1,469,814	$0.25		$19.21
Services and Supplies	3,572,795	510,399	0.09		6.67
Total General & Administrative	13,861,494	1,980,213	$0.33		$25.88

Net Proceeds of Mines/Property Tax	$20,587,060	$2,941,009	$0.50		$38.44

Operating Cost - Contingency 10%	$21,009,533	$3,001,362	$0.51		$39.23

Total Operating Cost	$231,104,868	$33,014,981	$5.56		$431.48
20.6	Capital Cost Estimates (CAPEX)

The capital cost estimate for Pan project development was prepared with some amount of detailed quantity take-off, along with quotes for major pieces of the project and factored costs for minor components.

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Quotes were obtained for:

•	ADR plant design and fabrication,
•	ADR plant and building assembly
•	Building design, fabrication and assembly
•	Power line materials and construction
•	Crushing equipment

Various consultants working for MGC on the Pan Project prepared capital cost estimates. SRK Consulting provided detailed estimates for the heap leach, ponds and piping, ECI provided estimates for electrical aspects, Summit Valley (FLSmidth) provided the quote and estimates for the ADR plant and building (which has been previously designed and installed for other clients).

Price quotes for the material crushing and conveying systems and some of the mine production equipment were obtained from the Tri-state Aggregate Machinery who supply Superior, Lippmann, Cedar Rapids and other equipment. Price and productivity information was obtained from other equipment manufacturers including Continental Conveyor and Nordberg. The cost for a few equipment items were obtained from 2010 InfoMine Cost Mine Data. Total initial capital cost for the Pan Project is summarized in Table 20-10:

Table 20-10  Pan Project Initial Capital Costs

Description	Cost
Mining Capital Costs	$24,004,920
Process Capital Costs	16,958,704
Heap Leach/Process Ponds/Piping Capital Costs	8,601,840
General and Administrative Capital Costs	8,546,956
Subtotal	$58,112,420
Owner's Capital Costs	4,418,500
Contingency	9,454,638
Working Capital and Inventory	7,264,580
Total Project Initial Capital Costs	$79,250,138

20.6.1	Mining Capital

Capital for the Mining Operations was estimated using 4th quarter 2010 costs for a drill, blast, loading and conveying operation of the size of 17,000 tons per day of ore with an average stripping ratio of 1.40, obtained from InfoMine Cost Mine Data and from the associated manufacturers. The process is envisioned to include in-pit crushing and conveying of both ore and waste materials, and the capital includes the production equipment, support equipment, buildings and development work necessary for an operation of this size and scope.

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Table 20-11  Pan Project Mining Capital Cost Estimate

Description	# Units	Unit	$/Unit	Cost
Mining Development	1	LS	$2,000,000	$2,000,000
Mining Mobile Equipment	1	LS	11,490,420	11,490,420
Mining Material Handling	1	LS	9,264,500	9,264,500
Mining Buildings	1	LS	1,250,000	1,250,000
Total Mining Capital Costs				$24,004,920
NOTE: LS = Lump Sum

20.6.2	Secondary Crushing Capital

Capital for the secondary and tertiary crushing was estimated using 4th quarter 2010 costs for a crushing plant consisting of closed circuits. The crushing plant consists of a small stockpile which will be reclaimed by a small front end loader, a hopper, apron feeder, transfer conveyors, screens, 3 cone crushers, and agglomeration drums.

20.6.3	Heap Leach Capital

The heap leach capital cost was estimated by SRK Consulting using detailed pad design and layout, quantity take-offs, and unit rates developed from previous experience in Nevada and elsewhere. The starter heap leach pad design includes enough area to support heap leaching for approximately 2 years of operation. The cost to expand the pad (Phase I, Stage II) is included in the 2nd year of operation. Capital costs for the heap leach pads, diversions, ponds, and pumping/piping are provided in Table 20-12:

Table 20-12  Pan Project Civil Capital Cost Estimate

Description	# Units	Unit	$/Unit	Cost
Heap Leach Pad	1	LS	$6,185,800	$6,185,800
Process Ponds	1	LS	1,024,788	1,024,788
Pumping and Piping	1	LS	582,379	582,379
Stormwater Diversion	1	LS	808,873	808,873
Total Initial Heaps/Ponds/Piping Capital				$8,601,840

20.6.4	ADR Plant Capital

Summit Valley Engineering (now owned by FLSmidth) prepared a detailed design and construction estimate for the ADR plant. The plant is based on off-the-shelf designs and quantities, etc. that Summit Valley has developed. The design includes P&IDs, General Arrangement drawings etc, along with material take-off and quoted equipment pricing. To complete the process plant installation, the capital cost estimate was augmented with:

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•	Data Logging System

•	Freight

•	Spare Parts

•	Construction Management

•	Installation

•	Installation Indirects

•	Insulation & Painting

•	Plant Civil and Preparation

•	Concrete

•	Startup Assistance

•	Building

The entire processing capital cost estimate for the Pan Project is presented in Table 20-13.

Table 20-13  Project Processing Capital Cost Estimate

Description	# Units	Unit	$/Unit	Cost
Process Material Handling Capital	1	LS	$10,927,776	$10,927,776
Process Plant Capital	1	LS	5,652,958	5,652,958
Plant Mobile Equipment Capital	1	LS	377,970	377,970
Total Process Capital Costs				$16,958,704

20.6.5	General and Administrative Capital

General and Administrative cost items include infrastructure such as power, water, roads, gas, and communications as well as buildings, first aid, security etc. Some of these costs are based on previous similar projects, some are simply allocated an allowance, and some are estimated based on first principles. Estimated general and administrative costs are summarized in Table 20-14 on the following page.

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Table 20-14  Pan Project Utilities, General and Administrative Cost Estimate

Description	# Units	Unit	$/Unit	Cost
Water	1	LS	$1,207,400	$1,207,400
Power	1	LS	4,559,409	$4,559,409
Roads	6	Miles	141,807	$819,147
Gas	1	Ea	50,000	$50,000
Communications	1	Ea	115,000	$115,000
Warehouse, with Equipment/Furniture	1	LS	335,000	$335,000
Plant Air Systems	1	LS	206,000	$206,000
Office	5,000	sf	100	$500,000
Laboratory	1	LS	445,000	$445,000
Sewage System	1	LS	45,000	$45,000
Guard House / Security Facility	1	LS	100,000	$100,000
First Aid Facility	1	LS	95,000	$95,000
Security Fencing	1	LS	50,000	$50,000
Diff GPS - Survey	1	LS	20,000	$20,000
Total G&A Capital Cost				$8,546,956

20.6.6	Owner’s Capital

A development project such as Pan requires significant expenditures during development and construction, prior to the beginning of operation. Capital cost items which fall in the “owner’s cost” category include owner’s staff during construction, construction management costs, equipment, computers, offices, and transportation, temporary power and fuel costs, training, housing, QA/QC, and consultant costs.

Estimated owner’s costs are summarized in Table 20-15 on the following page.

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Table 20-15  Pan Project Owner’s Cost Estimate

Description	# Units	Unit	$/Unit	Cost
Construction Contractors Mob/Demob	1	LS	127,000	$127,000
Diesel Fuel Purchases	1	LS	32,000	$32,000
Electric Power Purchases	1	LS	100,000	$100,000
Potable Water Purchases	1	LS	15,000	$15,000
Computers	1	LS	143,500	$143,500
Site Laboratory Operation - in capital period	1	LS	166,000	$166,000
Safety Supplies	1	LS	153,000	$153,000
Operator Training; pre-Operations	1	LS	150,000	$150,000
Safety Training; pre-Operations	1	LS	250,000	$250,000
Preventative Maintenance Program Development	1	LS	250,000	$250,000
Owner's Operating Team Salaries	1	LS	339,000	$339,000
Site Environmental Training Programs	1	LS	25,000	$25,000
Site Environmental Costs - in capital period	1	LS	78,500	$78,500
Site Safety/Security Costs - in capital period	1	LS	15,000	$15,000
Site Office Operating Costs - in capital period	1	LS	77,000	$77,000
Support Vehicle Operation - in capital period	1	LS	90,000	$90,000
Miscellaneous Construction Materlals Purchase	1	LS	30,000	$30,000
Small Tools Purchases	1	LS	90,000	$90,000
Travel/Housing/Accommodations	1	LS	142,000	$142,000
Recruitment	1	LS	75,000	$75,000
Vendor Rep Services and Equipment Testing	1	LS	160,000	$160,000
Site Construction Insurance	1	LS	160,000	$160,000
Consulting Costs - Construction Management	1	LS	678,000	$678,000
Consulting Costs - Geotechnical/Environmental	1	LS	562,500	$562,500
Consulting Costs - Other	1	LS	315,000	$315,000
Project Construction QA/QC	1	LS	195,000	$195,000
Total Owner's Capital Cost				$4,418,500

20.6.7	Contingency and Working Capital

Working capital was calculated to be $5.8 million, which represents 2 months of operating costs, plus an additional $1.4 million for first fills. The working capital is necessary to sustain operations before any product is sold.

Contingency was estimated for each major component of the Pan capital cost estimate, generally being 20% of Mobile Equipment & Machinery and 10% of Light Service Vehicles. Ranges were established based on the likelihood of the actual costs coming in lower or higher than the estimate and a contingency of 85% of that range is applied. In some cases, the component estimates are conservatively high. In those cases, the contingency level was estimated at a lower figure than for those components whose estimate values were less conservative. The result of this analysis provided a contingency level of 15%.

April 4, 2011

Midway Gold Corp.	Other Relevant Data and Information
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

20.7	Economic Analysis

20.7.1	Summary

The Base Case for the Pan Project envisions mining, processing and operations activities completely contained on Midway ground with an open pit of 41.6 million tons grading 0.017 opt Gold. All ores will be processed in a 17,000-ton per day Heap Leach Process employing a standard Carbon Adsorption circuit. Mining will occur in 2 separate pits, the South Pit and the North Pit, with metal recoveries expected to average 80% in ores from the South Pit and 70% in ores from the North Pit.

Economic analysis of the Base Case for the Pan Project, at a gold price of $1,050/oz shows an After Tax Net Present Value @ 5% (NPV5) of $91.1 million using a 0.008 opt mining cutoff grade for both open pit operations. This yields an after tax rate of return of 32.5%. For the Base Case, the project is projected to experience the following maximum negative cash flow; years of positive cash flows to repay the negative cash flow (Payback Period); multiple of positive cash flows compared to the maximum negative cash flow (Payback Multiple):

Table 20-16  Pan Economic Performance versus cutoff grades

	Max Negative Cash	Payback Period	Payback
	Flow	(yrs)	Multiple
Lower Case - .006 cutoff	$82.7 million	2.81	2.63
Base Case - .008 cutoff	$82.6 million	2.63	2.62
Upper Case - .010 cutoff	$82.4 million	2.54	2.53

The project is projected to have a total lifespan of 9.5 years: one year of construction and pre-production, seven years of full operations and 1.5 years of residual gold production. Approximately 716,000 ounces of gold are projected to be mined and 536,000 ounces of gold recovered and produced. The project’s expected cash operating cost is projected to be $431 per ounce of gold. The total cash cost (including taxes) would be $473 per ounce and the Depreciation/Reclamation inclusive Total Cost of Production is expected to be $666 per ounce.

All cases were evaluated based upon mineral resource calculations incorporating only the measured and indicated mineral reserves. The effect of the inclusion of inferred mineral reserves in the ore for processing, and the commensurate relief of these tons from the waste category is outlined below:

April 4, 2011

Midway Gold Corp.	Other Relevant Data and Information
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 20-17  NPV Table

Measured and Indicated
Mineral Resources (without
Inferred)
Base Case
OP Tons Processed	41.6 million
Gold Grade	0.017
Strip Ratio	1.40 : 1
Ounces Gold Recovered	536,000
NPV5	$91.1 million

The gold price used in the economic evaluation ($1,050/oz Au) is the three year trailing average as of the end of February 2011.

20.7.2	Economic Model

Basis of Evaluation

Mineral resources were incorporated in the model only if classified as Measured or Indicated resources. The remaining mined tonnages – rock waste or inferred mineral resource tons – were grouped together as waste. These are assumed to be sent to dumps or stockpiles with no further processing or costs. A throughput of 17,000 tons per day was considered to be the optimum processing rate, and operations and capital factors were developed from this basis. A recovery percentage for gold of 80% for the South Pit and 70% for the North Pit was incorporated based upon preliminary metallurgical tests. A start date for operations of July 1, 2013 was selected for all evaluations.

After-Tax Cash Flows were calculated on a quarterly basis and summarized on an annual basis for presentation. Federal, state and local taxes were considered for this evaluation. Table 20-18 shows the Pan Project Economic Model.

April 4, 2011

Midway Gold Corp.	Other Relevant Data and Information
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Table 20-18  Pan Project Economic Model

PAN
17,000 tpd Leach - Conveyor Haulage, $1,050 Gold Price, 0.008 cutoff, 2p, Cap 100%, Oper 100%

		2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	Total
Production
OP Tons Ore		-	2,744,497	6,094,946	6,164,686	5,803,845	6,175,910	6,179,387	6,200,722	2,188,551	-	41,552,544
Tons Ore, PreStrip Stockpile		-	-	-	-	-	-	-	-	-	-	-
Tons Waste		-	6,039,907	11,943,653	10,059,676	9,613,815	8,253,814	7,379,226	4,252,357	660,699	-	58,203,148
Strip Ratio		-	2.20	1.96	1.63	1.66	1.34	1.19	0.69	0.30	-	1.40
Contained Gold, Oz		-	48,108	103,572	117,523	103,074	108,195	103,206	98,393	34,392	-	716,436
Ore Grade, Au		-	0.0175	0.0170	0.0191	0.0178	0.0175	0.0167	0.0159	0.0157	-	0.0172
Contained Silver, Oz		-	-	-	-	-	-	-	-	-	-	-
Ore Grade, Ag		-	-	-	-	-	-	-	-	-	-	-

Gold Recovered		-	21,691	89,595	85,070	74,332	90,996	63,360	60,310	32,623	17,634	535,610
Gold Recovery, Cumulative			45.1%	86.5%	72.4%	72.1%	84.1%	61.4%	61.3%	94.9%		74.8%

Revenue
Gold @ $1050/Ounce		$0	$22,755,498	$94,074,591	$89,323,112	$78,048,750	$95,545,611	$66,528,011	$63,325,884	$34,254,110	$18,515,268	$562,390,835
Minus Royalty		0	911,020	3,762,984	3,572,924	3,121,949	3,821,825	2,661,119	2,533,035	1,370,165	740,611	$22,495,632
Net Revenue		$0	$21,864,478	$90,311,607	$85,750,188	$74,926,801	$91,723,786	$63,866,892	$60,792,849	$32,883,945	$17,774,657	$539,895,203

Operating Costs
Mine - Open Pit
Production Equipment - Cost		$0	$1,955,091	$3,919,504	$3,389,463	$3,172,303	$3,025,332	$2,827,184	$2,120,244	$563,024	$0	$20,972,145
Support Equipment - Cost		0	749,900	1,487,573	1,487,573	1,491,649	1,487,573	1,487,573	1,487,573	741,749	0	$10,421,164
Materials/Other Requirements		0	414,419	920,337	930,868	876,381	932,562	933,087	936,309	330,471	0	$6,274,434
Hourly Personnel		0	1,984,337	3,996,320	3,873,821	3,764,935	3,510,320	3,510,320	3,094,320	1,542,921	0	$25,277,294
Salaried Personnel		0	747,595	1,483,000	1,483,000	1,487,063	1,483,000	1,483,000	1,483,000	739,468	0	$10,389,126
Processing Plant
Reagents		0	3,522,141	7,768,838	7,852,230	7,420,758	7,865,652	7,869,807	7,895,320	2,857,373	0	$53,052,119
Other operating costs		0	796,163	1,762,612	1,782,212	1,680,578	1,785,420	1,786,188	1,792,359	2,159,525	2,994,748	$16,539,805
Energy		0	232,559	516,464	522,373	491,797	523,324	523,620	525,427	185,450	0	$3,521,014
Hourly Personnel		0	1,691,691	3,355,800	3,355,800	3,364,994	3,355,800	3,355,800	3,355,800	1,673,303	0	$23,508,988
Salaried Personnel		0	409,498	812,320	812,320	814,546	812,320	812,320	812,320	405,047	0	$5,690,691
General & Administrative
General Management		0	740,368	1,468,665	1,468,665	1,472,688	1,468,665	1,468,665	1,468,665	732,320	0	$10,288,699
Services and Supplies		0	257,096	510,000	510,000	511,397	510,000	510,000	510,000	254,301	0	$3,572,795
Net Proceeds of Mines/Property Tax		0	749,963	3,590,840	3,451,015	2,912,636	3,695,302	2,263,672	2,133,938	1,036,616	753,078	$20,587,060
Operating Cost - Contingency 10%		0	1,425,082	3,159,277	3,091,934	2,946,172	3,045,527	2,883,124	2,761,528	1,322,157	374,783	$21,009,533
Total Operating Costs		$0	$15,675,903	$34,751,500	$34,011,274	$32,407,896	$33,500,798	$31,714,360	$30,376,803	$14,543,726	$4,122,609	$231,104,868

Net Results - before depreciation		$0	$6,188,576	$55,560,107	$51,738,914	$42,518,905	$58,222,988	$32,152,532	$30,416,046	$18,340,219	$13,652,049	$308,790,336
Depreciation		0	5,929,187	13,046,982	14,692,321	14,306,898	14,679,458	14,585,424	14,122,924	11,520,935	0	$102,884,129

Net Income - before Tax		$0	$259,389	$42,513,125	$37,046,593	$28,212,007	$43,543,530	$17,567,108	$16,293,122	$6,819,284	$13,652,049	$205,906,207
Fed Inc Tax @ 35%; NOL applied; original $0,000,000		0	90,786	14,879,594	12,966,308	9,874,202	15,240,235	6,148,488	5,702,593	2,386,749	4,778,217	$72,067,172

Net Income - after Tax		$0	$168,603	$27,633,531	$24,080,285	$18,337,805	$28,303,295	$11,418,620	$10,590,529	$4,432,535	$8,873,832	$133,839,035

Capital Items
Add back: Non-Cash Depreciation		$0	$5,929,187	$13,046,982	$14,692,321	$14,306,898	$14,679,458	$14,585,424	$14,122,924	$11,520,395	$0	$102,884,129

Capital - Mine - OP
Mine Development		$0	$2,000,000	$0	$0	$0	$0	$0	$0	$0	$0	$2,000,000
Mining Equipment		0	11,490,420	0	0	0	0	0	0	0	0	$11,490,420
Mining, Material Handling		0	9,264,500	0	0	0	0	0	0	0	0	$9,264,500
Buildings		0	1,250,000	0	0	0	0	0	0	0	0	$1,250,000

Capital - Plant
Plant Material Handling Circuit		0	10,927,776	0	0	0	0	0	0	0	0	$10,927,776
Gold Recovery Plant		3,581,239	2,071,719	0	0	0	0	0	0	0	0	$5,652,958
Mobile Equipment		0	377,970	0	0	0	0	0	0	0	0	$377,970

Capital - Leach pads and ponds
Capital for Leach Pad Installation		0	8,601,840	0	0	0	0	0	0	0	0	$8,601,840
Leach Pad Stage 1, Phase II		0	0	7,748,053	3,147,647	0	0	0	0	0	0	$10,895,700
Leach Pad/Ponds Stage 2		0	0	0	0	0	0	816,941	1,063,119	0	0	$1,880,060
Leach Pad Expansion - Stage 3		0	0	0	0	0	0	0	0	0	0	$0

Capital - General and Administrative		0	8,546,956	0	0	0	0	0	0	0	0	$8,546,956
Reclamation Bonding		0	1,535,194	2,047,050	1,724,152	1,647,734	1,414,640	1,264,742	728,821	113,238	0	$10,475,571
Capital - Owner’s Costs
Construction Phase Projects		0	4,418,500	0	0	0	0	0	0	0	0	$4,418,500

Subtotal Project Capital		$3,581,239	$60,484,875	$9,795,103	$4,871,799	$1,647,734	$1,414,640	$2,081,683	$1,791,940	$113,238	$0	$85,782,251
Working Capital (2 months - first yr oper cost/6)		0	5,800,000	0	0	0	0	0	0	0	-5,800,000	$0
First Fills		0	1,464,580	0	0	0	0	0	0	0	-1,464,580	$0
Sustaining Capital		0	533,304	1,057,911	1,057,911	1,060,808	524,607	0	0	0	0	$4,234,541
Capital - Contingency 15%		537,186	9,072,731	1,469,266	730,770	247,160	212,196	312,252	268,791	16,986	0	$12,867,338
Total Capital Cost		$4,118,425	$77,355,490	$12,322,280	$6,660,479	$2,955,702	$2,151,443	$2,393,935	$2,060,731	$130,224	$-7,264,580	$102,884,130

After Tax Cash Flow		$-4,118,425	$-71,257,700	$28,358,233	$32,112,127	$29,689,001	$40,831,310	$23,610,109	$22,652,722	$15,823,246	$16,138,412	$133,839,034
Cummulative Cash Flow		$-4,118,425	$-75,376,125	$-47,017,892	$-14,905,765	$14,783,236	$55,614,545	$79,224,654	$101,877,376	$117,700,623	$133,839,034
NPV @ 5%, After Tax Basis	$91,079,102
NPV @ 10%, After Tax Basis	$60,038,925
IRR	32.5%
After Tax Cash Flow	$133,839,034
Max Predicted Outlay	$-82,580,882
Payback Period, years	2.63
Payback Multiple	2.62

April 4, 2011

Midway Gold Corp.	Other Relevant Data and Information
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

20.7.3	Sensitivity Analysis

Price

The Pan Project, like almost all projects is very responsive to changes in the price of gold. In the Base Case, an increase in the average gold price to $1250 per ounce increases the NPV5 by 55% to approximately $142 million See Figure 20-5. An increase to $1450/oz in the gold price results in an NPV5 of $192 million, an increase of 111%.

Figure 20-5  Pan Project Gold Price Sensitivity Analysis

Head Grade and Operating Costs

The project is quite sensitive to the cost of operations and to head grade, incurring a 11% decline in the NPV5 for each increase of 10% in the operating costs and experiencing a 29% increase in the NPV5 for each increase of 10% in the average ore grade fed to the Processing Plant, as seen in the graph below:

April 4, 2011

Midway Gold Corp.	Other Relevant Data and Information
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Figure 20-6  Pan Project Operating Cost/Gold Grade Sensitivity Analysis

Capital Cost

The project is slightly less sensitive to the cost of capital, experiencing an 10% decline in the NPV5 for each increase of 10% in the capital costs, as seen in the graph below:

Figure 20-7  Pan Project Capital Cost/Gold Grade Sensitivity Analysis

April 4, 2011

Midway Gold Corp.	Other Relevant Data and Information
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Cut-off Grade

The Pan project was studied at different cut-off grades and utilizing a three year trailing average gold selling price of $1,050 per ounce of produced gold, noting changes in the head grade and other parameters as the cut-off grade was varied. The project had the highest NPV using the 0.008 opt cutoff grade as shown in Table 20-19.

Table 20-19  Cutoff Grade

Cutoff Grade	Total Tons, Ore	Gold Grade, oz/ton	Total Gross Revenue	Total Cost, including Royalties	Cost/ ton ore	Cost/ oz Gold Sold	NPV @ 5%
0.004	49,939,619	0.015	$602,157,417	$289,421,147	$5.80	$505	$85,807,797
0.006	46,233,029	0.016	$587,819,608	$274,784,555	$5.94	$491	$89,313,741
0.008	41,552,544	0.017	$562,390,835	$253,600,500	$6.10	$473	$91,079,102
0.010	36,137,323	0.018	$524,535,028	$230,205,804	$6.37	$461	$87,575,851

20.7.4	Conclusions

The Pan Project would be economically viable for the parameters considered in this study. The Base Case produces approximately 536,000 ounces of gold over a 7 year period. The project is most sensitive to gold price and grade, followed by operating costs/capital costs (which sensitivities are essentially equal).

The base case economic analysis of the Pan Project at a gold price of $1,050/oz shows an After Tax NPV5 of $91.1 million using a 0.008 opt mining cutoff grade for the open pit operations.

April 4, 2011

Midway Gold Corp.	Interpretation and Conclusions
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

21.0	INTERPRETATION AND CONCLUSIONS

Via completion of a Prefeasibility Study, Gustavson has established that the Pan Project is an economically viable gold deposit amenable to heap leach mining operations, and that a mineable gold reserve exists at the Pan property. Open mineralization indicates potential for the Pan mineral resource to expand to the north of North Pan, to the South and East of South Pan, and to depth in both resource areas.

The reported average grade of the overall deposit may be artificially low due to the necessary inclusion of cyanide-soluble assay data in areas where gold fire (total) assay data was not available.

MGC has completed much of the work recommended in previous reports, including metallurgical testing, additional drilling, remodeling based on updated geologic information and drill hole data, geotechnical studies and rock mechanics, and establishing water rights sufficient for the anticipated needs of the project. MGC has an on-going project development effort to further refine costs, recoveries, engineering, mine design and so forth geared to produce a feasibility study in the up-coming months.

April 4, 2011

Midway Gold Corp.	Recommendations
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report
22.0	RECOMMENDATIONS

Continued efforts on the project should include:

•	Selectively re-drill and assay areas associated with Alta Bay Mine lab AuFA assays, which when compared with certified lab assays for twin holes are on average 14.7 percent lower grade.

•
Selectively drill core holes in central areas of the mineralization to determine if the historic reverse circulation assays are under-reporting grade, or to verify the historic results. The limited data on hand suggests that the core assays are on average 30.5 percent higher grade then the nearest RC assays.

•	A feasibility study should be completed to further refine the economic potential for mining this project.

•	Proceed with the NEPA / EIS permitting process.

•
Expand the mineral resource and mineral reserve along known extensions at Boulders, Wendy, Barite, and Nana to determine the total mineral resource potential. Target open mineralization at depth and along strike at North and South Pan.

•	Complete a statistical review of the RC/core twin holes completed on the property.

•	Complete the metallurgical testing on the available 29 composite diamond core samples

The table below outlines an exploration budget, which incorporates the above recommendations.

Table 22-1  Recommended Program Budget for the Pan Property

Program	Cost
RC Drilling 10,000 feet	$260,000
Feasibility study	$500,000
Metallurgical Test Work	$150,000
Sample Assays 2,000 RC	$55,000
Sample Assays 1,240 Diamond drilling	$23,000
Statistical review	$20,000
Drill Supervision	$100,000
NEPA / EIS Permitting and bonding	$250,000
Road Building, drill sump construction, and reclamation	$45,000
Waste Characterization Studies	$75,000
Contingency	$75,000
Total	$1,553,000

April 4, 2011

Midway Gold Corp.	References
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

23.0	REFERENCES

Adair, D.H. and Stringham B.F., 1960, Intrusive Igneous Rocks of East Central Nevada, in Guidebook to the Geology of East-Central Nevada, Intermountain Association of Petroleum Geologists and Eastern Nevada Geological Society, 11th Annual Field Conference, Salt Lake City, Utah, 1960

AMEC, 2008, T. Wakefield and E.J.C. Orbock, E. Pan Mineral Resource Estimate and Data Review, File No. 158964, Prepared by AMEC for Midway Gold Corp., May 9th, 2008.

Armstrong, 1970, Geochronology of Tertiary Igneous Rocks, Eastern Basin and Range Province, Western Utah, Eastern Nevada, and Vicinity, Geochem. Et Cosmochim Acta, v34, no2.

Ashleman, J. and Bernardi, M., 2001, Pan Prospect, White Pine County, Nevada, Geologic Map, Unpublished Geologic Mapping of the Pan Project Area, Degerstrom and Latitude Minerals.

Bradbury, J.A., 2000, Column Leach Test work, Pan Core Samples, NA Degerstrom Inc, report to Latitude Minerals Corp.

Gathje, J.C., 1988, HRI Project 005-851, Cyanide Leach Tests of Three Pan Gold Ore Samples, Hazen Research Inc for Echo Bay Management Corp.

Golder Associates, Inc., 2010, Pan Project White Pine County, NV Draft Report on Scoping Level Pit Slope Evaluation for MGC Resources, Inc.

Gustavson Associates, LLC, 2010, NI 43-101 Preliminary Economic Assessment of the Pan Gold Project, White Pine County, Nevada, July 20, 2010.

Harris, D., 2007, Pan Project Geology Map, Unpublished Geologic Map of the Pan Property, MGC Resources.

Harris, D., 2009, Pan Project White Pine County, Nevada NI 43-101 Technical Report, MGC Resources for Midway Gold Corp.

Hose, R.K and Blake, M.C., 1976, Part II, Mineral Resources, in Geology and Mineral Resources of White Pine County, Nevada, Nevada Bureau of Mines and Geology, Bulletin 85.

Jeanne, R.A., 1988, Pan Project, Operations Conducted in 1987, Echo Bay Exploration Inc., report to Lyle F. Campbell Trust.

April 4, 2011

Midway Gold Corp.	References
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Jeanne, R.A., 1988, Report on Exploration, Pan Project, White Pine County, Nevada, Echo Bay Exploration, Inc., Internal Report.

KCA, 2004, T. Albert, Pan Metallurgical Program, Kappes, Cassiday, & Associates, for Castleworth Ventures.

McClelland, G.E., 1987, Report on Column Percolation Leach Tests on Pan Jasperoids, ML Job No. 1049, McClelland Laboratories, Inc, memorandum to Echo Bay Management Corp.

McClelland, G.E., 1987, Interim Report on Preliminary Cyanidation Test work on Pan Jasperoids, MLI Job No. 1049, McClelland Laboratories Inc. memorandum to Echo Bay Management Corp.

MDA, 2005, M. Gustin. Pan Gold Project, Updated Technical Report, White Pine County, Nevada USA, Prepared by Mine Development Associates Mine Engineering Services for Castleworth Ventures Inc. January 2005.

Muerhoff, C.V., 2003, Technical Report, Pan Gold Project, White Pine County, Nevada, USA, Mine Development Associates, Inc, Independent technical report prepared for Castleworth Ventures Inc.

Myers, I.A., 1990, Status of Pan Project, Alta Gold Co., internal memorandum.

Myers, I.A., 1990, Update of Metallurgical Study of the Pan Deposits, Alta Gold Co. internal memorandum.

Myers, I.A., 1990, Final Review of Metallurgical Study Conducted for the Pan Project, Alta Gold internal memorandum.

Myers, I.A., 1990, Metallurgical Study, Pan Project, Alta Gold Co internal memorandum.

Myers, I.A., 1990, Pan Mineral Lease, 1989 Activities Report, Alta Bay Joint Venture, Alta Bay Venture Report to LFC Trust.

Myers, I.A., 1991, Pan Project, 1990 Annual Report, Alta Bay Joint Venture, Alta Bay Venture Report to LFC Trust.

Sherrin, C.H., 1988, Report on Agitate Cyanidation Tests - Pan Cuttings Composites, MLI Job No. 1140, McClelland Laboratories for Echo Bay Exploration.

April 4, 2011

Midway Gold Corp.	References
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

Shrake, T., 1984, Geology and Hydrothermal Alteration of the Pan Disseminated Gold Occurrence, White Pine County, Nevada, M.S. Thesis, University of Idaho.

Smith, R.M., 1976, Part II, Mineral Resources, in Geology and Mineral Resources of White Pine County, Nevada, Nevada Bureau of Mines and Geology, Bulletin 85.

SRK, 2009, Draft Report, Pan Gold Project, White Pine County, Nevada, prepared for Confidential Client by SRK Consulting.

Thompson, P., 1987, Results of Assay Screen and Cyanide Leach Testing 3 Each Composite Ore Samples, Project o. P-1349, Dawson Metallurgical Laboratories, Inc, memorandum to Echo Bay Mines.

White, R. and Buxton, C., 1999, Resource Estimation and Exploration Potential for the Pan Gold Deposit, White Pine County, Nevada, Lynn Canal Geological Services report to Latitude Minerals Corp.

Western Regional Climate Website, 2008, Desert Research Institute (www.wrcc.dri.edu)

Wright, J.L., 2008, Pan Property Gravity Survey Phase II, GIS Database, Report to Midway Gold Corp, 16p

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

24.0	DATE AND SIGNATURE PAGE

WILLIAM J. CROWL
Vice President, Mining
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: wcrowl@gustavson.com

CERTIFICATE of AUTHOR

I, William J. Crowl do hereby certify that:

1.	I am currently employed as Vice President, Mining by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado 80228

2.
I am a graduate of the University of Southern California with a Bachelor of Arts in Earth Science (1968), and a MSc. in Economic Geology from the University of Arizona in 1979, and have practiced my profession continuously since 1973.

3.	I am a registered Professional Geologist in the State of Oregon (G573) and am a member in good standing of the Australian Institute of Mining and Metallurgy and the Society of Economic Geologists.

4.
I have worked as a geologist for a total of 38 years since my graduation from university; as a graduate student, as an employee of a major mining company, a major engineering company, and as a consulting geologist.

5.
I have read the definition of “qualified person” set out in NI 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada,” dated April 4, 2011 (the “Technical Report”), with specific responsibility for Sections 9, 10 and 11 and overall corporate responsibility for the general content and organization of the report.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read NI 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 4th day of April 2011.

/s/William J. Crowl (Signature)
Signature of Qualified Person

“William J. Crowl”
Print name of Qualified Person

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

DONALD E. HULSE
Principal Mining Engineer
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: dhulse@gustavson.com

CERTIFICATE of AUTHOR

I, Donald E. Hulse do hereby certify that:

1.	I am currently employed as Principal Mining Engineer by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado 80228

2.	I am a graduate of the Colorado School of Mines with a Bachelor of Science in Mining Engineering (1982), and have practiced my profession continuously since 1983.

3.	I am a registered Professional Engineer in the State of Colorado (35269).

4.	I have worked as a mining engineer for a total of 25 years since my graduation from university; as an employee of a major mining company, a major engineering company, and as a consulting engineer.

5.
I have read the definition of “qualified person” set out in NI 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada,” dated April 4, 2011 (the “Technical Report”), with specific responsibility for Sections 3, 19 and 22.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

10.	I have read NI 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 4th day of April, 2011.

/s/Donald E. Hulse (Signature)
Signature of Qualified Person

“Donald E. Hulse”
Print name of Qualified Person

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

TERRE A. LANE
Principal Mining Engineer
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: tlane@gustavson.com

CERTIFICATE of AUTHOR

I, Terre A. Lane do hereby certify that:

1.	I am currently employed as Principal Mining Engineer by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado 80228

2.	I am a graduate of the Michigan Technological University of Michigan with a Bachelor of Science degree in Mining Engineering (1982).

3.	I am a member in good standing of the Australian Institute of Mining and Metallurgy.

4.
I have worked as a Mine Engineer for a total of 22 years since my graduation from university; as an employee of several mining companies, an engineering company, a mine development and mine construction company, an exploration company, and as a consulting engineer.

5.
I have read the definition of “qualified person” set out in NI 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada,” dated April 4, 2011 (the “Technical Report”), with specific responsibility for Sections 3 through 8, and 19 through 21. A personal visit of the subject properties was conducted on May 27, 2010.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read NI 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 4th day of April, 2011.

/s/Terre A. Lane (Signature)
Signature of Qualified Person

“Terre A. Lane”
Print name of Qualified Person

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

DONALD J. BAKER

Associate Principal Geologist
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: dbaker@gustavson.com

CERTIFICATE of AUTHOR

I, Donald J. Baker do hereby certify that:

1.	I am currently employed as Associate Principal Geologist by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado 80228

2.
I am a graduate of The Ohio State University with an MSc in Geology (1974), a PhD. in Geology from the University of Georgia (1980), and an M.B.A. from the University of Colorado at Denver (1991) and have practiced my profession continuously since 1978.

3.	I am a member in good standing of the Mining and Metallurgical Society of America, member #01088QP.

4.
I have worked as a geologist for a total of 40 years since my graduation from university; as a graduate student, as an employee of a major mining company, a major engineering company, and as a consulting geologist.

5.
I have read the definition of “qualified person” set out in NI 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada,” dated April 4, 2011 (the “Technical Report”), with specific responsibility for Sections 9 through 17. A personal visit of the subject properties was conducted on February 21-22, 2011.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read NI 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 4th day of April, 2011.

/s/Donald J. Baker (Signature)
Signature of Qualified Person

“Donald J. Baker”
Print name of Qualified Person

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

DEEPAK MALHOTRA, PhD,

Member AusIMM, SME, CIMM
Resource Development, Inc.
11475 West I-70 Frontage Road North
Wheat Ridge, Colorado  80033
Telephone: (303) 422-1176   Facsimile: (303) 424-8580
Email: dmalhotra@aol.com

CERTIFICATE of AUTHOR

I, Deepak Malhotra do hereby certify that:

1.	I am currently employed as President by Resource Development, Inc. at:

11475 West I-70 Frontage Road North
Wheat Ridge, Colorado 80033

2.	I am a graduate of Colorado School of Mines with a M.Sc. degree in Metallurgical Engineering (1974), and PhD in Mineral Economics (1978).

3.
I am a member in good standing of the Australian Institute of Mining and Metallurgy, Society of Mining, Metallurgy, and Exploration, Inc., and the Canadian Institute of Mining and Metallurgical Engineers.

4.
I have worked as a Metallurgist/Mineral Economist for a total of 38 years since my graduation from university; as an employee of several mining companies, an engineering company, a mine development and mine construction company, an exploration company, and as a consulting engineer.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada,” dated April 4, 2011 (the “Technical Report”), with specific responsibility for Section18, and portions of Section 20.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

April 4, 2011

Midway Gold Corp.	Date and Signature Pages
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read NI 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 4th day of April, 2011.

/s/Deepak Malhotra (Signature)
Signature of Qualified Person

“Deepak Malhotra”
Print name of Qualified Person

April 4, 2011

Midway Gold Corp.	Additional Requirements
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

23.	ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES

The Pan Project is not a development or producing property.

April 4, 2011

Midway Gold Corp.	Illustrations
Pan Gold Project Prefeasibility Study	NI 43-101 Technical Report

25.0	ILLUSTRATIONS

All diagrams and illustrations have been incorporated into the body of this Technical Report.

April 4, 2011